Registration No. 333-163901

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
PRE-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
FIRST TRINITY FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Oklahoma	6311	34-10011436
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number.)
7633 E. 63rd Place
Suite 230
Tulsa, OK 74133
(918) 249-2438
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Mr. Gregg Zahn
Chief Executive Officer
First Trinity Financial Corporation
7633 E. 63rd Place
Suite 230
Tulsa, OK 74133
(918) 249-2438
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
P. David Newsome, Jr.
Cooper & Newsome PLLP
401 South Boston Avenue
Suite 3300, Mid-Continent Tower
Tulsa, Oklahoma 74103
(918) 592-3300
Approximate date of commencement of proposed sale to the public: As soon as practicable beginning after this registration statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of each class			Proposed maximum	Amount of
of securities to be	Amount to be	Offering price	aggregate offering	registration
registered	registered (1)	per share (2)	price (3)	fee (4)
Common stock, par value $.01 per share	1,466,668	$7.50	$11,000,010	$784.30

(1)	Includes 133,334 shares of common stock to cover over-subscriptions, if any, in excess of the proposed maximum number of shares being offered.

(2)	The common stock is not traded on any national exchange. The offering price was arbitrarily determined by the registrant and bears no relationship to assets, earnings or any other valuation criteria.

(3)	Estimated in accordance with Rule 457 of the Securities Act.

(4)	Previously paid.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
SUBJECT TO COMPLETION, DATED JUNE 23, 2010.
PROSPECTUS
FIRST TRINITY FINANCIAL CORPORATION
1,333,334 SHARES OF COMMON STOCK
     This prospectus relates to a public offering of 1,333,334 shares of common stock, $.01 par value per share, of First Trinity Financial Corporation for $7.50 per share. First Trinity Financial Corporation is referred to as “FTFC” or the “Company” and the securities are referred to as shares of “Common Stock.” The Company will receive $8,500,000 after offering expenses and sales commissions if all of the securities are sold.

	Per Share	Total
Public offering price	$7.50	$10,000,000
Less: Estimated offering expenses (excluding selling agent fees and expenses)	(0.38)	(500,000)
Less: Estimated selling agent fees and expenses	(0.75)	(1,000,000)

Estimated net proceeds	$6.37	$8,500,000

     The shares of Common Stock will be offered and sold by our registered securities agents in the State of Oklahoma. The shares will be offered and sold on a best efforts basis. By “best efforts” we mean that after we reach the minimum offering amount (133,334 shares) we are not required to sell any specific number or dollar amount of shares. For a description of the plan of distribution of these shares, please see page 16 of this prospectus. Our securities are not listed on a national securities exchange or quoted on the Over-the-Counter Bulletin Board. There is no assurance that a market may be established in the future. In addition to the 1,333,334 shares mentioned above, we have registered an additional 133,334 shares of Common Stock to cover over-subscriptions if any occur.
     We will not accept subscriptions from any potential investor who does not meet one of the following standards: (1) a minimum annual gross income of $70,000 and a minimum net worth of $70,000 excluding vehicles, home and home furnishings; or (2) a minimum net worth of $150,000 excluding vehicles, home, and home furnishings. In addition, we will not accept subscriptions from any potential investor who is investing more than 10% of their net worth, excluding vehicles, home and home furnishings.
     This offering will end on June ____, 2011, unless all of the Shares are sold before then. The proceeds from the sale of Shares will not be immediately available to us and will be held in escrow until we have sold 133,334 shares.
     Our business and an investment in our Common Stock involve significant risks. You should refer to the factors described in the section called “Risk Factors” beginning on page 5 of this prospectus. Among the Risk Factors is a disclosure about our operating losses and accumulated deficit. You should not invest unless you can afford to lose your entire investment.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     The date of this prospectus is June    , 2010.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. You should assume that information appearing in this prospectus as well as the information we filed previously with the Securities and Exchange Commission, or SEC, and incorporated herein by reference is accurate only as of the date of the document containing the information.

PROSPECTUS SUMMARY
     This summary may not contain all the information that may be important to you. You should read this entire prospectus before making an investment decision.
     You should pay special attention to the “Risk Factors” section beginning on page 5 of this prospectus in determining whether an investment in our Common Stock is appropriate for you.
     In this prospectus, references to the “Company,” “we,” “us,” “our,” “First Trinity,” “FTFC” and “registrant” refer to First Trinity Financial Corporation. Our life insurance subsidiary, Trinity Life Insurance Company, is referred to as “TLIC.” Our premium finance subsidiary, First Trinity Capital Corporation, is referred to as “FTCC.”
First Trinity Financial Corporation
     First Trinity Financial Corporation is an Oklahoma corporation with offices at 7633 E. 63rd Place, Suite 230, Tulsa, Oklahoma 74133. The Company’s telephone number is (918) 249-2438. The Company was incorporated on April 19, 2004 for the purpose of forming and/or acquiring a life insurance company or insurance related companies and the formation of other financial service businesses. We received our Certificate of Authority for TLIC, our life insurance subsidiary (“Old TLIC”), from the Oklahoma Department of Insurance on June 22, 2006. We incorporated our premium finance subsidiary, FTCC, in February of 2006. We have been selling life insurance since March of 2007, and making premium finance loans since January of 2007. On December 23, 2008, we purchased First Life America Corporation (“FLAC”) from Brooke Capital Corporation to increase our insurance business. On August 31, 2009, we merged Old TLIC into FLAC with FLAC being the surviving company, and we then changed the name of FLAC to TLIC.
     We are a holding company for an insurance company and a premium finance company. We operate our insurance company in eight states and develop and market individual life insurance and annuity products. We serve middle-income consumers with a focus on seniors. We believe this is an attractive, underserved, high growth market. We sell our products through independent producers (some of whom sell one or more of our product lines exclusively). We operate our premium finance company in three states and finance casualty insurance premiums through general insurance agencies.
     State insurance holding company statutes applicable to us generally provide that no person may acquire control of us, and thus indirect control of our insurance subsidiary, without prior approval of the relevant state insurance commissioners. Generally, any person who acquires beneficial ownership of 10% or more of our outstanding voting securities would be presumed to have acquired such control unless the relevant state insurance commissioners upon application determine otherwise. Beneficial ownership includes the acquisition, directly or indirectly (by revocable proxy or otherwise), of our voting shares. If any person acquires 10% or more of the outstanding shares of common stock in violation of such provisions, our insurance subsidiary or the state insurance commissioner is entitled to injunctive relief, including enjoining any proposed acquisition, or seizing shares of common stock owned by such person, and such shares of common stock would not be entitled to be voted.

The Offering

Securities Offered	1,333,334 shares of Common Stock. The Company has registered an additional 133,334 shares for over-subscriptions.

Common Stock Outstanding Before Offering	5,805,000 shares.

Common Stock Outstanding After Offering (if maximum sold)	7,138,334 shares. The Company has registered an additional 133,334 shares of Common Stock for over-subscriptions, if any.

Minimum Offering
The offering will not be completed if proceeds of $1 million (from the sale of not fewer than 133,334 shares of Common Stock) are not received by the Company. Proceeds from the sale of shares of Common Stock will be held in an escrow account until 133,334 shares are sold. Officers, directors and their affiliates (as defined by regulations under the Securities Act) may purchase shares on the same terms as unaffiliated public investors to complete the minimum offering of 133,334 shares and terminate and release of the escrow requirements.

Minimum Subscription
Subscriptions will be subject to a minimum purchase of 200 shares of Common Stock ($1,500) and a maximum purchase of 10,000 shares ($75,000), unless management of the Company in its sole discretion permits the purchase of a larger number of shares.

Plan of Distribution
Shares will be sold on a “best efforts” basis through agents of the Company registered in Oklahoma who will receive a direct commission based upon such sales not to exceed 10%. See “Plan of Distribution” below for additional information.

Use of Proceeds
We estimate that our net proceeds from the sale of shares in this offering, after deducting commissions and offering expenses, will be approximately $8,500,000 if the maximum number of shares of Common Stock is sold. We estimate that our net proceeds will be $850,000 if the minimum of 133,334 shares are sold. We intend to use the net proceeds for general corporate purposes, including working capital, to increase the capital and/or surplus of our insurance subsidiary as needed to maintain adequate capital and for potential acquisitions of insurance companies or life insurance business.

Term of Offering
The offering will continue for one year from the date of this prospectus unless all of the shares are sold before then. We may extend the offering for one additional year by a future amendment to our registration statement.

Risk Factors	See “Risk Factors” beginning on page 5 of this prospectus for a discussion of the risk factors you should carefully consider before deciding to invest in our common stock.

Suitability
We will not accept subscriptions from any potential investor who does not meet one of the following standards: (1) a minimum annual gross income of $70,000 and a minimum net worth of $70,000 excluding vehicles, home and home furnishings; or (2) a minimum net worth of $150,000 excluding vehicles, home, and home furnishings. In addition, we will not accept subscriptions from any potential investor who is investing more than 10% of their net worth, excluding vehicles, home and home furnishings.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated herein by reference contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Also, whenever we use words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate” or similar expressions, we are making forward looking statements. For example, when we discuss in this prospectus or any of the documents incorporated by reference future trends in the life insurance or premium finance industries and our expectations based on such trends, we are using forward looking statements. These forward looking statements are based upon our present intent, beliefs or expectations, but forward looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by our forward looking statements as a result of various factors.
     Important factors that could cause actual results to differ materially from those in our forward looking statements include, among others, general market conditions, including the recent downturn in the economy and the growth in consumer debt, regulatory developments and other conditions which are not within our control. Other risks may adversely impact us, as described more fully in the section called “Risk Factors”. You should not place undue reliance upon forward looking statements. Except as required by law, we undertake no obligation to update or revise any forward looking statements as a result of new information, future events or otherwise.
RISK FACTORS
     Your investment in our Common Stock involves risk. You should carefully consider the risks described below, as well as other information included or incorporated by reference in this prospectus, before making a decision to buy our Common Stock. If any of the following risks actually occurs, our business could be materially harmed. In that case, the value of our Common Stock could decline, and you may lose all or part of your investment. You also should refer to the other information in this prospectus, including our financial statements and the related notes.
Risks Related To Our Business
We have suffered operating losses for the years prior to this offering and have an accumulated deficit of approximately $3,481,000 at December 31, 2009.
     We have experienced net losses since inception in 2004. Old TLIC sustained losses for its first two years of operation although in 2009 TLIC had pre-tax income of $219,889. Our premium finance subsidiary increased its revenues in 2009 over 2008, but it experienced a pre-tax loss of $619,613 compared to a gain of $913 for 2008 due to a loss on fraudulent loans and an increase in loan loss reserves as explained below. We cannot be certain that we will achieve or sustain profitability on a quarterly or annual basis in the future.
     In addition, although we are under no obligation to do so, we may elect to contribute additional capital to strengthen the surplus of our insurance subsidiary for regulatory purposes or to provide the capital necessary for growth. Any election regarding the contribution of additional capital to our insurance subsidiary could affect the ability of our insurance subsidiary to pay dividends.
We are a holding company and our liquidity and ability to meet our obligations may be constrained by the ability of our insurance subsidiary to distribute cash to us.
     We are a holding company with no business operations of our own. We depend on our initial capital and operating subsidiaries for cash to pay administrative expenses. We receive interest payments on surplus debentures from our insurance subsidiary, as well as cash from our non-insurance subsidiary consisting of principal and interest payments. A deterioration in the financial condition, earnings or cash flow of our subsidiaries for any reason could hinder the ability of our subsidiaries to make disbursements to us. In addition, we may elect to contribute additional capital to our insurance subsidiary to strengthen its surplus for regulatory purposes or to provide the capital necessary for growth, in which case it is less likely that our insurance subsidiary would pay dividends to us. Accordingly, this could limit our ability to satisfy holding company financial obligations.
     Payments from our non-insurance subsidiary do not require approval by any regulatory authority or other third party. However, the payment of dividends or surplus debenture interest by our insurance subsidiary is subject to state insurance department regulations and may be prohibited by insurance regulators if they determine that such dividends or other payments could be adverse to our policyholders or contract holders. Oklahoma Insurance Department regulations permit dividends to be paid from statutory earned surplus of the insurance company without regulatory approval for any 12-month period in amounts equal to the greater of statutory net gain from operations, excluding realized capital gains, or 10% of insurer’s surplus as regards policyholders as of the end of the preceding year. This type of dividend is referred to as “ordinary dividends.” Any dividends in excess of these levels require the approval of the Oklahoma Insurance Commissioner. This type of dividend is referred to as “extraordinary dividends”. Accordingly, any dividend payments from our insurance subsidiary will require the prior approval of the Oklahoma Insurance Commissioner.
     Furthermore, risk-based capital requirements and other capital requirements can also limit, in certain circumstances, the ability of our insurance subsidiary to pay dividends. For example, certain states have established minimum capital requirements for insurance companies licensed to do business in their state.
     In addition, although we are under no obligation to do so, we may elect to contribute additional capital to strengthen the surplus of our insurance subsidiary for regulatory purposes or to provide the capital necessary for growth.
There are risks to our business associated with the current economic environment.
     Over the past two years, the U.S. economy has experienced unprecedented credit and liquidity issues and entered into a recession. Following several years of rapid credit expansion, a sharp contraction in mortgage lending coupled with dramatic declines in home prices, rising mortgage defaults and increasing home foreclosures, resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to most sectors of the credit markets, and to credit default swaps and other derivative securities, have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions, to be subsidized by the U.S. government and, in some cases, to fail. Reflecting concern about the stability of the financial markets, generally, and the strength of counterparties, many lenders and institutional investors have reduced and, in some cases, ceased to provide funding to borrowers, including other financial institutions. These factors, combined with declining business and consumer confidence and increased unemployment, have precipitated an economic slowdown and fears of a prolonged recession.
     Even under more favorable market conditions, general factors such as the availability of credit, consumer spending, business investment, capital market conditions and inflation affect our business. For example, in an economic downturn, higher unemployment, lower family income, lower corporate earnings, lower business investment and lower consumer spending may depress the demand for life insurance and annuity products. In addition, this type of economic environment may result in higher lapses or surrenders of policies. Accordingly, the risks we face related to general economic and business conditions are more pronounced given the severity and magnitude of the recent adverse economic and market conditions experienced.
     More specifically, our business is exposed to the performance of the debt and equity markets, which have been materially and adversely affected by recent economic developments. Adverse conditions, including but not limited to, a lack of buyers in the marketplace, volatility, credit spread changes, and benchmark interest rate changes, have affected and will continue to impact the liquidity and value of our investments. We experienced realized losses during 2009 due to bond defaults; however the recovery in the debt and equity market performance was beneficial to us during 2009 due to having purchased the bonds and equity securities of FLAC in a depressed market.
     Changes in interest rates that have adversely affected, and will continue to adversely affect, our business, financial condition, growth and profitability include, but are not limited to, the following:
     A widening of credit spreads, such as the market experienced in 2008 could increase the net unrealized loss position of our investment portfolio and may ultimately result in increased realized losses. The value of our investment portfolio can also be affected by illiquidity and by changes in assumptions or inputs we use in estimating fair value. Although the value of our investments increased on an aggregate basis in 2009, there can be no assurance that higher realized and/or unrealized losses will not occur in the future. Continued adverse capital market conditions could result in further realized and/or unrealized losses.
     Changes in interest rates also have other effects related to our investment portfolio. In periods of increasing interest rates, life insurance policy loans, surrenders and withdrawals could increase as policyholders seek investments with higher returns. This could require us to sell invested assets at a time when their prices are depressed by the increase in interest rates, which could cause us to realize investment losses. Conversely, during periods of declining interest rates, we could experience increased premium payments on products with flexible premium features, repayment of policy loans and increased percentages of policies remaining in-force. We would obtain lower returns on investments made with these cash flows. In addition, borrowers may prepay or redeem bonds in our investment portfolio so that we might have to reinvest those proceeds in lower yielding investments. As a consequence of these factors, we could experience a decrease in the spread between the returns on our investment portfolio and amounts credited to policyholders and contract owners, which could adversely affect our profitability.
     Increasing consumer concerns about the returns and features of our products or our financial strength may cause existing customers to surrender policies or withdraw assets, and diminish our ability to sell policies and attract assets from new and existing customers, which would result in lower sales and revenues.
     It is difficult to predict how long the current economic and market conditions will continue, whether the financial markets will continue to deteriorate and which aspects of our products and/or business will be adversely affected. However, the lack of credit, lack of confidence in the financial sector, increased volatility in the financial markets and reduced business activity are likely to continue to materially and adversely affect our business, financial condition and results of operations.
The determination of the amount of realized investment losses recorded as impairments of our investments is highly subjective and could have a material adverse effect on our operating results and financial condition.
     The determination of the amount of realized investment losses recorded as impairments vary by investment type and is based upon our periodic evaluation and assessment of known and inherent risks associated with the respective asset class. Such evaluations and assessments are revised as conditions change and new information becomes available. We update our evaluations regularly and reflect changes in realized investment gains and losses from impairments in operating results as such evaluations are revised.

Our assessment of whether unrealized losses are other-than-temporary impairments requires significant judgment and future events may occur, or additional information may become available, which may necessitate future impairments of securities in our portfolio. Historical trends may not be indicative of future other-than-temporary impairments. For example, the cost of our fixed maturity and equity securities is adjusted for impairments in value deemed to be other than temporary in the period in which the determination is made. The assessment of whether impairments have occurred is based on our case-by-case evaluation of the underlying reasons for the decline in fair value.
The determination of the fair value of our fixed maturity securities results in unrealized net investment gains and losses and is highly subjective and could materially impact our operating results and financial condition.
     In determining fair value, we generally utilize market transaction data for the same or similar instruments. The degree of management judgment involved in determining fair values is inversely related to the availability of market observable information. The fair value of financial assets and financial liabilities may differ from the amount actually received to sell an asset or the amount paid to transfer a liability in an orderly transaction between market participants at the measurement date. Moreover, the use of different valuation assumptions may have a material effect on the fair values of the financial assets and financial liabilities. As of December 31, 2009, our total unrealized net investment gains before deferred income taxes and adjustment to deferred acquisition costs were $2,836,329.
If we fail to raise a significant portion of the offering our plans to seek acquisitions will be effected.
     If we do not raise a significant portion of this offering, we will be limited to the size and financing options available for any acquisitions of life insurance companies or life insurance business. This may negatively impact our plan for growth of the Company.
Our business is subject to extensive regulation.
     Our insurance business is subject to extensive regulation and supervision in the jurisdictions in which we operate. Our insurance subsidiary is subject to state insurance laws that establish supervisory agencies. Such agencies have broad administrative powers including the power to grant and revoke business licenses, regulate and supervise sales practices and market conduct, establish guaranty associations, license agents, approve policy forms, establish reserve requirements, prescribe the form and content of required financial statements and reports, determine the reasonableness and adequacy of statutory capital and surplus, perform financial, market conduct and other examinations, define acceptable accounting principles; and regulate the types and amounts of permitted investments.
     The regulations issued by state insurance agencies can be complex and subject to differing interpretations. If a state insurance regulatory agency determines that our insurance subsidiary is not in compliance with applicable regulations, the subsidiary is subject to various potential administrative remedies including, without limitation, monetary penalties, restrictions on the subsidiary’s ability to do business in that state and a return of a portion of policyholder premiums. In addition, regulatory action or investigations could cause us to suffer significant reputational harm, which could have an adverse effect on our business, financial condition and results of operations.
     Our insurance subsidiary is also subject to risk-based capital requirements. These requirements were designed to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks associated with asset quality, mortality and morbidity, asset and liability matching and other business factors. The requirements are used by states as an early warning tool to discover companies that may be weakly-capitalized for the purpose of initiating regulatory action. Generally, if an insurer’s risk-based capital falls below specified levels, the insurer is subject to different degrees of regulatory action depending upon the magnitude of the deficiency. The 2009 statutory annual statements filed with the state insurance regulators reflected total adjusted capital in excess of the levels subjecting the subsidiary to any regulatory action.

     Regulatory developments relating to the recent financial crisis may also significantly affect our operations and prospects in ways that we cannot predict. New regulations will likely affect critical matters, including capital requirements. If we fail to manage the impact of these developments effectively, our prospects, results and financial condition could be materially adversely affected.
Our reserves for future insurance policy benefits and claims may prove to be inadequate, requiring us to increase liabilities which results in reduced net income and shareholders’ equity.
     Liabilities for insurance products are calculated using management’s best judgments, based on our past experience and standard actuarial tables of mortality, morbidity, lapse rates, investment experience and expense levels. We establish reserves based on assumptions and estimates of factors either established at the date of acquisition for business acquired or considered when we set premium rates for business written.
     Many factors can affect these reserves and liabilities, such as economic and social conditions, changes in life expectancy and regulatory actions. Therefore, the reserves and liabilities we establish are necessarily based on estimates, assumptions, industry data and prior years’ statistics. It is possible that actual claims will materially exceed our reserves and have a material adverse effect on our results of operations and financial condition.
We may be required to accelerate the amortization of the cost of policies produced or the value of policies acquired.
     Costs of policies produced represent the costs that vary with, and are primarily related to, producing new insurance business. The value of policies acquired represents the value assigned to the right to receive future cash flows from contracts in-force in FLAC at the date FLAC was acquired. The balances of these accounts are amortized over the expected lives of the underlying insurance contracts. On an ongoing basis, we test these accounts recorded on our balance sheet to determine if these amounts are recoverable under current assumptions. In addition, we regularly review the estimates and assumptions underlying these accounts for those products for which we amortize the cost of policies produced or the value of business acquired in proportion to gross profits or gross margins. If facts and circumstances change, these tests and reviews could lead to reduction in the balance of those accounts that could have an adverse effect on the results of our operations and our financial condition.
Our operating results will suffer if policyholder surrender levels differ significantly from our assumptions.
     Surrenders of our annuities and life insurance products can result in losses and decreased revenues if surrender levels differ significantly from assumed levels. The surrender charges that are imposed on our fixed rate annuities typically decline during a penalty period, which ranges from three to ten years after the date the policy is issued. Surrender charges are eliminated after the penalty period. Surrenders and redemptions could require us to dispose of assets earlier than we had planned, possibly at a loss. Moreover, surrenders and redemptions require faster amortization of either the acquisition costs or the commissions associated with the original sale of a product, thus reducing our net income. We believe policyholders are generally more likely to surrender their policies if they believe the issuer is having financial difficulties, or if they are able to reinvest the policy’s value at a higher rate of return in an alternative insurance or investment product.

The amount of statutory capital that we have and the amount of statutory capital that we must hold to maintain our financial strength and credit ratings and meet other requirements can vary significantly from time to time and is sensitive to a number of factors outside of our control, including equity market, credit market, interest rate, changes in policyholder behavior and changes in rating agency models.
     We conduct the majority of our business through our life insurance company subsidiary. Accounting standards and statutory capital and reserve requirements for these entities are prescribed by the applicable insurance regulators and the National Association of Insurance Commissioners (“NAIC”). Insurance regulators have established regulations that provide minimum capitalization requirements based on risk-based capital formulas for life companies. The risk-based capital formula for life companies establishes capital requirements relating to insurance, business, asset and interests rate risks, including equity, interest rate and expense recovery risks associated with variable annuities that contain death benefits or certain living benefits.
     In any particular year, statutory surplus amounts and risk-based capital ratios may increase or decrease depending on a variety of factors — the amount of statutory income or losses generated by our insurance subsidiary (which itself is sensitive to equity market and credit market conditions), the amount of additional capital our insurance subsidiary must hold to support business growth, changes in equity market levels, the value of certain fixed-income and equity securities in our investment portfolio, the value of certain derivative instruments, changes in interest rates, as well as changes to the NAIC risk-based capital formulas. Most of these factors are outside of the Company’s control. The Company’s financial strength is significantly influenced by the statutory surplus amounts and risk-based capital ratios of our insurance company subsidiary. Due to a variety of factors, projecting statutory capital and the related risk-based capital ratios is complex.
Changing interest rates may adversely affect our results of operations.
     Our profitability is affected by fluctuating interest rates. While we monitor the interest rate environment and our financial results could be adversely affected by changes in interest rates. Our annuity business is subject to several inherent risks arising from movements in interest rates, especially if we fail to anticipate or respond to such movements. First, interest rate changes can cause compression of our net spread between interest earned on investments and interest credited to customer deposits. Our ability to adjust for such a compression is limited by the guaranteed minimum rates that we must credit to policyholders on certain products, as well as the terms on most of our other products that limit reductions in the crediting rates to pre-established intervals. Second, if interest rate changes produce an unanticipated increase in surrenders of our annuity products, we may be forced to sell invested assets at a loss in order to fund such surrenders. Third, the profits from other insurance products can be adversely affected when interest rates decline because we may be unable to reinvest the cash from premiums received at the interest rates anticipated when we sold the policies. Finally, changes in interest rates can have significant effects on the market value and performance of our investments in general.
Concentration of our investment portfolios in any particular sector of the economy or type of asset may have an adverse effect on our financial position or results of operations.
     The concentration of our investment portfolios in any particular industry, group of related industries, asset classes (such as residential mortgage-backed securities and other asset-backed securities), or geographic area could have an adverse effect on their value and performance and, consequently, on our results of operations and financial position. While we seek to mitigate this risk by having a broadly diversified portfolio, events or developments that have a negative impact on any particular industry, group of related industries or geographic area may have an adverse effect on the investment portfolios to the extent that the portfolios are concentrated.
General market conditions affect investments and investment income.
     The performance of our investment portfolio depends in part upon the level of and changes in interest rates, risk spreads, market volatility, the performance of the economy in general, the performance of the specific obligors included in our portfolio and other factors that are beyond our control. Changes in these factors can affect our net investment income in any period, and such changes can be substantial.

     Financial market conditions can also affect our realized and unrealized investment gains (losses). During periods of rising interest rates, the fair values of our investments will typically decline. Conversely, during periods of falling interest rates, the fair values of our investments will typically rise.
Competition from companies that have greater market share, higher ratings, greater financial resources and stronger brand recognition, may impair our ability to retain existing customers and sales representatives, attract new customers and sales representatives and maintain or improve our financial results.
     We sell life insurance and fixed annuities and have a relatively small market share. Many of our competitors are larger companies that have higher financial strength ratings, greater capital, technological and marketing resources. Recent industry consolidation, including business combinations among insurance and other financial services companies, has resulted in larger competitors with even greater financial resources. Furthermore, changes in federal law have narrowed the historical separation between banks and insurance companies, enabling traditional banking institutions to enter the insurance and annuity markets and further increase competition. This increased competition may harm our ability to improve our profitability.
     In addition, because the actual cost of products is unknown when they are sold, we are subject to competitors who may sell a product at a price that does not cover its actual cost. Accordingly, if we do not also lower our prices for similar products, we may lose market share to these competitors. If we lower our prices to maintain market share, our profitability will decline.
     We must attract and retain sales representatives to sell our insurance and annuity products. Strong competition exists among insurance and financial services companies for sales representatives. We compete for sales representatives primarily on the basis of our financial position, financial strength ratings, support services, compensation, products and product features. Our competitiveness for such agents also depends upon the relationships we develop with these agents. If we are unable to attract and retain sufficient numbers of sales representatives to sell our products, our ability to compete and our revenues and profitability would suffer.
Tax law changes could adversely affect our insurance product sales and profitability.
     We sell deferred annuities and some forms of life insurance that are attractive, in part, because policyholders generally are not subject to U.S. federal income tax on increases in policy values until some form of distribution is made. Congress has enacted legislation to lower marginal tax rates, to reduce the U.S. federal estate tax gradually over a ten-year period (with total elimination of the U.S. federal estate tax in 2010) and to increase contributions that may be made to individual retirement accounts and 401(k) accounts. While these tax law changes are scheduled to expire at the beginning of 2011 absent future congressional action, they could, in the interim, diminish the appeal of our annuity and life insurance products because the benefit of tax deferral is lessened when tax rates are lower and because fewer people may purchase these products when they can contribute more to individual retirement accounts and 401(k) accounts. Additionally, Congress has considered, from time to time, other possible changes to U.S. tax laws, including elimination of the tax deferral on the accretion of value within certain annuities and life insurance products. Such a change would make these products less attractive to prospective purchasers and therefore would likely cause our sales of these products to decline.
We face risk with respect to our reinsurance agreements.
     We transfer exposure to certain risks to others through reinsurance arrangements. Under these arrangements, other insurers assume a portion of our losses and expenses associated with reported and unreported claims in exchange for a portion of policy premiums. The availability, amount and cost of reinsurance depend on general market conditions and may vary significantly. As of December 31, 2009, our reinsurance receivables totaled $870,294. Our ceded life insurance in-force totaled $47.3 million. When we obtain reinsurance, we are still liable for those transferred risks if the reinsurer cannot meet its obligations. Therefore, the inability of our reinsurers to meet their financial obligations may require us to increase liabilities, thereby reducing our net income and shareholders’ equity.
Our insurance subsidiary may be required to pay assessments to fund other companies’ policyholder losses or liabilities and this may negatively impact our financial results.
     The solvency or guaranty laws of most states in which an insurance company does business may require that company to pay assessments up to certain prescribed limits to fund policyholder losses or liabilities of other insurance companies that become insolvent. Insolvencies of insurance companies increase the possibility that these assessments may be required. These assessments may be deferred or forgiven under most guaranty laws if they would threaten an insurer’s financial strength and, in certain instances, may be offset against future premium taxes. We cannot estimate the likelihood and amount of future assessments. Although past assessments have not been material, if there were a number of large insolvencies, future assessments could be material and could have a material adverse effect on our operating results and financial position.
We may not be able to obtain a favorable insurance rating.
     Insurance ratings have become an increasingly important factor in establishing the competitive position of insurance companies. Ratings reflect the rating agencies’ opinion of an insurance company’s financial strength, operating performance and ability to meet its obligations to policyholders. There can be no assurance that our insurance company will be rated by a rating agency or that a rating, if and when received, will be favorable to the insurance subsidiary.
Our premium finance business will be subject to risk.
     Our premium finance business is subject to the risk that we will not be able to successfully market our products, the possibility of interest rate changes which could affect the profitability of the business, the possibility of regulatory changes including limits on the amount of interest which could be charged, the insolvency of an insurance company or agency whose premiums have been financed and the competition from other premium finance companies that have greater capitalization and have existing business in the states in which we operate.
Risks Related To The Offering and Ownership of Our Common Stock
No market exists or is expected to develop for the Common Stock.
     There is currently no existing public or other market for our Common Stock. The development of a public trading market, if any, will depend upon the Company’s ability to meet the listing requirements on an exchange or trading system. There is no assurance that we will be able to meet those standards or that we will attempt to do so.
We have no plans to pay dividends on our Common Stock, and you may not receive funds without selling your Common stock.
     We have not declared or paid cash dividends on our Common Stock and do not anticipate paying such dividends in the foreseeable future. We currently intend to retain available funds to finance our operations and growth. Future dividend policy will be at the discretion of our board of directors and will depend on our earnings, capital requirements, financial condition and other relevant factors. See “Description of Securities” below for additional information.
     Accordingly, you may have to sell some or all of your common stock in order to generate cash from your investment. Because there is no public market for the stock, you may not receive a gain when you sell our common stock and you may lose the entire investment.

Since this offering is being made on a “best efforts” basis with the requirement that at least $1 million must be raised before the offering will be closed, we cannot assure you that the offering will be successful.
     We are making this offering on a “best efforts” basis through our registered securities agents. These agents will be able to offer and sell securities in Oklahoma only. If we expand the offering to other states we will have to engage the services of a FINRA-member broker-dealer to assist us in those states. We cannot assure you that we will be successful in engaging a broker-dealer to assist us. While some of our agents have prior securities experience from our previous offerings, we will recruit and train new agents who will not be experienced securities salespersons. This lack of experience may have a negative impact on our ability to complete this offering. There can be no assurance that all of the offering will be sold. If more than 133,334 shares are sold so that the offering can be closed but less than all of the shares of Common Stock offered by this prospectus are sold prior to the termination of this offering, we will have lesser funds available for our business purposes, and our prospects may be materially and adversely affected. See “Use of Proceeds,” and “Plan of Distribution,” below for additional information.
You will suffer an immediate and substantial dilution in the net tangible book value of the Shares you purchase.
     Using our December 31, 2009 net worth, there will be an immediate and substantial dilution in the book value of each purchaser’s investment. The dilution would be a minimum of $4.45 per share or 59% of the $7.50 offering price if all the shares offered are sold and could be substantially higher depending upon the number of shares sold. This dilution, which is influenced by our net losses from operations, is due in large part to the fact that prior investors in the Company paid an average price of $2.67 per share when they purchased their shares of Common Stock, which is substantially less than the offering price of $7.50 per share in this offering. Dilution will also affect your investment if the minimum number of shares is sold in this offering. See “Dilution” below for additional information.
Our management will have broad discretion in using the net proceeds of this offering.
     We intend to reserve a substantial portion of the offering for the acquisition of other life insurance companies or blocks of life insurance business and for working capital. While such acquisitions require approval of the insurance commissioner in the appropriate state, management will have absolute and broad discretion regarding the selection of any acquisition. Investors will be dependent upon the judgment and ability of management to select an acquisition that meets the financial and operational objectives of the Company. Investors will also be dependent upon management’s judgment regarding timing of an acquisition. In addition, prospective investors who invest in the Company will be entirely dependent on the judgment of our management in connection with the allocation of the funds raised herein for working capital. There can be no assurance that determinations ultimately made by such persons relating to the specific allocation of those proceeds will permit us to achieve our business objectives. See “Use of Proceeds” below for additional information.
This offering has not been independently reviewed.
     We are offering the shares of Common Stock directly through issuer agents. While we have reserved the right to place the shares through the services of a stock broker, the shares in all likelihood will be sold without the use of an investment banker. Consequently, no independent review of the offering has been, or will likely be, made by any investment banker.
The offering price of the shares has been fixed exclusively by our management.
     While our management has reviewed and considered our assets, operations, and the acquisition of FLAC in relationship to our initial offerings, the offering price is arbitrarily determined by the Company and bears no relationship to assets, earnings, recent arm’s-length private sales or any other valuation criteria. No assurance can be given that the shares offered hereby will have a market value or that they may be sold at this, or at any price. See “Determination of Offering Price” below for additional information.

We and our agents in this offering must comply with federal “broker” and “dealer” laws, and a failure to comply with these laws would materially and adversely affect our financial condition.
     We do not plan to use the services of a broker/dealer to place the shares. Instead, we will offer the shares through certain of our agents and employees that have been registered as our agents in Oklahoma. See “Plan of Distribution” below for additional information. Neither we nor any of our agents have registered with FINRA as a “broker” or a “dealer” but have relied on a statutory exemption for a broker or dealer whose business is exclusively within a single state and who does not make use of any facility of a national securities exchange. Should a determination be made that any of the individual agents recruited to sell the shares was acting in violation of the statutory exemption, we could be subject to the voidability of contract provisions of the securities laws for any transactions made in violation of the securities acts.
We are highly dependent upon our key personnel, and the loss of any of our key personnel could materially and adversely affect our business.
     Our ability to operate successfully will be dependent primarily upon the efforts of Gregg Zahn, our President and CEO. We have an employment agreement with Mr. Zahn and a $1 million “key man” life insurance policy on his life but the loss of his services could have a materially adverse effect on our ability to operate successfully.
Our officers and directors will own 14.14% of our Common Stock and will continue to have substantial control over us following this offering.
     As of the date of this prospectus, our officers and directors own approximately 17.39% of the outstanding shares of our Common Stock. In the event that all of the shares are sold pursuant to this prospectus, our officers and directors will own approximately 14.14% of the outstanding shares of our Common Stock. See “Security Ownership of Certain Beneficial Owners and Management” below for additional information. As a result, the officers and directors will be able to continue to influence decisions requiring shareholder approval, including election of the directors and all corporate actions and changes. This could limit the ability of purchasers in this offering to influence the outcome of key transactions.
State insurance laws may delay, deter or prevent a takeover attempt that may be in the best interests of stockholders.
     State insurance laws include provisions that may delay, deter or prevent a takeover attempt that may be in the best interests of stockholders. For example, under applicable state insurance holding company laws and regulations, no person may acquire control of us, and thus indirect control of our insurance subsidiary, unless the person has provided required information to, and the acquisition is approved or not disapproved by, the appropriate insurance regulatory authorities. Under applicable laws and regulations, any person acquiring, directly by stock ownership or indirectly (by revocable proxy or otherwise) 10% or more of the voting power of our capital stock would be presumed to have acquired control of us, and a person who beneficially acquires 10% or more of our shares of Common Stock without obtaining the approval of the appropriate state insurance commissioners would be in violation of state insurance holding company statutes and would be subject to injunctive action requiring disposition or seizure of the shares and prohibiting the voting of such shares, as well as other action determined by the state insurance commissioners, unless the appropriate insurance regulatory authorities, upon advance application, determine otherwise. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock.
USE OF PROCEEDS
     The Company intends to use the proceeds to finance future acquisition of life insurance companies or blocks of life insurance business, provide up to $2 million of capital and/or surplus for TLIC as needed to maintain adequate capital and increase working capital. We will not use the proceeds from the offering until we have received proceeds of $1 million from the sale of 133,334 shares. If we do not raise $1 up to 10% of the proceeds to pay sales commissions to our agents and an additional 5% of the proceeds to pay additional offering costs.

     The following table summarizes the anticipated use of the gross proceeds from the sale of shares, assuming all shares offered are sold and if only the minimum number of shares is sold. It should be noted, however, that certain of these figures are only estimates and are subject to change, particularly if less than all of the shares offered are sold. There can be no assurance that actual experience will approach this anticipated use of proceeds:

	Minimum Offering	Minimum Offering
	of 133,334 Shares	of 1,333,334 Shares
Expenses of the offering (1)
Sales commissions (2)	$100,000	$1,000,000
Legal, accounting, printing and office expense	25,000	160,000
Agent recruitment and training	25,000	340,000
Capital and/or surplus TLIC (3)		2,000,000
Available for acquisitions (3)	700,000	5,000,000
Working capital (3)	150,000	1,500,000

Total	$1,000,000	$10,000,000

(1)
Includes fees and expenses for legal, accounting, registration and our transfer agent and printing and mailing costs in connection with the offering. Also includes agent recruiting, training, and registration expenses, as well as amounts paid for prizes and bonuses to sales personnel in connection with their sales efforts. In no event will sales commissions and other offering expenses exceed 15% of the gross proceeds.

(2)	The Company’s sales agents will be paid commissions ranging from 7% to 10% of the shares sold by them. The table assumes that all commissions will be 10%.

(3)
The Company will use the net proceeds in the following order of priority; (1) acquisition of life insurance companies or blocks of life insurance business, (2) working capital, and (3) Capital and/or surplus for TLIC. The Company may alter the priorities if funds are needed for capital or surplus contributions to TLIC prior to the proceeds being used for other purposes.

DETERMINATION OF OFFERING PRICE AND MARKET DATA
     There is no public market for the Common Stock and, therefore, the shares have no readily ascertainable market value. Our management has determined the price of the shares being offered by this prospectus arbitrarily, and without the input of any third party. The offering price bears no relationship to assets, earnings, recent arms’-length private sales or any other valuation criteria. No assurance can be given that the Common Stock offered hereby will have a market value or that they may be sold at this, or at any price. The shares are offered only as a long-term investment for those who can afford the risk of loss of their entire investment and who can foresee no need to liquidate their investment in the near future. Management considered the price at which its previous offerings had been made, the increase in assets since the last offering, the dilution to existing shareholders, the increase in business in both the life insurance and premium finance business since the last offering and the acquisition of FLAC.
DILUTION
     As of December 31, 2009, we had an aggregate of 5,805,000 shares of Common Stock outstanding and a net book value, as reflected on our balance sheet, of $13,250,690 or approximately $2.28 per share. “Net book value per share” represents our total assets less liabilities, divided by the number of shares of Common Stock outstanding.
     After the offering, if $10 million is raised from the sale of 1,333,334 shares, we will have an aggregate of 7,138,334 shares outstanding and, using December 31, 2009 net worth, a net book value of $21,750,690 (assuming net proceeds from the shares being sold of $8,500,000) or approximately $3.05 per share. New shares will experience an immediate dilution in net book value per share of $4.45 from the $7.50 per share purchase price, while the present shareholders will receive an immediate increase in the net book value of $.77 per share. If the minimum number of shares is sold in the offering, we will have an aggregate of 5,938,334 shares outstanding and a net book value of $2.37 (assuming net proceeds from the shares being sold of $850,000). New shares will then experience an immediate dilution in net book value per share of $5.13 from the $7.50 per share purchase price, while the present shareholder will receive an immediate increase in net book value of $.09 per share. Such dilution represents the difference between the offering price per share and the net book value per share immediately after completion of the offering assuming there is no change in net book value other than from the sale of shares. The increase in book value per share held by the current shareholders would be solely attributable to the cash paid by new shareholders for their shares.
PLAN OF DISTRIBUTION
     We are offering up to 1,333,334 shares of our Common Stock on a “best efforts” basis only through a network of agents recruited, trained, and registered as our agents. We will not accept subscriptions from any potential investor who does not meet one of the following standards: (1) a minimum annual gross income of $70,000 and a minimum net worth of $70,000 excluding vehicles, home and home furnishings; or (2) a minimum net worth of $150,000 excluding vehicles, home, and home furnishings. In addition, we will not accept subscriptions from any potential investor who is investing more than 10% of his or her net worth, excluding vehicles, home and home furnishings.
     Commissions to be paid to agents on each sale will range from 7% – 10% of the amount of the shares sold. In addition, the agents may receive prizes and other incentives for their sales efforts. All agents must employ the suitability standards for subscribers as set forth in the Subscription Agreement.
     Our agents will be registered as issuer-agents with the Oklahoma Department of Securities. These agents will be limited to making offers and sales to Oklahoma residents. In the event we elect to offer the shares in other states we will use the services of a broker-dealer licensed in that state. At that time we will enter into an underwriting agreement that will provide for the terms and conditions for the offering in that jurisdiction. Neither we nor any of our agents have registered with the SEC as a “broker” or a “dealer” in reliance on a statutory exemption for a broker or dealer whose business is exclusively intrastate and who does not make use of any facility of a national securities exchange. Should a determination be made that any of the individual agents recruited to sell the shares were acting in violation of statutory exemption, we could be subject to the voidability of contracts provisions of Section 29(b) of the Exchange Act for any transactions made in violation of that act. See, “Risk Factors — We and our agents in this offering must comply with federal “broker” and “dealer” laws, and a failure to comply with these laws would materially and adversely affect our financial condition.”
     The purchase price shall be payable in cash at the time of subscription. Subscriptions are made by executing a Subscription Agreement and by payment of the purchase price by a check made payable to “First Trinity Financial Corporation.” Each subscriber will be required to represent to the Company that they meet the income and net worth requirements for this offering.
     We will not sell any shares in the offering until we receive and accept subscriptions for 133,334 shares. The proceeds will be deposited in an interest bearing escrow account until then. If 133,334 shares are not sold, the proceeds in the escrow account will be refunded by the escrow agent with a pro rata portion of the interest earned on the proceeds. The offering will continue until all of the 1,333,334 shares being offered are sold or until one year from the date of this prospectus, whichever occurs first. We may, in our sole discretion, extend the offering for one additional year. We also may increase the numbers of shares in this offering by 133,334 shares if the offering is over-subscribed. Subscriptions from our officers, directors and affiliates (as defined by regulations under the Securities Act) may purchase shares on the same terms as unaffiliated public investors to complete the minimum offering and terminate and release the escrowed funds.
DESCRIPTION OF SECURITIES
Capital Stock
     The authorized capital stock of the Company consists of 20 million shares of Common Stock, par value $.01 per share, of which there are 5,805,000 shares issued and outstanding and 550,000 shares of Preferred Stock, par value $.01 per share, none of which have been designated or issued. The following summarizes the important provisions of the Company’s capital stock.
Common Stock
     In the event of liquidation, holders of the shares of Common Stock are entitled to participate equally per Share in all of our assets, if any, remaining after the payment of all liabilities and any liquidation preference on our preferred stock if any is outstanding with a liquidation preference. Holders of the shares of our Common Stock are entitled to such dividends as the Board of Directors, in its discretion, may declare out of funds available therefore, subject to any preference in favor of outstanding shares of preferred stock, if any. The holders of shares are entitled to one vote for each share held of record in each matter submitted to a vote of shareholders. A majority of the outstanding shares of stock entitled to vote constitutes a quorum at any shareholder meeting. There are no preemptive or other subscription rights, conversion rights, cumulative voting, and registration or redemption provisions with respect to any shares of Common Stock. The rights, preferences, and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the owners of any series of Preferred Stock that we may designate and issue in the future.
Preferred Stock
     The Board of Directors is authorized to issue up to 550,000 shares of Preferred Stock in one or more series. The Board of Directors of the Company, without further action by the shareholders, may issue shares of Preferred Stock and may fix or alter the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences, conversion rights, and the designation of a number of shares constituting any wholly unissued series of preferred stock. The Company does not anticipate the issuance of any Preferred Shares at this time. In the event that Preferred Shares are to be issued, promoters will be allowed to purchase such shares only on the same terms as existing or new shareholders. In addition, the issuance of preferred shares will only occur upon the approval of a majority of our independent directors.
     The actual effect of the authorization of the Preferred Stock upon the rights of the holders of Common Stock is unknown until the Board of Directors of the Company determines the specific rights of owners of any series of Preferred Stock. Depending upon the rights granted to any series of Preferred Stock, the voting power, liquidation preference, or other rights of common stock could be adversely affected.
Oklahoma Law and Certain Charter Provisions
     Under the Oklahoma General Corporation Act (the Oklahoma Act”), mergers, consolidations and sales of substantially all of the assets of an Oklahoma Corporation must generally be approved by a vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon. Section 1090.3 of the Oklahoma Act, however, restricts certain transactions between an Oklahoma corporation (or its majority owned subsidiaries), and a holder of 15% or more of the corporation’s outstanding voting stock, together with affiliates or associates thereof (an “interested shareholder”). For a period of three years following the date that a shareholder becomes an interested shareholder, Section 1090.3 prohibits the following types of transactions between the corporation and the interested shareholder (unless certain conditions, described below, are met): (i) mergers or consolidations; (ii) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation; (iii) the issuances or transfers by the corporation of any stock of the corporation that would have the effect of increasing the interested shareholder’s proportionate share of the stock of any class or series of the corporation; (iv) receipt by the interested shareholder of the benefit, except proportionately as a shareholder of the corporation, of any loans, advances, guarantees, pledges or other financial benefits provided by the corporation; (v) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation that is owned by the interested shareholder; and (vi) any share acquisition by the interested shareholder from the corporation pursuant to Section 1090.1 of the Oklahoma Act. These restrictions do not apply if: (1) before such person becomes an interested shareholder, the board of directors approved the transaction in which the interested shareholder becomes an interested shareholder or approved the business combination; or (2) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by (a) persons who are directors and also officers, and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in any tender or exchange offer; or (3) at or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder. The provisions of Section 1090.3 are not currently applicable to the Company, but will become so in the event that the Common Stock (or another class of our voting stock) is subsequently listed on a national securities exchange, authorized for quotation on the NASDAQ Stock Market, or held of record by 1,000 or more shareholders.
     The Oklahoma Act also contains provisions regulating a “control share acquisition,” which effectively deny voting rights to shares in an Oklahoma corporation acquired in control share acquisitions unless a resolution granting such voting rights is approved at a meeting of shareholders by an affirmative majority of all voting power, excluding all interested shares. A “control share acquisition” is one by which a purchasing shareholder acquires more than 1/5th, 1/3rd or a majority, under various circumstances, of the voting power of the stock of an “issuing public corporation.” An “issuing public corporation” is an Oklahoma corporation that has (i) any class of securities registered pursuant to Section 12 or subject to Section 15(d) of the Securities Exchange Act of 1934; (ii) 1,000 or more shareholders; and (iii) either (a) more than 10% of its shareholders resident in Oklahoma; (b) more than 10% of its shares owned by Oklahoma residents; or (c) 10,000 shareholders resident in Oklahoma.
     Our Certificate of Incorporation limits, to the fullest extent permitted by Oklahoma law, the liability of a director to the Company or our shareholders for monetary damages for a breach of such director’s fiduciary duty as a director. Oklahoma law presently permits such limitations of a director’s liability except where a director breaches his or her duty of loyalty to the Company or our shareholders, fails to act in good faith or engages in intentional misconduct or a knowing violation of law, authorizes payment of an unlawful dividend or stock repurchase, or obtains an improper personal benefit. This provision is intended to afford directors additional protection, and limit their potential liability, from suits alleging a breach of the duty of care by a director. We believe this provision will assist the Company in maintaining and securing the services of directors who are not employees of the Company.
     Our Bylaws provide that directors and officers shall be indemnified against liabilities arising from their services as directors and/or officers to the fullest extent permitted by law, which generally requires that the individual act in good faith and in a manner he or she reasonably believes to be in or not opposed to the Company’s best interests. We have obtained directors’ and officers’ liability insurance to limit our exposure under these provisions.
Transfer Agent
     Computershare Trust Company, 350 Indiana Street, Suite 800, Golden, Colorado 80401, is the transfer agent for our Common Stock. Our transfer agent’s phone number is 303-262-0600.
BUSINESS
Business Development
     We were incorporated in Oklahoma on April 19, 2004, for the primary purpose of organizing a life insurance subsidiary. The Company raised $1,450,000 from two private placement stock offerings during 2004. On June 22, 2005, we filed an intrastate public stock offering with the Oklahoma Department of Securities for a $12,750,000 plus a 10% “over-sale” provision (additional sales of $1,275,000). The offering was completed February 23, 2007, and we raised $14,025,000.
     As introduced previously on page 3, on August 31, 2009, two of the Company’s subsidiaries, Old TLIC and FLAC were merged, with FLAC being the surviving company. Immediately following the merger FLAC changed its name to TLIC. After the merger, the Company has two wholly owned subsidiaries, FTCC and TLIC. FTCC was incorporated in 2006, and began operations in January 2007 providing financing for casualty insurance premiums. FLAC was purchased December 23, 2008 and had statutory capital and surplus of $2,700,455 at December 31, 2008.
     TLIC is primarily engaged in the business of marketing, underwriting and distributing a broad range of individual life and annuity insurance products to individuals in eight states primarily in the Midwest. TLIC’s current product portfolio consists of a modified premium whole life insurance policy with a flexible premium deferred annuity rider, whole life, term, final expense, accidental death and dismemberment and annuity products. The term products are both renewable and convertible and are issued for 10, 15, 20 and 30 years. They can be issued with premiums fully guaranteed for the entire term period or with a limited premium guarantee. The final expense is issued as either a simplified issue or as a graded benefit, determined by underwriting. The products are sold through independent agents in Illinois, Kansas, Kentucky, Nebraska, North Dakota, Ohio, Oklahoma and Texas.
     Our operations, prior to the acquisition of FLAC involved the sale of a modified premium whole life insurance policy with a flexible premium deferred annuity rider through Old TLIC in the state of Oklahoma. FTCC provides financing for casualty insurance premiums for individuals and companies and is licensed to conduct premium financing business in the states of Alabama, Arkansas, Louisiana, Mississippi and Oklahoma. FTCC is the sole member of Southern Insurance Services, LLC, (“SIS”), a limited liability company that operates a property and casualty insurance agency.
     The Company was a development stage company until commencing operations in 2007. Significant net losses have been incurred since inception. At December 31, 2009, the Company had an accumulated deficit of $3,480,907. The losses have resulted primarily from costs incurred while raising capital and establishing the subsidiary companies as well as losses resulting from writing new life insurance business.

Acquisition of Other Companies
     On December 23, 2008, we acquired 100% of the outstanding common stock of First Life America Corporation from an unaffiliated company (the “FLAC acquisition”). The FLAC acquisition was accounted for as a purchase. The aggregate purchase price was approximately $2,695,000 (including direct cost associated with the acquisition of approximately $195,000). The FLAC acquisition was financed with our working capital. On December 31, 2008, we made FLAC a 15 year loan in the form of a surplus note in the amount of $250,000 with an interest rate of 6% payable monthly, subject to approval of the Oklahoma Insurance Department.
Financial Information about Segments
Our business is comprised of three primary operating business segments: Life and Annuity Insurance Operations, Premium Finance Operations and Corporate Operations. Note 12 of the “Notes to Consolidated Financial Statements” contains operating results of these segments for the years ended December 31, 2009 and 2008.
Life and Annuity Insurance Operations
     Our Life and Annuity Insurance Operations consist of issuing ordinary whole life insurance, modified premium whole life with an annuity rider, term, final expense, accidental death and dismemberment and annuity products. They can be issued with premiums fully guaranteed for the entire term period or with a limited premium guarantee. The final expense is issued as either a simplified issue or as a Graded Benefit, determined by underwriting.
     Old TLIC entered into an administrative services agreement with Investors Heritage Life Insurance Company (“IHLIC”). Under the terms of the agreement, IHLIC provided services that include underwriting, actuarial, policy issue, accounting, claims processing and other services incident to the operations of Old TLIC. The agreement was effective for a period of five years. The agreement was terminated after the FLAC acquisition and replaced with a new administrative services agreement that provides the same services as the agreement with Old TLIC. The new agreement terminates on January 31, 2012 and may be terminated at any time with a 180 day prior notice.
     We seek to serve middle income households in the states of Illinois, Kansas, Kentucky, Nebraska, North Dakota, Ohio, Oklahoma and Texas. The majority of our in-force business resulted from the FLAC acquisition. We market our products through independent agents.
     The following table sets forth our direct collected premiums by state for each state in which we are licensed for the years ended December 31, 2009 and 2008, in accordance with statutory accounting practices prescribed by the states of domicile of our insurance company subsidiaries which were TLIC in 2009 and Old TLIC in 2008.

	2009
State	Life		Annuity
Illinois	$419,054	7%	$39,349	1%
Kansas	1,795,227	29%	1,880,059	51%
Kentucky	109,560	2%	—	—
Nebraska	80,998	1%	12,275	—
North Dakota	90,808	2%	539,828	15%
Ohio	567,676	9%	1,250	—
Oklahoma	1,996,268	32%	681,292	18%
Texas	1,011,839	17%	471,525	13%
All other	84,905	1%	69,702	2%

	$6,156,335	100%	$3,695,280	100%

	2008
State	Life		Annuity
Oklahoma	$1,535,533	100%	$315,948	99%
All other	4,244	—	2,282	1%

	$1,539,777	100%	$318,230	100%

Reinsurance
     TLIC participates in reinsurance in order to provide risk diversification, additional capacity for future growth and to limit the maximum net loss potential arising from large risk. TLIC reinsures all amounts of risk on any one life in excess of $55,000 for individual life insurance with IHLIC, Munich American Reassurance Company, Optimum Re and Wilton RE.
     TLIC is a party to an Automatic Retrocession Pool Agreement (the “Reinsurance Pool”) with Optimum Re, Catholic Order of Foresters, American Home Life Insurance Company and Woodmen of the World. The agreement provides for automatic retrocession of coverage in excess of Optimum Re’s retention on business ceded to Optimum Re by the other parties to the Reinsurance Pool. TLIC’s maximum exposure on any one insured under the Reinsurance Pool is $50,000. As of January 1, 2008, the Reinsurance Pool stopped accepting new cessions.
     Effective September 29, 2005, FLAC and Wilton Re executed a binding letter of intent whereby both parties agreed that FLAC would cede the simplified issue version of its Golden Eagle Whole Life (Final Expense) product to Wilton Re on a 50/50 quota share original term coinsurance basis. The letter of intent was executed on a retroactive basis to cover all applicable business issued by FLAC subsequent to January 1, 2005. Wilton Re agreed to provide various commission and expense allowances to FLAC in exchange for FLAC ceding 50% of the applicable premiums to Wilton Re as they are collected. As of June 24, 2006, Wilton Re terminated the reinsurance agreement for new business issued after the termination date.
     To the extent that the reinsurance companies are unable to meet their obligations under the reinsurance agreements, TLIC remains primarily liable for the entire amount at risk.
Competition
     The U.S. life insurance industry is a mature industry that, in recent years, has experienced little to no growth. Competition is intense because the life insurance industry is consolidating, with larger, more efficient and more effective organizations emerging from consolidation. Additionally, legislation became effective in the United States that permits commercial banks, insurance companies and investment banks to combine. These factors have increased competitive pressures in general.

     Many domestic life insurance companies have significantly greater financial, marketing forces and other resources, longer business histories and more diversified lines of insurance products than we do. We also face competition from companies marketing in person as well as with direct mail and Internet sales campaigns. Although we may be at a competitive disadvantage to these entities, we believe that our premium rates and policy features are generally competitive with those of other life insurance companies selling similar types of products.
Governmental Regulation
     TLIC is subject to regulation and supervision by the Oklahoma Insurance Department (“OID”). The insurance laws of Oklahoma give the OID broad regulatory authority, including powers to: (i) grant and revoke licenses to transact business; (ii) regulate and supervise trade practices and market conduct; (iii) establish guaranty associations; (iv) license agents; (v) approve policy forms; (vi) approve premium rates for some lines of business; (vii) establish reserve requirements; (viii) prescribe the form and content of required financial statements and reports; (ix) determine the reasonableness and adequacy of statutory capital and surplus; and (x) regulate the type and amount of permitted investments.
     TLIC can be required, under the solvency or guaranty laws of most states in which it does business, to pay assessments (up to prescribed limits) to fund policyholder losses or liabilities of other insurance companies that become insolvent. These assessments may be deferred or foregone under most guaranty laws if they would threaten an insurer’s financial strength and, in certain instances, may be offset against future premium taxes.
     Oklahoma has enacted legislation which regulates insurance holding company systems, including acquisitions, extraordinary dividends, terms of affiliate transactions, and other related matters. Under the Oklahoma statutes, TLIC may not during any year pay dividends on common stock to the parent company in excess of the greater of the net gain from operations for the preceding year or 10% of surplus as regards policyholders at the end of the preceding year, without the consent of the Oklahoma Commissioner of Insurance. For 2009, TLIC could not pay a dividend without the Commissioner’s approval.
     There are certain factors particular to the life insurance business which may have an adverse effect on the statutory operating results of TLIC. One such factor is that the cost of putting a new policy in force is usually greater than the first year’s policy premium, and, accordingly, in the early years of a new life insurance company, these initial costs and the required provisions for reserves often have an adverse effect on statutory operating results.
Premium Finance Operation
     The premium finance subsidiary, FTCC, provides premium financing to individuals and businesses. Many casualty insurance carriers require their premiums to be paid on an annual or lump sum basis. A premium finance company finances these casualty premiums. A typical premium finance contract requires the insured to pay 25% of the premium up front and the balance is paid over a nine month period. Premium financing is unique in that the unpaid balance due the company is lower than the unearned premium, which has in effect been assigned to the company in the event of non-payment, thus, the element of risk is minimized.
     FTCC was capitalized with $4 million. The company engages in the premium finance business, independent of its life insurance business. FTCC is licensed to conduct premium finance business in Alabama, Arkansas, Louisiana, Mississippi and Oklahoma. FTCC has contracted with over 200 insurance agencies to finance their insurance premiums and financed premiums for approximately 30 agencies. There is no guarantee that these agencies will write contracts with FTCC. The company experienced losses from fraud at one of these agencies in 2009. The financial impact is described under Results of Operations at page 31. We are not dependent on a single customer or a few major customers. SIS, our property and casualty insurance agency, writes commercial and personal lines of insurance, primarily in the state of Mississippi.

     Premium finance companies are regulated by the states with no uniformity among state regulations. Commercial insurance premium finance transactions are not regulated directly in Oklahoma. Consumer insurance premium finance transactions are considered a consumer credit sale and are subject to the Oklahoma Uniform Consumer Credit Code. Therefore the regulation of the transaction is by the Department of Consumer Credit under the consumer credit laws. We are regulated by the Department of Banking in Mississippi.
     Finance companies are subject to interest rate fluctuations. An increase in the cost of funds or a decrease in interest rates that FTCC can charge could affect the net return.
Competition
     The premium financing business is highly competitive in every channel in which FTCC competes. FTCC competes with large financial institutions most of which may have greater financial and other resources. FTCC has targeted the niche market of small business and individual consumer casualty insurance financing and faces competition with many specialty financing businesses. Some competitors are affiliated with property and casualty writing agencies and may have advantageous marketing relationships with their affiliates.
Employees
     As of March 1, 2010, the Company had sixteen full time employees and three part time employees.
DESCRIPTION OF PROPERTY
     We currently lease approximately 2,517 square feet of office space under a three-year lease that began July 1, 2008 and also lease 950 square feet of office space effective December 15, 2009 through December 31, 2010. We leased approximately 200 square feet on a month-to-month basis during 2009 that ended on April 30, 2010. Under the leases, the monthly rent expense for the 2,517 square feet space was $3,041 through June 30, 2009, $3,146 from July 1, 2009 through June 30, 2010 and $3,251 from July 1, 2010 through September 30, 2011 and the 950 square feet space rents for $1,225 per month. The month-to-month lease was $300 per month. Beginning October 1, 2010, we will lease an additional 4,252 square feet and will incur a monthly base rental of $7,897 from October 1, 2010 through September 30, 2015 on an amended 6,769 rentable square feet, including the currently occupied 2,517 square feet of office space. We incurred rent expense of $43,809 and $31,562 for the years 2009 and 2008, respectively. Future minimum lease payments are $63,348 and $94,766 for 2010 and 2011, respectively.
     TLIC occupied approximately 7,500 square feet of its building in Topeka, Kansas until December 2009. Effective December 24, 2009, TLIC entered into a five year lease with a tenant for this space with an option to renew for five additional years. The monthly lease payments are $8,888 for 2010, $9,130 for 2011-12 and $9,371for 2013-14. TLIC has leased 10,000 square feet under a lease that was renewed during 2006 to run through June 30, 2011 with a 90 day notice to terminate the lease by the lessee. The lease calls for minimum monthly base lease payments of $15,757.
     Effective August 29, 2005, TLIC executed a lease agreement with a tenant for 2,500 square feet. The base lease period commenced on September 1, 2005 and will end on August 31, 2010. The lease will automatically renew, if not terminated on or after August 15, 2010, for another five years with a 90 day notice to terminate the lease by the lessee. The lease calls for minimum monthly base lease payments of $4,332 through August 31, 2010. The rent will decrease to $3,100 per month for the period September 1, 2010 through August 31, 2015.
     The future minimum lease payments to be received under non-cancelable lease agreements are $142,170, $109,563, $109,563, $112,461 and $112,461for 2010 through 2014, respectively.

LEGAL PROCEEDINGS
     There are no material legal proceedings pending against the Company or its subsidiaries or of which any of their property is the subject. There are no proceedings in which any director, officer, affiliate or shareholder of the Company, or any of their associates, is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.
MARKET OF AND DIVIDENDS ON COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS
Market Information
     Trading of our Common Stock is limited and an established public market does not exist.
Holders
     There were approximately 3,750 shareholders of Common Stock at March 31, 2010.
Dividends
     We have not declared or paid dividends on our Common Stock and do not anticipate paying dividends in the foreseeable future. Any payment of cash dividends will be dependent upon the amount of funds legally available, our earnings, if any, our financial condition, our anticipated capital requirements and other factors our Board of Directors may think are relevant. Our ability to pay dividends also is restricted by loan covenants on our senior secured loan agreement. TLIC may not pay dividends to us without the approval of the Oklahoma Insurance Commissioner unless the dividends are less than TLIC’s net gain from operations or 10% of its capital and surplus whichever is less. We have received no dividends from TLIC to date.

SELECTED CONSOLIDATED FINANCIAL INFORMATION
     The following table provides summary historical consolidated financial data for the periods and as of the dates indicated. You should read this information in conjunction with our audited consolidated financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are included in this prospectus. The results indicated below are not necessarily indicative of our future performance.

	Quarter ended March 31,		Year ended December 31,
Statement of Operations Data	2010	2009	2009	2008
Premiums	$1,666,554	$1,543,529	$5,860,351	$1,572,599
Income from premium financing	104,061	140,531	646,326	503,885
Net investment income	577,871	575,078	2,222,525	164,924
Net realized investment gains (losses)	49,112	—	(186,410)	—

Total revenues	2,397,598	2,259,138	8,542,792	2,241,408
Total benefits, losses and expenses	2,437,808	2,142,832	9,384,044	2,747,092

Income (loss) before income tax (benefit)	(40,210)	116,306	(841,252)	(505,684)
Total income tax (benefit)	53,379	100,526	49,139	(832)

Net income (loss)	$(93,589)	$15,780	$(890,391)	$(504,852)

Net income (loss) per common share basic and diluted	$(0.02)	$0.00	$(0.15)	$(0.09)

Balance Sheet Data
Total assets	$52,442,690	$43,663,442	$49,816,843	$43,580,917
Total liabilities	38,814,938	32,621,222	36,566,153	32,304,147
Total shareholders’ equity	13,627,752	11,042,220	13,250,690	11,276,770
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
Overview
     We conduct operations as an insurance holding company emphasizing ordinary life insurance products in niche markets and a premium finance company, financing casualty insurance premiums.
     As an insurance provider, we collect premiums in the current period to pay future benefits to our policy and contract holders. Our core operations include issuing modified premium whole life insurance with a flexible premium deferred annuity, ordinary whole life, final expense, term and annuity products to predominately middle income households in the states of Illinois, Kansas, Kentucky, Nebraska, North Dakota, Ohio, Oklahoma and Texas through independent agents.
     We also realize revenues from our investment portfolio, which is a key component of our operations. The revenues we collect as premiums from policyholders are invested to ensure future benefit payments under the policy contracts. Life insurance companies earn profits on the investment spread, which reflects the investment income earned on the premiums paid to the insurer between the time of receipt and the time benefits are paid out under policies. Changes in interest rates, changes in economic conditions and volatility in the capital markets can all impact the amount of earnings that we realize from our investment portfolio.
     We provide financing for casualty insurance premiums through independent property and casualty insurance agents. We are licensed in the states of Alabama, Arkansas, Louisiana, Mississippi and Oklahoma.

Recent Acquisitions
     We expect to facilitate growth through acquisitions of other life insurance companies and/or blocks of life insurance business. In the fourth quarter of 2008, FTFC completed its acquisition of 100% of the outstanding stock of First Life America Corporation, included in the life insurance segment, for $2,500,000 and had additional acquisition related expenses of $195,000. Results of operations for the year 2008 are not included in the consolidated financial statements.
     Our profitability in the life insurance segment is a function of our ability to accurately price the policies that we write, adequately value life insurance business acquired and administer life insurance company acquisitions at an expense level that validates the acquisition cost. Profitability in the premium financing segment is dependent on our ability to compete in that sector, maintain low administrative costs and minimize losses.
Critical Accounting Policies and Estimates
     The discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements that have been prepared in accordance with accounting principles generally accepted in the United States. Preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. We continually evaluate our estimates and assumptions, including those related to investments, loans from premium financing, deferred acquisition costs, value of insurance business acquired, policy liabilities and income taxes. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following accounting policies, judgments and estimates are the most critical to the preparation of our consolidated financial statements.
     Investments. Fixed maturities are comprised of bonds that are classified as available-for-sale and are carried at fair value with unrealized gains and losses, net of applicable deferred taxes, reported in accumulated other comprehensive income. The amortized cost of fixed maturities is adjusted for amortization of premium and accretion of discount to maturity. Interest income, as well as the related amortization of premium and accretion of discount is included in net investment income under the effective yield method. The amortized cost of fixed maturities is written down to fair value when a decline in value is considered to be other-than-temporary.
     Equity securities are comprised of common stock and are carried at fair value. The associated unrealized gains and losses, net of applicable deferred taxes, are included in accumulated other comprehensive income) The cost of equity securities is written down to fair value when a decline in value is considered to be other-than-temporary. Dividends from these investments are recognized in net investment income when declared.
     Mortgage loans are carried at unpaid balances, net of unamortized premium or discounts. Interest income and the amortization of premiums or discounts are included in net investment income.
     Investment real estate is carried at amortized cost. Depreciation on the office building is calculated over its estimated useful life of 39 years.
     Policy loans are carried at unpaid principal balances. Interest income on policy loans is recognized in net investment income at the contract interest rate when earned.
     Other long term investments are comprised of lottery prize receivables and are carried at amortized cost, net of unamortized premium or discounts. Interest income and the amortization of premium or discount are included in net investment income.
     Cash and cash equivalents include cash on hand, amounts due from banks and money market instruments.

     Certificates of deposit are carried at cost. We limit our investment in certificates of deposit to accounts that are federally insured.
     Realized gains and losses on sales of investments are recognized in operations on the specific identification basis. Interest and dividends earned on investments are included in net investment income.
     Deferred Policy Acquisition Costs. Commissions and other acquisition costs which vary with and are primarily related to the production of new business are deferred and amortized over the life of the related policies. Refer to Revenues and Expenses discussed later regarding amortization methods. Recoverability of deferred acquisition costs is evaluated periodically by comparing the current estimate of the present value of expected pretax future profits to the unamortized asset balance. If this current estimate is less than the existing balance, the difference is charged to expense.
     Deferred acquisition costs related to annuities are deferred to the extent deemed recoverable and amortized in relation to the present value of actual and expected gross profits on the policies. To the extent that realized gains and losses on fixed income securities result in adjustments to deferred acquisition costs related to annuities, such adjustments are reflected as a component of the amortization of deferred acquisition costs.
     Deferred acquisition costs related to annuities are also adjusted, net of tax, for the change in amortization that would have been recorded if the unrealized gains and (losses) from securities had actually been realized. This adjustment is included in the change in net unrealized appreciation (depreciation) on available-for-sale securities, a component of “Accumulated Other Comprehensive Income” in the shareholders’ equity section of the balance sheet.
     Loans from Premium Financing. Loans from premium financing are carried at their outstanding unpaid principal balances, net of unearned interest, charge-offs and an allowance for loan losses. Interest on loans is earned based on the interest method for computing unearned interest. The rule of 78’s is used to calculate the amount of the interest charge to be forgiven in the event that a loan is repaid prior to the agreed upon number of monthly payments. When serious doubt concerning collectability arises, loans are placed on a nonaccrual basis, generally if no payment is received after one hundred twenty days all accrued and uncollected interest income is reversed against current period operations. Interest income on nonaccrual loans is recognized only when the loan is paid in full. Loan origination fees and costs are charged to expense as incurred.
     Allowance for Loan Losses from Premium Financing. The allowance for possible loan losses from financing casualty insurance premiums is a reserve established through a provision for possible loan losses charged to expense which represents, in management’s judgment, the known and inherent credit losses existing in the loan portfolio. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses inherent in the loan portfolio.
     While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond FTFC’s control, including the performance of the Company’s loan portfolio, the economy and changes in interest rates. Our allowance for possible loan losses consists of specific valuation allowances established for probable losses on specific loans and a portfolio reserve for probable incurred but not specifically identified loans.
     A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis.
     Value of Insurance Business Acquired. As a result of FTFC’s purchase of FLAC, an asset was recorded in the application of purchase accounting to recognize the value of acquired insurance in force. The value of acquired insurance in force is an intangible asset with a definite life and is amortized under Financial Accounting Standards Board (“FASB”) guidance. The value of acquired insurance in force will be amortized over 34 years, which is the expected remaining life of the insurance in force. For the amortization of the value of acquired insurance in force, we will periodically review our estimates of gross profits. The most significant assumptions involved in the estimation of gross profits include interest rate spreads, future financial market performance, business surrender/lapse rates, expenses and the impact of realized investment gains and losses. In the event actual experience differs significantly from assumptions or assumptions are significantly revised, we are required to record a charge or credit to amortization expense for the period in which an adjustment is made. At December 31, 2009 and 2008 were $333,493 and $0 accumulated amortization due to the purchase of FLAC occurring at the end of 2008. We expect to amortize the value of insurance business acquired by the following amounts over the next five years: $309,254, $290,542, $265,065, $237,704 and $220,155.
     Policyholders’ Account Balances . FTFC’s liability for policyholders’ account balances represents the contract value that has accrued to the benefit of the policyholder as of the balance sheet date. This liability is generally equal to the accumulated account deposits plus interest credited less policyholders’ withdrawals and other charges assessed against the account balance. Interest crediting rates for individual annuities range from 3.75% to 6.75%. Interest crediting rates for premium deposit funds range from 3.5% to 4%.
     Future Policy Benefits. Our liability for future policy benefits is primarily comprised of the present value of estimated future payments to or on behalf of policyholders, where the timing and amount of payment depends on policyholder mortality or morbidity, less the present value of future net premiums. For life insurance and annuity products, expected mortality and morbidity is generally based on FTFC’s historical experience or standard industry tables including a provision for the risk of adverse deviation. Interest rate assumptions are based on factors such as market conditions and expected investment returns. Although mortality and morbidity and interest rate assumptions are “locked-in” upon the issuance of new insurance with fixed and guaranteed terms, significant changes in experience or assumptions may require us to provide for expected future losses on a product by establishing premium deficiency reserves.
     Federal Income Taxes. We use the liability method of accounting for income taxes. Deferred income taxes are provided for cumulative temporary differences between balances of assets and liabilities determined under GAAP and balances determined using tax bases. A valuation allowance is established for the amount of the deferred tax asset that exceeds the amount of the estimated future taxable income needed to utilize the future tax benefits.
     Recent Accounting Pronouncements. In April 2009, the FASB issued new guidance regarding the recognition and presentation of other-than-temporary impairments. The new guidance requires entities to separate an other-than-temporary impairment of a fixed maturity security into two components when there are credit related losses associated with the impaired fixed maturity security for which management asserts that it does not have the intent to sell the security, and it is not more likely than not that it will be required to sell the security before recovery of its cost basis. The amount of the other-than-temporary impairment related to a credit loss is recognized in earnings, and the amount of the other-than-temporary impairment related to other factors is recorded in other comprehensive income (loss). The new guidance also expands prior guidance in annual reporting for investment disclosures to interim periods and further enhances certain disclosures contained therein. This guidance was effective for periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. We adopted this guidance effective for the second quarter 2009. The adoption of this guidance did not have a material effect on our consolidated financial statements.
     In April 2009, the FASB issued new guidance to clarify fair valuation in inactive markets and includes all assets and liabilities subject to fair value measurements. Under this guidance, if an entity determines that there has been a significant decrease in the volume and level of activity for the asset or the liability in relation to the normal market activity for the asset or liability (or similar assets and liabilities), then transactions or quoted prices may not accurately reflect fair value. In addition, if there is evidence that the transaction for the asset or liability is not orderly; the entity shall place little, if any weight on that transaction price as an indicator of fair value. This guidance was effective for periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company adopted this guidance effective for the second quarter 2009, with no material impact to the consolidated financial statements.
     In April 2009, the FASB issued new guidance to expand the fair value disclosures required for financial instruments for interim periods. The guidance also requires entities to disclose the methods and significant assumptions used to estimate the fair value of financial instruments in financial statements on an interim and annual basis and to highlight any changes from prior periods. This guidance was effective for periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. We adopted this guidance effective for the second quarter of 2009, with no material impact to the consolidated financial statements.
     In May 2009, the FASB issued new guidance that established general accounting standards and disclosure for events occurring subsequent to the balance sheet date but before the financial statements are issued. This guidance became effective for interim and annual accounting periods ending after June 15, 2009. FTFC adopted this guidance upon issuance, with no material impact to the consolidated financial statements.
     In June 2009, the FASB issued new guidance to reorganize existing U.S. accounting and reporting standards issued by the FASB and other private sector standard setters into a single source of authoritative accounting principles arranged by topic (the “Codification”). The Codification replaced previous guidance related to the same issue and became effective for interim and annual reporting periods ending after September 15, 2009. We adopted this guidance upon issuance, with no material impact to the consolidated financial statements.
     In February 2010, the FASB modified its guidance related to subsequent events. This guidance continues to require entities that file or furnish financial statements with the SEC to evaluate subsequent events through the date the financial statements are issued; however, this guidance removed the requirement for these entities to disclose the date through which events have been evaluated. This guidance became effective upon issue. We adopted this guidance upon issue, with no material impact to the consolidated financial statements.
Business Segments
     FASB guidance requires a “management approach” in the presentation of business segments based on how management internally evaluates the operating performance of business units. The discussion of segment operating results that follows is being provided based on segment data prepared in accordance with this methodology. Our business segments are as follows:
•	Life and annuity insurance operations, consisting of the operations of TLIC;

•	Premium finance operations, consisting of the operations of FTCC; and

•	Corporate operations, which includes the results of the parent company after the elimination of intercompany amounts.
Please see Note 12 to the Consolidated Financial Statements for additional information regarding segment data.

Results of Operations
     Net loss for the years ended December 31, 2009 and 2008 were $890,391 and $504,852, respectively. Net loss for the three months ended March 31, 2010 was $(93,589) compared to net income of $15,780 for the three months ended March 31, 2009.
     We acquired FLAC as of December 31, 2008 and Old TLIC was merged into FLAC with the name of FLAC being changed to TLIC during 2009. The consolidated results of operations show significant changes in all items of revenue and expenses for the year ended December 31, 2009 compared to the year ended December 31, 2008.
     The primary sources of revenue for FTFC are life insurance premium income and income from premium financing. Premium payments are classified as first-year, renewal and single. Renewal premiums are any premium payments made after the first year the policy is in force.
     On August 6, 2009, we were made aware of potentially fraudulent loans and financial transactions made by an independent agency that did business with our wholly owned subsidiary, FTCC. The fraudulent loans and financial transactions totaled $1,293,450. The independent agency and its owner have assigned assets having an estimated fair value of $622,377 to cover loan losses.
     Additionally, the independent agency endorsed and deposited $326,479 of checks issued by FTCC in the agency’s bank account that were payable to other third parties for insurance premiums. FTCC recovered these funds from the banks due to improper endorsement.
     FTCC recorded losses related to loans originated by this agency net of assets received of $344,594 that has been recognized in the December 31, 2009 financial statements. FTCC and FTFC continue to investigate the facts and circumstances relating to any fraudulent loans and financial transactions and will continue to seek restitution for any losses.
Revenues
     Insurance revenues are primarily generated from premium revenues and investment income. In addition, realized gains and losses on investment holdings can significantly impact revenues from year to year.
     Our total consolidated revenues increased 281% to $8,542,792 for the year ended December 31, 2009, an increase of $6,301,384 from $2,241,408 for the year ended December 31, 2008. The increase is primarily attributable to the increase in premium and investment income from the acquisition of FLAC and writing new insurance policies. Total consolidated revenues increased 6% to $2,397,598 for the three months ended March 31, 2010, an increase of $138,460 from $2,259,138 for the three months ended March 31, 2009. The increase was primarily attributable to the increase in premium income and realized gains.
Life and Annuity Insurance Operations
     Revenues from life and annuity insurance operations increased 388% to $7,898,665 for the year ended December 31, 2009, an increase of $6,279,645 from $1,619,020 for the year ended December 31, 2008. Our pre-tax income increased $352,492 compared to the prior year. The increase is primarily attributable to the increase in premium income from the acquisition of FLAC and premiums from new insurance policies. Revenues from life and annuity insurance operations increased 9% to $2,294,318 for the three months ended March 31, 2010, an increase of $180,110 from $2,114,208 for the three months ended March 31, 2009. Our pre-tax income for the three months ended March 31, 2010, increased $17,319 compared to the three months ended March 31, 2009. The increase is primarily attributable to the increase in premium income and realized gains.

Premium Finance Operations
     Revenues from premium financing operations increased 27% to $642,729 for the year ended December 31, 2009, an increase of $137,186 from $505,543 for the year ended December 31, 2008. Pre-tax income decreased to a loss of $619,613 compared to a pre-tax gain of $913 for the prior year. The loss is primarily attributable to fraudulent loans of $344,594, described above under Results of Operations, and an increase in allowance for loan losses of $297,521. Revenues from premium financing operations decreased 27% to $103,260 for the three months ended March 31, 2010, a decrease of $37,271 from $140,531 for the three months ended March 31, 2009. The pre-tax loss for the three months ended March 31, 2010, increased to a loss of $(162,742) compared to a pre-tax loss of $(25,311) for the three months ended March 31, 2009. The loss is primarily attributable to an increase in allowance for loan losses and other loan losses.
Corporate Operations
     Revenues from corporate operations decreased $115,447 for the year ended December 31, 2009 compared to 2008. This decrease is primarily due to a decrease in investment income. Net loss increased 18% to $(441,528) for the year ended December 31, 2009 from a net loss of $(373,994) for the year ended December 31, 2008. The increase in the loss is primarily attributable to an increase in general operating expenses. Revenues from corporate operations decreased $4,379 for the three months ended March 31, 2010 compared to the three months ended March 31, 2009. This decrease is primarily due to a decrease in investment income. Net loss increased 46% to $(116,330) for the three months ended March 31, 2010 from a net loss of $(79,925) for the three months ended March 31, 2009. The increase in the loss is primarily attributable to an increase in general operating expenses.
Net Investment Income
     Net investment income increased 1,248% to $2,222,525 for the year ended December 31, 2009, an increase of $2,057,601from $164,924 for the year ended December 31, 2008. The increase is primarily due to the increase in investment income from the acquisition of FLAC. Net investment income increased 0.5% to $577,871 for the three months ended March 31, 2010, an increase of $2,793 from $575,078 for the three months ended March 31, 2009. The increase is primarily due to the increase in investment income from the acquisition of FLAC.
Net Realized Investment Losses
     Net realized investment losses were $(186,410) for the year ended December 31, 2009. There were no realized investment losses for the year ended December 31, 2008.
     The investment markets were very volatile at the end of 2008 and throughout 2009 due to the credit crisis and economic downturn. We recorded two other-than-temporary impairments during 2009. During the second quarter of 2009, the Company impaired its $200,000 par value General Motors (“GM”) bond as a result of a bankruptcy filing by GM. This impairment was considered fully credit-related, resulting in a charge to the income statement before tax of $8,659 as of June 30, 2009. This charge represents the difference between the amortized cost basis of the security and its fair value. During the third quarter 2009, we recorded an other-than-temporary impairment relative to CIT bonds with a total par value of $710,000. These bonds were written down to their fair value at September 30, 2009. We determined that the entire loss was credit related and recognized a realized loss of $146,705 in the statement of operations. These bonds defaulted on October 30, 2009. We recognized $31,046 of net realized loss on other investment transactions. Net realized investment gains were $49,112 for the three months ended March 31, 2010. There were no realized investment gains or losses for the three months ended March 31, 2009.
Benefits, Losses and Expenses
     Benefits and claims increased $3,509,445 to $4,234,016 for the year ended December 31, 2009 from $724,571 at December 31, 2008. The increase in 2009 is primarily attributable to the increase due to the acquisition of FLAC. Benefits and claims increased $122,399 to $1,268,816 for the three months ended

March 31, 2010 from $1,146,417 at March 31, 2009. The increase is primarily attributable to an increase in reserves due to the aging of the business.
     Certain costs related to the acquisition of life insurance policies are capitalized and amortized over the premium-paying period of the policies. These costs, which are referred to as deferred policy acquisition costs, include commissions and other costs of acquiring life insurance, which vary with, and are primarily related to, the production of new insurance contracts. The capitalized cost will be amortized over the life of the associated policies. In 2009 and 2008, capitalized cost was $1,478,104 and $553,292, respectively. Amortization of deferred policy acquisition costs for the years ended December 31, 2009 and 2008 was $452,960 and $114,673, respectively. Amortization of deferred policy acquisition costs for the three months ended March 31, 2010 and 2009 were $216,950 and $56,217, respectively.
     The cost of acquiring insurance business is amortized over the remaining life of the business. Amortization of value of insurance business acquired was $333,493 in 2009 and $0 in 2008. The increase is due to the acquisition of FLAC. The cost of acquiring insurance business is amortized over the remaining life of the business. Amortization of value of insurance business acquired was $77,313 and $67,239 for the three months ended March 31, 2010 and 2009, respectively.
     Commissions were $1,450,437 for the year ended December 31, 2009, an increase of $824,945, compared to the year ended December 31, 2008. The increase is due to the acquisition of FLAC. Commissions were $442,480 for the three months ended March 31, 2010, an increase of $116,273, compared to the three months ended March 31, 2009. The increase was due to an increase in new policies written.
     Loan fees and losses were $684,300 for the year ended December 31, 2009, an increase of $559,442, compared to the year ended December 31, 2008. The increase is due primarily to writing off fraudulent loans in excess of assets recovered and additional loan losses. Loan fees and losses were $91,948 for the three months ended March 31, 2010, an increase of $41,517 compared to the three months ended March 31, 2009. The increase is due primarily to writing off fraudulent loans in excess of assets recovered and additional loan losses.
     Salaries and wages were $1,347,897 for the year ended December 31, 2009, an increase of $665,342, compared to the year ended December 31, 2008. The increase is due primarily to the acquisition of FLAC. Salaries and wages were $286,079 for the three months ended March 31, 2010, an increase of $134,569, compared to the three months ended March 31, 2009. The increase is due primarily to the acquisition of FLAC.
     Third party administration fees were $247,211 for the year ended December 31, 2009, an increase of $77,870 compared to the year ended December 31, 2008. The increase was due to an escalation clause in the fees in the administration service agreement and for providing additional services and the acquisition of FLAC. Third party administration fees were $82,454 for the three months ended March 31, 2010, an increase of $26,776 compared to the three months ended March 31, 2009. The increase was due to an escalation clause in the fees in the administration service agreement and for providing additional service and the acquisition of FLAC.
     Other underwriting, insurance and acquisition expenses were $2,111,834 for the year ended December 31, 2009, an increase of $1,252,940, compared to the year ended December 31, 2008. The increase is primarily due to the acquisition of FLAC. The insurance processing for FLAC has been outsourced to IHLIC and the former home office building utilized by FLAC has been leased. Other underwriting, insurance and acquisition expenses were $931,630 for the three months ended March 31, 2010, an increase of $84,369, compared to the three months ended March 31, 2009. The increase was primarily due an increase in loan losses and other operating expenses in the premium finance operations.
     The Company files a consolidated federal income tax return with FTCC and does not file a consolidated return with TLIC. TLIC is taxed as a life insurance company under the provisions of the Internal Revenue Code and must file a separate tax return until they have been a member of the filing group for five years. Certain items included in income reported for financial statements are not included in taxable income for the current periods reported, resulting in deferred income taxes. Deferred income taxes for 2009 totaled $49,139 and taxes currently payable were $0. In 2008, there was a deferred income tax benefit of $832. For the three months ended March 31, 2010 and 2009, respectively, deferred income taxes were $53,379 and $100,526 and taxes currently payable were $0 and $0, respectively.
     During 2009 net loss increased $385,539 compared to 2008 and loss per share increased $.06 per share to a $.15 loss per share, while equity per share increased approximately 18% to $2.28 compared to $1.94 per share at December 31, 2008. The increase in the net loss was primarily attributable to the write off of loans in the premium finance operations. For the three months ended March 31 2010, there was a net loss of $(93,589) compared to a net gain of $15,780 for the three months ended March 31, 2009 and loss per share increased $.02 per share to a $.02 loss per share, while equity per share increased approximately 3% to $2.35 compared to $2.28 per share at December 31, 2009. The increase in the net loss was primarily attributable to an increase in losses related to loans from premium financed.
Consolidated Financial Condition
     Significant changes in the consolidated balance sheet of 2009 compared to 2008 reflect the operations of FTFC, the acquisition of FLAC and capital transactions discussed below.
     At December 31, 2009, our available-for-sale fixed maturities had a fair value of $22,510,660 and amortized cost of $19,772,497 compared to a fair value of $18,207,905 and an amortized cost of $18,203,764 at December 31, 2008. This portfolio is reported at fair value with unrealized gains and losses, net of applicable deferred taxes, reflected as a separate component in shareholders’ equity within “Accumulated Other Comprehensive Income”. The fixed maturities portfolio is invested in a variety of companies and U. S. Government sponsored agency securities. At March 31, 2010, the Company’s available-for-sale fixed maturities had a fair value of $22,739,988 and an amortized cost of $19,530,252 compared to a fair value of $22,510,660 and an amortized cost of $19,772,497 at December, 31, 2009. This portfolio is reported at fair value with unrealized gains and losses, net of applicable deferred taxes, reflected as a separate component in shareholders’ equity within “Accumulated Other Comprehensive Income”. The fixed maturities portfolio is invested in a variety of companies and U. S. Government sponsored agency securities.
     At December 31, 2009, our available-for-sale equity securities had a fair value of $448,484 compared to a fair value of $213,752 at December 31, 2008. This portfolio is reported at fair value with unrealized gains and losses, net of applicable deferred taxes, reflected as a separate component in shareholders’ equity. The equity securities portfolio is invested in a variety of companies. At March 31, 2010, the Company’s available-for-sale equity securities had a fair value of $514,341 compared to a fair value of $448,484 at December 31, 2009. This portfolio is reported at fair value with unrealized gains and losses, net of applicable deferred taxes, reflected within accumulated other comprehensive income. The equity securities portfolio is invested in a variety of companies.
     At December 31, 2009 and 2008, we held loans from premium financing of $2,749,830 and $4,702,590, respectively. The loan balances at December 31, 2009 and 2008, respectively, are net of unearned interest of $72,144 and $124,950 and allowance for loan losses of $318,826 and $21,305. At March 31, 2010 and December 31, 2009, the Company held loans from premium financing of $2,258,302 and $2,749,830, respectively. The loan balances at March 31, 2010 and 2009, respectively, are net of unearned interest of $62,520 and $72,144, respectively and allowance for loan losses at March 31, 2010 and December 31, 2009 of $380,296 and $318,826, respectively.
     Shown below is a progression of our loans from premium financing for the years ended December 31, 2009 and 2008, respectively, and for the quarters ended March 31, 2010 and March 31, 2009, respectively.

	Quarter ended March 31,		Year ended December 31,
	2010	2009	2009	2008
Balance beginning of year	$3,140,800	$4,848,845	$4,848,845	$2,366,165
Loans financed	1,346,819	3,232,709	9,313,585	9,279,014
Unearned interest added to loans	71,624	162,366	493,647	493,989
Capitalized fees and interest reversed	(51,091)	(35,927)	(53,176)	—
Payment of loans and unearned interest	(1,807,034)	(3,109,161)	(11,462,101)	(7,290,323)

Ending loan balance including unearned interest	2,701,118	5,098,832	3,140,800	4,848,845
Unearned interest included in ending loan balances	(62,520)	(142,736)	(72,144)	(124,950)

Loan balance net of unearned interest and	2,638,598	4,956,096	3,068,656	4,723,895
Less:
Allowance for loan loss	(380,296)	(40,284)	(318,826)	(21,305)

Loan balance net of unearned interest and allowance for loan losses at the end of the period	$2,258,302	$4,915,812	$2,749,830	$4,702,590

     Total investments were $32,782,251 and $24,826,430 at December 31, 2009 and 2008, respectively, and $33,291,536 and $32,782,251 at March 31, 2010 and March 31, 2009, respectively.
     Deferred policy acquisition costs were $1,918,994 and $898,134 at December 31, 2009 and 2008, respectively, net of amortization of $452,960 and $114,673 during 2009 and 2008, respectively. Policy acquisition expenses related to new insurance sales were capitalized in the amount of $1,478,104 and $553,292 during 2009 and 2008, respectively. Deferred policy acquisition costs were $2,201,307 and $1,142,426 at March 31, 2010 and March 31, 2009, respectively. Policy acquisition expenses related to new insurance sales were capitalized in the amount of $499,381 and $300,509 for the three months ended March 31, 2010 and 2009, respectively. Amortization for the three months ended March 31, 2010 and 2009 was $216,950 and $56,217, respectively.
     Total policy liabilities as of December 31, 2009 and 2008 were $36,157,127 and $31,256,906, respectively. Approximately 98% of the 2009 total consists of policyholders’ account balances and future policy benefit reserves. Total policy liabilities as of March 31, 2010 and 2009 were $38,175,993 and $32,331,239. Approximately 98% of the 2010 total consists of policyholders’ account balances and future policy benefit reserves.
Statutory Insurance Information
     For insurance regulatory and rating purposes, Old TLIC and TLIC, formerly FLAC, prior to the merger of Old TLIC into FLAC and the name change of FLAC to Trinity Life Insurance Company, report on the basis of statutory accounting principles (“SAP”). To provide a more detailed understanding of FTFC insurance operations, the following are SAP basis assets, statutory capital and surplus, and net income for TLIC for the year ended December 31, 2009 and Old TLIC and FLAC for year ended December 31, 2008:

		TLIC			FLAC
		Statutory			Statutory
Year ended		Capital and	Net		Capital and	Net
December 31,	Assets	Surplus	Loss	Assets	Surplus	Income (Loss)
2009	$39,727,482	$4,327,428	$(882,176)	$—	$—	$—
2008	3,844,909	2,242,226	(238,936)	32,499,603	2,700,455	(1,057,821)
     The amounts shown for the year 2009 reflect the merger of TLIC and FLAC. Statutory capital and surplus, specifically the component called surplus, is used to fund the expansion of an insurance company’s first-year individual life and accident and health sales. The first-year commission and underwriting expenses on such sales will normally consume a very high percentage of, if not exceed, first-year premiums. Accordingly, a statutory loss may occur on these sales the first year of the policy.
Liquidity and Capital Resources
     Since inception, our operations have been financed primarily through the private placement of equity securities and an intrastate public stock offering. Through March 31, 2010, we received $15,475,000 from the sale of our shares. Our operations have not been profitable and have generated significant operating losses since we were incorporated in 2004.
     At March 31, 2010, we had cash and cash equivalents totaling $9,319,286. The majority of our excess funds have been invested in money market mutual funds. At March 31, 2010, cash and cash equivalents of $8,049,315 of the total $9,319,286 are held by TLIC and may not be available for use by FTFC due to the required pre-approval by the Oklahoma Insurance Department of any dividend or intercompany transaction to transfer funds to FTFC. The maximum dividend, which may be paid in any twelve-month period without notification or approval, is limited to the lesser of 10% of statutory surplus as of December 31 of the preceding year or the net gain from operations of the preceding calendar year. Cash dividends may only be paid out of surplus derived from realized net profits. Based on these limitations, there is no capacity to pay a dividend in 2010 without prior approval. There were no dividends paid or a return of capital to the parent company in 2009.
     Cash balances at our primary depositories were significantly in excess of Federal Deposit Insurance Corporation coverage at March 31, 2010 and December 31, 2009. Management monitors the solvency of all financial institutions in which we have funds to minimize the exposure for loss. Management does not believe we are at significant risk for such a loss.
     During the three months ended March 31, 2010, net cash of $737,566 was provided by operating activities compared to $262,589 of cash used in operations in the three months ended March 31, 2009. The increase in cash provided by operations can be attributed primarily to the increase in other policyholder liabilities. Cash provided by investing activities for the three months ended March 31, 2010 and 2009 was $656,402 and $533,449, respectively. Net cash provided by financing activities for the three months ended March 31, 2010 and 2009 was $844,626 and $423,541, respectively. The increase resulted from a net increase in policy deposits. During 2009, we used $324,405 of cash in operations compared to $109,083 of cash provided by operations in 2008. The increase in cash used in operations can be attributed primarily to the increase in the net loss and the decrease in other liabilities. Cash used in investing activities was $425,022 compared to $3,836,635 in 2008. Net cash provided by financing activities was $2,160,324 compared to $375,936 in 2008. The increase resulted from a net increase in policy deposits.
     Shareholder’s equity at March 31, 2010 was $13,627,752 compared to $13,250,690 at December 31, 2009. The increase is due to an increase in fair value of fixed maturity and equity investments.
      The liquidity requirements of our life insurance company are met primarily by funds provided from operations. Premium deposits and revenues, investment income and investment maturities are the primary sources of funds, while investment purchases, policy benefits, and operating expenses are the primary uses of funds. There were no liquidity issues in the first quarter of 2010 or in 2009. Our investments consist primarily of marketable debt securities that could be readily converted to cash for liquidity needs.
     We are subject to various market risks. The quality of our investment portfolio and the current level of shareholder’ equity continue to provide a sound financial base as we strive to expand our marketing to offer competitive products. Our investment portfolio recovered from the disruptions in the capital markets and had total unrealized net investment gains before deferred income taxes and adjustment to deferred acquisition costs of $3,373,759 at March 31, 2010.
     A primary liquidity concern is the risk of an extraordinary level of early policyholder withdrawals. We include provisions within our insurance policies, such as surrender charges, that help limit and discourage early withdrawals. Individual life insurance policies are less susceptible to withdrawal than annuity reserves and deposit liabilities because policyholders may incur surrender charges and undergo a new underwriting process in order to obtain a new insurance policy. Cash flow projections and cash flow tests under various market interest rate scenarios are also performed annually to assist in evaluating liquidity needs and adequacy. We currently anticipate that available liquidity sources and future cash flows will be adequate to meet our needs for funds.
     One of the significant risks relates to the fluctuations in interest rates. Regarding interest rates, the value of our fixed-maturity investment portfolio will increase or decrease in an inverse relationship with fluctuations in interest rates, while net investment income earned on newly acquired fixed maturities increases or decreases in direct relationship with interest rate changes. From an income perspective, we are exposed to rising interest rates which could be a significant risk, as TLIC’s annuity business is subject to variable interest rates. The life insurance company’s life insurance policy liabilities bear fixed rates. From a liquidity perspective, our fixed rate policy liabilities are relatively insensitive to interest rate fluctuations. Accordingly, we believe gradual increases in interest rates do not present a significant liquidity exposure for the life insurance policies. We maintain conservative durations in its fixed maturity portfolio. At December 31, 2009 cash and fixed-maturity investments with maturities of less than one year equaled twenty percent of total policy liabilities. If interest rates rise significantly in a short time frame, there can be no assurance that the life insurance industry, including our company, would not experience increased levels of surrenders and reduced sales, and thereby be materially adversely affected.
     In addition to the measures described above, TLIC must comply with the NAIC promulgated Standard Valuation Law (“SVL”) which specifies minimum reserve levels and prescribes methods for determining them, with the intent of enhancing solvency. Upon meeting certain tests, which TLIC met during 2009, the SVL also requires us to perform annual cash flow testing for TLIC. This testing is designed to ensure that statutory reserve levels will maintain adequate protection in a variety of potential interest rate scenarios. The Actuarial Standards Board of the American Academy of Actuaries also requires cash flow testing as a basis for the actuarial opinion on the adequacy of the reserves which is a required part of the annual statutory reporting process.
     Our marketing plan could be modified to emphasize certain product types and reduce others. New business levels could be varied in order to find the optimum level. Management believes that the Company’s current liquidity, current bond portfolio maturity distribution and cash position give it substantial resources to administer its existing business and fund growth generated by direct sales. We will service other expenses and commitments by: (1) using available cash, (2) dividends from TLIC which are limited by law to the lesser of prior year net operating income or 10% of prior year-end capital and surplus unless specifically approved by the controlling insurance department, (3) dividends from FTCC and (4) corporate borrowings, if necessary.
     We have used the majority of our capital provided from the public offering to expand the premium finance business and to acquire a life insurance company. The operations of TLIC may require additional capital contributions to meet statutory capital and surplus requirements mandated by state insurance departments. Life insurance contract liabilities are generally long term in nature and are generally paid from future cash flows.
     On March 12, 2009, we entered into a senior revolving loan with a bank to loan up to $3,000,000 to provide working capital and funds for expansion. The loan was renewed on April 30, 2009 and modified to increase the revolving loan amount to $3,600,000. On July 21, 2009, FTCC borrowed $100,000 under the loan agreement and repaid $99,999 on November 4, 2009, leaving a balance of $1. The loan agreement terminated May 31, 2010.
     We are not aware of any commitments or unusual events that could materially impact our capital resources. We are not aware of any current recommendations by any regulatory authority which, if implemented, would have a material adverse effect on our liquidity, capital resources or operations
     We believe that our existing cash and cash equivalents at December 31, 2009 will be sufficient to fund our anticipated operating expenses. Loans outstanding from premium financing declined during 2009 and the growth of the premium finance subsidiary is uncertain and will require additional capital if it grows.

Funds will not be available to continue the expansion of the Company’s subsidiaries without borrowing funds or raising additional capital. We have based this estimate upon assumptions that may prove to be wrong and we could use our capital resources sooner than we currently expect.
Forward Looking Information
     We caution readers regarding certain forward-looking statements contained in this report and in any other statements made by, or on behalf of, FTFC, whether or not in future filings with the Securities and Exchange Commission. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Statements using verbs such as “expect”, “anticipate”, “believe” or words of similar import generally involve forward-looking statements. Without limiting the foregoing, forward-looking statements include statements which represent our beliefs concerning future levels of sales and redemptions of our products, investment spreads and yields or the earnings and profitability of our activities.
     Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which are subject to change. These uncertainties and contingencies could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, FTFC. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable factors and developments. Some of these may be national in scope, such as general economic conditions, changes in tax laws and changes in interest rates. Some may be related to the insurance industry generally, such as pricing competition, regulatory developments, industry consolidation and the effects of competition in the insurance business from other insurance companies and other financial institutions operating in our market area and elsewhere. Others may relate to FTFC specifically, such as credit, volatility and other risks associated with our investment portfolio. We caution that such factors are not exclusive. We disclaim any obligation to update forward-looking information.
Off-Balance Sheet Arrangements
     Our Company does not have any off-balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE
     We have had no disagreements with our accountants on accounting or financial disclosure issues.
DIRECTORS AND EXECUTIVE OFFICERS
     The following sets forth information concerning each executive officer and director as of the date of this prospectus. The Board of Directors is comprised of only one class. Our directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. The following also includes a brief description of our executive officers and directors’ business experience.

			Director
Name	Age	Position/Principal Occupation	Since
Gregg E. Zahn	48	Director; President and Chief Executive Officer of First Trinity	2004
Scott J. Engebritson	52	Director; Chairman of the Board	2004
William S.Lay (4)	70	Director; Chief Financial Officer, Secretary and Treasurer of First Trinity	2007
John R. Perkins (4)	58	Director	2004
H. Bryan Chrisman (2)	46	Director; Insurance Marketing	2004
Bill H. Hill (1) (2)	69	Director; Former President of Eastern Oklahoma State College	2004
Charles W. Owens (2)	55	Director; Insurance and Marketing Services	2004
George E. Peintner (3)	66	Director; Marketing Company	2004
G. Wayne Pettigrew(1)	47	Director; Insurance and Pension Benefits Consulting	2004
Gary L. Sherrer (1) (3)	61	Director; Assistant Vice President for External Affairs for the Division of
		Agricultural Sciences and Natural Resources for Oklahoma State University	2004
Shannon Young (3)	48	Director; Insurance Marketing	2008
Jeffrey J. Wood (4)	56	Chief Financial Officer and Chief Accounting Officer	2010

(1)	Member Audit Committee

(2)	Member Compensation Committee

(3)	Member of Nominating and Corporation Governance Committee

(4)	Effective July 1, 2010, Mr. Wood will succeed Mr. Lay as Chief Financial Officer and Chief Accounting Officer. Mr. Lay succeeded Mr. Perkins as Secretary earlier in 2010.

     The following is a brief description of the previous business background of the executive officers and directors.
     Scott J. Engebritson has been Chairman of the Board of Directors since inception in 2004. He was Chief Executive Officer from the inception of First Trinity in 2004 until October 2007. He was President and a Director of TLIC and Chairman of the Board and Director of FTCC from their inception in 2006 until October 2007 and Chairman of the Board of FLAC and director from December 2008 until August 31, 2009. TLIC, FTCC and FLAC are our subsidiaries. Mr. Engebritson currently serves as Chairman of the Board and President of Great Plains Financial Corporation, a position he has held since its inception in 2006. He currently serves as Chairman of the Board of Northern Plains Capital Corporation a position he has held since its inception in 2008. Mr. Engebritson served as Chairman of the Board for Mid-American Alliance Corporation and its subsidiary Mid-American Century Life Insurance Company from their inception in 1995 until they were merged with Citizens Inc. in 2003. Mr. Engebritson served as Chairman of the Board of Western States Alliance from 2000 to 2006. He served as Co-Chairman of the Board of Arkansas Security Capital from 2001 to 2005. He served as Chairman of the Board of Midwest Holding Inc. from 2004 to 2006.
     Gregg E. Zahn is President, Chief Executive Officer and a member of the Board of Directors of FTFC. He has served as a Board Member since 2004 and in the other capacities since October 2007. From 2004 until October 2007 he was Director of Training and Recruiting. He is President and Chief Executive Officer and Director of TLIC and FTCC and has served in those positions since October 2007. He was Executive Vice President of FLAC from December 2008 until August 2009. Between 1997 and March 2004 Mr. Zahn served as Marketing Vice President of First Alliance Corporation of Lexington, Kentucky and as Assistant to the President of First Alliance Corporation and Mid American Alliance Corporation. He was President of Alliance Insurance Management from 2001 to 2003.
     William S. Lay is Treasurer, Chief Financial Officer and a member of the Board of Directors and has served in those positions since April of 2007. Earlier in 2010, Mr. Lay began to serve as Secretary. On July 1, 2010, Mr. Lay will be succeeded as Chief Financial Officer by Jeffrey J. Wood. Mr. Lay will continue his role as Secretary and Treasurer and will still serve as a member of the Board of Directors. He also serves as an Officer and Director of TLIC and FTCC. For the past five years, Mr. Lay has been a financial officer and business consultant, specializing in corporate financial and consulting services for small sized entrepreneurial companies, having spent the last five years providing consulting services to businesses. Prior to that, Mr. Lay was an officer and director of numerous life insurance companies and also has experience in business acquisitions, mergers and reorganizations.
     H. Bryan Chrisman CLU, ChFC, has been a member of the Board of Directors since inception in 2004. He is a director of TLIC and FTCC. Mr. Chrisman is a principal with IMA, LLC, an insurance marketing firm that he helped found in 2001.
     Bill H. Hill has been a member of the Board of Directors since 2004. He also serves as a Director of TLIC and FTCC. He was President of Eastern Oklahoma State College, in Wilburton, Oklahoma from 1986-2000. He retired in 2000 and has been a rancher since that time.
     Charles Wayne Owens has been a member of the Board of Directors since inception in 2004. He is a Director of TLIC and FTCC. Mr. Owens has served as the President and Owner of Tinker Owens Insurance and Marketing Services since its inception in 1988.
     George E. Peintner has been a member of the Board of Directors since inception in 2004. He is a Director of TLIC and FTCC. Mr. Peintner is the owner of Peintner Enterprises, a marketing company established in 1980.
     John R. Perkins has been a member of the Board of Directors since inception in 2004. He served as our Secretary but was replaced in that office by Mr. Lay earlier in 2010. He was President from inception in 2004 until October 2007. He also is a Director of TLIC and FTCC. He was President of FTCC and Co-Chairman of the Board of TLIC from their inception in 2006 until October 2007. He currently serves as Chairman of the Board of First Wyoming Capital Corporation, a position he has held since its inception in August 2009. He was President of Mid American Alliance Corporation and Mid American Century Life Company from January 1, 2003 to December 31, 2003. He was on the Board of Directors of Mid-American Alliance and Mid American Century from 1998 to 2003. He is a member of the Board of Directors of Midwest Holding Inc. since its inception in 2004.
     G. Wayne Pettigrew has been a member of the Board of Directors since inception in 2004. He is a Director of TLIC and FTCC. Mr. Pettigrew served in the Oklahoma House of Representatives from 1994 until 2004. He owns and operates Group Pension Planners, an insurance and pension benefits consulting firm. He also serves on the Alumni Board at East Central University in Ada, Oklahoma.
     Gary L. Sherrer has been a member of the Board of Directors since inception in 2004. He is a Director of TLIC and FTCC. He is an Assistant Vice President for External Affairs for the Division of Agricultural Sciences and Natural Resources for Oklahoma State University. Mr. Sherrer held the position of Assistant CEO of KAMO Power from 2001-2004. Prior to his position as Assistant CEO, Mr. Sherrer held the position of Chief Administrative Officer for seven years at KAMO Power.
     Shannon B. Young was an advisory Director from April 2007 to December 2008, when he became a Member of the Board of Directors. He is Marketing Director and Partner at Insurance Marketing Alliance, LLC. He also is a member of the Oklahoma City Underwriters Association.
     Jeffrey J. Wood joined FTFC on June 8, 2010, and will become Chief Financial Officer and Chief Accounting Officer on July 1, 2010, as Mr. Lay focuses on his role as Secretary, Treasurer and member of the Board of Directors for the Company. For the past five years, Mr. Wood was vice president and chief financial officer of the Life Insurance Division of HealthMarkets, Inc. of Oklahoma City, Oklahoma, and vice president finance of Wilton Re after Wilton Re’s 2009 acquisition and transfer of the HealthMarkets, Inc.’s Oklahoma City operations. Prior to that, Mr. Wood was a financial officer of several life insurance and holding companies and was also previously a senior manager with KPMG, LLP.
     There are no family relationships between directors or officers.
Code of Conduct and Ethics
     The Company has a Code of Conduct and Ethics (“Code”) applicable to all directors and employees, including our Chairman of the Board, Chief Executive Officer and other senior executives, to help ensure that our business is conducted in accordance with high standards of ethical behavior. The Code is published on our website at www.firsttrinityfinancial.com under “Corporate Governance”.
Audit Committee
     The Audit Committee of the Board of Directors is currently composed of three directors, Gary Sherrer (Chairman), Wayne Pettigrew and Bill Hill, each of whom is determined to be an independent director as the term is defined by the NASDAQ listing standards. The Board of Directors has also determined that Mr. Sherrer qualifies as an “audit committee financial expert,” as defined in applicable SEC rules.
     The Audit Committee met one time during 2009. The Audit Committee was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee our financial reporting process, the system of internal financial controls and audits of its financial statements. The Audit Committee (1) provides oversight of our accounting and financial reporting processes and the audit of our financial statements, (2) assists the Board of Directors in oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent public accounting firm’s qualifications, independence and performance, and our internal accounting and financial controls, and (3) provides to the Board of directors such information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors, which is available in the “Corporate Governance” section of the Company’s website at www.firsttrinityfinancial.com.

Compensation Committee
     The Compensation Committee currently consists of directors Bryan Chrisman (Chairman), Charles Owens and Bill Hill, each of whom is determined to be an independent director as the term is defined by the NASDAQ listing standards. Mr. Chrisman is chairman of the Compensation Committee. The Compensation Committee met one time during 2009. The Compensation Committee reviews and approves the compensation and benefits for our executive officers and performs such other duties as may from time to time be determined by the Board of Directors. The Compensation Committee acts pursuant to a written Charter adopted by the Board of Directors, which is available in the “Corporate Governance” section of the Company’s website at www.firsttrinityfinancial.com.
Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee meets on call and submits recommendations to the Board of Directors for candidates to be submitted to the shareholders for election. The Nominating and Corporate Governance Committee currently consists of directors George E. Peintner, Gary Sherrer and Shannon Young, each of whom is deemed to be an independent director as the term is defined by the NASDAQ listing standards, met one time in 2009. The Nominating and Corporate Governance committee acts pursuant to a written Charter adopted by the Board of Directors, which is available in the “Corporate Governance” section of our website at www.firsttrinityfinancial.com.
Director Compensation
     Directors who are not employees of FTFC receive a $1,000 annual retainer and $500, plus expenses, for each Board of Directors meeting they attend in person and $250 for each meeting in which they participate held telephonically. The compensation of our directors is set forth in the Director Compensation table below.
Director Compensation Table

	Fees				Change in Pension Value
	Earned or			Non-Equity Incentive	and Nonqualified Deferred	All Other
	Paid in	Stock Awards	Option Awards	Plan Compensation	Compensation Earnings	Compensation	Total
Name	Cash ($)	($)	($)	($)	($)	($)	($)
H. Bryan Chrisman	3,250						3,250
Bill H. Hill	4,000						4,000
Charles W. Owens	4,000						4,000
Loren Everett Owens	4,000						4,000
George E. Peintner	4,000						4,000
G. Wayne Pettigrew	3,250						3,250
Gary L. Sherrer	4,000						4,000
Shannon Young	3,750						3,750

EXECUTIVE COMPENSATION
     The Compensation Committee assists the Board of Directors in overseeing the management of our compensation and benefits program, Chief Executive Officer performance and executive development and succession efforts. In addition the committee oversees the evaluation of management and compensation of the officers of FTFC.
     The primary objective of our compensation program is to offer executive officers competitive compensation packages that will permit us to attract and retain individuals with superior abilities and to motivate and reward such individuals in an appropriate manner in the long term interest of FTFC and its shareholders.
     Management provides recommendations to the Compensation Committee regarding most compensation matters, including executive compensation; however, the Compensation Committee does not delegate any of its functions to others in setting compensation. We do not engage any consultant related to executive compensation matters.
     The Company’s compensation program for executive officers consists of base salary, consideration for annual bonuses, 401(k) plan and health insurance coverage. These elements are intended to provide an overall compensation package that is commensurate with the Company’s financial resources, that is appropriate to assure the retention of experienced management personnel, and that aligns their financial interest with those of our shareholders.
     Base Salary: Salary levels recommended by the Compensation Committee are intended to be competitive with salary levels of similarly situated companies, commensurate with the executive officers’ respective duties and responsibilities, and reflect the financial performance of FTFC. Annual salary increases are considered based on the same criteria.
     Cash Bonuses: Bonus amounts are based on individual performance and are intended to reward superior performance. The Compensation Committee may also take into account additional considerations that it deems appropriate. Bonuses are discretionary and there is no formal bonus plan in place.
     The following Summary Compensation Table sets forth the compensation of the most highly compensated executive officers whose total compensation exceeded $100,000.
Summary Compensation Table

				All Other
		Salary	Bonus	Compensation	Total
Name and Principal Position	Year	($)	($)	($) (1)	($)
Gregg E. Zahn	2009	$180,000	$40,000	$9,000	$229,000
President & Chief Executive Officer	2008	180,000	20,000	9,000	209,000

William S. Lay	2009	126,615	10,000		136,615
Treasurer & Chief Financial Officer	2008	60,000	10,000		70,000

(1)	Auto allowance

Employment Agreements
     Gregg E. Zahn entered into an employment agreement with FTFC, effective May 1, 2010. The amended agreement is for a term through April 30, 2013, and is subject to earlier termination based on disability, death or termination by FTFC with or without cause. Mr. Zahn’s base salary is set at $225,000 per year. He also receives an $850 per month auto allowance. He is entitled to participate in the Company’s employment benefit plans available to other executives. He is eligible for a bonus at the discretion of the Compensation Committee and the Board of Directors based on his performance. In the event of Mr. Zahn’s termination of employment by the Company for other than cause or non-performance, the employment agreement entitles Mr. Zahn to a lump sum payment in an amount equal to the unpaid balance of his annual base salary which would have been paid through the termination date.
     William S. Lay entered into an employment agreement FTFC, effective January 1, 2009, and amended April 23, 2010. The agreement is for a term through December 31, 2011 and is subject to earlier termination based on disability, death, termination by FTFC, with or without cause. Mr. Lay’s base salary is $125,000 per year for year one. Year two salary is $62,500 plus $90 per hour for all hours worked in excess of 750 and year three is $31,250 plus $90 per hour for hours worked in excess of 375. He is entitled to participate in our employment benefit plans available to other executives. He is eligible for a bonus at the discretion of the Compensation Committee and the Board of Directors, based on performance. Amounts payable, as of December 31, 2009, in the event of Mr. Lay’s termination of employment by the company not for cause or for good reason by Mr. Lay is $93,750.
SECURITY OWNERSHIP
     The following table sets forth the beneficial ownership of our Common Stock as of December 31, 2009, (i) by all persons known to FTFC, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, to be the beneficial owners of more than 5% of our Common Stock, (ii) by the executive officers named in the Summary Compensation Table under “Executive Compensation,” (iii) by each director, and (iv) by all current directors and executive officers as a group.

		Percentage
	Common Stock	Beneficially
Name	Beneficially Owned	Owned
Scott J. Engebritson	188,500	3.25%
Gregg E. Zahn	422,000	7.27%
William S. Lay	20,000	*
John R. Perkins	50,000	*
H. Bryan Chrisman	100,000	1.72%
Bill H. Hill	28,000	*
Charles Wayne Owens	44,000 (2)	*
George E. Peintner	40,000	*
G. Wayne Pettigrew	42,000	*
Gary L. Sherrer	40,000	*
Shannon B. Young	35,000	*
All directors and executive officers as a group (11 persons)	1,009,500	17.39%

*	represents less than 1%

(1)	At March 31, 2010, there are 5,805,000 shares outstanding and entitled to vote.

(2)	Includes 4,000 shares jointly owned by Mr. Owens and his children.

LEGAL MATTERS
     The validity of the shares of Common Stock offered by this prospectus will be passed upon for the Company by Cooper & Newsome PLLP, 401 South Boston Avenue, Suite 3300, Mid-Continent Tower, Tulsa, Oklahoma 74103.
EXPERTS
     The consolidated financial statements as of December 31, 2009 and 2008 and for each of the two years ended December 31, 2009, have been so included in reliance on the report of Kerber, Eck & Braeckel LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and accordingly file annual, quarterly and current reports, proxy statements and other information with the SEC. Members of the public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.
     In addition, we are required to file electronic versions of these materials with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval database system, or EDGAR. Copies of the registration statement of which this prospectus is a part and its exhibits, as well as of our annual reports, quarterly reports, proxy statements and other filings may be examined without charge via the EDGAR database. The web address of the EDGAR database is www.sec.gov. They are also available on our website, www.firsttrinityfinancial.com. Our website is not a part of this prospectus.

FIRST TRINITY FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of First Trinity Financial Corporation
     We have audited the accompanying consolidated balance sheets of First Trinity Financial Corporation and Subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Trinity Financial Corporation and Subsidiaries as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ Kerber, Eck & Braeckel LLP
Springfield, Illinois
April 14, 2010

FINANCIAL STATEMENTS
First Trinity Financial Corporation and Subsidiaries
Consolidated Balance Sheets

	December 31,	December 31,
	2009	2008
Assets
Investments
Available-for-sale fixed maturities at fair value (amortized cost: $19,772,497 and $18,203,764 at December 31, 2009 and 2008, respectively)	$22,510,660	$18,207,905
Equity securities (cost: $350,318 and $213,752 at December 31, 2009 and 2008, respectively)	448,484	213,752
Mortgage loans on real estate	1,365,953	1,315,401
Investment real estate	3,146,944	372,000
Policy loans	335,022	253,092
Other long-term investments	4,975,188	4,464,280

Total investments	32,782,251	24,826,430

Cash and cash equivalents ($325,000 is restricted as to withdrawal at December 31, 2009 and 2008)	7,080,692	5,669,795
Certificate of deposit (restricted)	102,273	100,000
Accrued investment income	340,384	345,069
Recoverable from reinsurers	870,294	884,211
Accounts receivable	273,843	179,699
Loans from premium financing	2,749,830	4,702,590
Deferred policy acquisition costs	1,918,994	898,134
Value of insurance business acquired	2,778,723	2,509,950
Property and equipment	82,349	2,747,822
Deferred federal income tax asset	—	454,824
Other assets	837,210	262,393

Total assets	$49,816,843	$43,580,917

Liabilities and Shareholders’ Equity
Policy liabilities
Policyholders’ account balances	$24,417,483	$21,189,567
Future policy benefits	11,349,640	9,621,845
Policy claims	289,273	343,469
Other policyholder funds	100,731	102,025

Total policy liabilities	36,157,127	31,256,906
Deferred federal income taxes	159,315	—
Other liabilities	249,711	1,047,241

Total liabilities	36,566,153	32,304,147

Shareholders’ Equity
Common stock, par value $.01 per share 8,000,000 shares authorized, 5,805,000 issued and outstanding	58,050	58,050
Additional paid-in capital	13,806,503	13,806,503
Accumulated other comprehensive income	2,867,044	2,733
Accumulated deficit	(3,480,907)	(2,590,516)

Total shareholders’ equity	13,250,690	11,276,770

Total liabilities and shareholders’ equity	$49,816,843	$43,580,917

See notes to consolidated financial statements.

First Trinity Financial Corporation and Subsidiaries
Consolidated Statements of Operations

	Year ended
	December 31,
	2009	2008
Revenues
Premiums	$5,860,351	$1,572,599
Income from premium financing	582,816	503,885
Net investment income	2,222,525	164,924
Net realized investment losses:
Total-other-than-temporary impairment losses	(155,364)	—
Other realized investment losses	(31,046)	—

Total net realized investment losses	(186,410)	—
Other income	63,510	—

Total revenues	8,542,792	2,241,408

Benefits, losses and expenses
Benefits and claims	4,234,016	724,571
Acquisition costs deferred	(1,478,104)	(553,292)
Amortization of deferred acquisition costs	452,960	114,673
Amortization of value of insurance business acquired	333,493	—
Commissions	1,450,437	625,492
Loan fees and losses	684,300	124,858
Salaries and wages	1,347,897	682,555
Third party administration fees	247,211	169,341
Other underwriting, insurance and acquisition expense	2,111,834	858,894

Total benefits, losses and expenses	9,384,044	2,747,092

Loss before income tax expense	(841,252)	(505,684)

Provision for federal income taxes

Deferred	49,139	(832)

Total federal income tax (benefit)	49,139	(832)

Net loss	$(890,391)	$(504,852)

Net loss per common share basic and diluted	$(0.15)	$(0.09)

See notes to consolidated financial statements.

First Trinity Financial Corporation and Subsidiaries
Consolidated Statement of Changes in Shareholders’ Equity

			Accumulated
	Common	Additional	Other		Total
	Stock	Paid-in	Comprehensive	Accumulated	Shareholders’
	$.01 Par Value	Capital	Income	Deficit	Equity
Balance at January 1, 2008	$58,050	$13,806,503	$926	$(2,085,664)	$11,779,815
Comprehensive loss
Net loss	—	—	—	(504,852)	(504,852)
Change in net unrealized appreciation on available-for-sale securities	—	—	1,807	—	1,807
Total comprehensive loss	—	—	—	—	(503,045)

Balance at December 31, 2008	58,050	13,806,503	2,733	(2,590,516)	11,276,770

Comprehensive income:
Net loss	—	—	—	(890,391)	(890,391)
Change in net unrealized appreciation on available-for-sale securities	—	—	2,864,311	—	2,864,311
Total comprehensive income	—	—	—	—	1,973,920

Balance at December 31, 2009	$58,050	$13,806,503	$2,867,044	$(3,480,907)	$13,250,690

See notes to consolidated financial statements

First Trinity Financial Corporation and Subsidiaries
Consolidated Statements of Cash Flows

	Year ended
	December 31,
	2009	2008
Operating activities
Net loss	$(890,391)	$(504,852)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for depreciation	79,643	10,818
Accretion of discount on fixed maturity investments	(564,296)	2,167
Realized investment losses	186,410	—
Amortization of policy acquisition cost	452,960	114,673
Policy acquisition cost deferred	(1,478,104)	(553,292)
Amortization of value of business acquired	333,493	—
Provision for deferred federal income tax	49,139	(832)
Interest credited on policyholder deposits	1,067,592	10,484
Change in assets and liabilities
Accrued investment income	4,685	7,378
Policy loans	(81,930)	—
Allowance for loan losses	297,521	—
Recoverable from reinsurers	13,917	(14,900)
Accounts receivable	(94,144)	(28,761)
Other assets	(574,817)	(20,240)
Future policy benefits	1,727,795	693,347
Policy claims	(54,196)	35,640
Other policyholder funds	(1,294)	30,201
Other liabilities	(798,388)	327,252

Net cash provided by (used in) operating activities	(324,405)	109,083

Investing activities
Purchase of fixed maturities	(4,054,880)	(325,000)
Sales and maturity of fixed maturities	2,556,904	625,000
Purchase of equity securities	(136,565)	—
Purchase of mortgage loan	(110,000)	—
Reduction in mortgage loans	86,742	—
Purchase of real estate	(141,483)	—
Purchase of other long term investments	(1,206,500)	—
Payments on other long term investments	975,424	—
Purchase of certificate of deposit	(2,273)	—
Loans made for premiums financed	(9,860,038)	(9,279,014)
Loans repaid for premiums financed	11,515,277	6,875,259
Purchase price for subsidiary in excess of cash received	—	(1,723,875)
Purchases of furniture and equipment	(47,630)	(9,005)

Net cash used in investing activities	(425,022)	(3,836,635)

Financing activities
Policyholder account deposits	3,699,270	375,936
Policyholder account withdrawals	(1,538,946)	—

Net cash provided by financing activities	2,160,324	375,936

Increase (decrease) in cash	1,410,897	(3,351,616)
Cash and cash equivalents, beginning of period	5,669,795	9,021,411

Cash and cash equivalents, end of period	$7,080,692	$5,669,795

See notes to consolidated financial statements.

First Trinity Financial Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
     First Trinity Financial Corporation is the holding company of Trinity Life Insurance Company and First Trinity Capital Corporation.
     First Trinity Financial Corporation, (the “Company”) was incorporated in Oklahoma on April 19, 2004, for the primary purpose of organizing a life insurance subsidiary. The Company raised $1,450,000 from two private placement stock offerings during 2004. On June 22, 2005 the Company’s intrastate public stock offering filed with the Oklahoma Department of Securities for a $12,750,000 intrastate public stock offering, which included a 10% “over-sale” provision (additional sales of $1,275,000), was declared effective. The offering was completed February 23, 2007. The Company raised $14,025,000 from this offering.
     On August 31, 2009, two of the Company’s subsidiaries, Trinity Life Insurance Company (“Old TLIC’) and First Life America Corporation (“FLAC”) were merged, with FLAC being the surviving company. Immediately following the merger FLAC changed its name to Trinity Life Insurance Company (“TLIC”). After the merger, the Company has two wholly owned subsidiaries, First Trinity Capital Corporation (“FTCC”) and TLIC, domiciled in Oklahoma. FTCC was incorporated in 2006, and began operations in January 2007 providing financing for casualty insurance premiums. FLAC was purchased December 23, 2008 and had statutory capital and surplus of $2,700,455 at December 31, 2008.
     TLIC is primarily engaged in the business of marketing, underwriting and distributing a broad range of individual life and annuity insurance products to individuals in eight states primarily in the Midwest. TLIC’s current product portfolio consists of a modified premium whole life insurance policy with a flexible premium deferred annuity rider, whole life, term, final expense, accidental death and dismemberment and annuity products. The term products are both renewable and convertible and issued for 10, 15, 20 and 30 years. They can be issued with premiums fully guaranteed for the entire term period or with a limited premium guarantee. The final expense is issued as either a simplified issue or as a graded benefit, determined by underwriting. The products are sold through independent agents in the states of Illinois, Kansas, Kentucky, Nebraska, North Dakota, Ohio, Oklahoma and Texas.
     The Company’s operations, prior to the acquisition of FLAC involved the sale of a modified premium whole life insurance policy with a flexible premium deferred annuity rider through its subsidiary Old TLIC in the state of Oklahoma. FTCC provides financing for casualty insurance premiums for individuals and companies and is licensed to conduct premium financing business in the states of Alabama, Arkansas, Louisiana, Mississippi and Oklahoma. FTCC is the sole member of Southern Insurance Services, LLC, (“SIS”) a limited liability company that operates a property and casualty insurance agency.
Basis of Presentation
     The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Principles of Consolidation
     The consolidated financial statements include the accounts and operations of the Company and its subsidiaries, including FLAC from its date of acquisition, which is treated as December 31, 2008 for financial reporting purposes. No operating results of FLAC are included in the consolidated financial statements for the year ended December 31, 2008. All intercompany accounts and transactions are eliminated in consolidation.

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)
Reclassifications
     Certain reclassifications have been made in the prior year financial statements to conform to current year classifications. These reclassifications had no effect on previously reported net loss or shareholders’ equity.
Use of Estimates
     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.
Investments
     Fixed maturities are comprised of bonds that are classified as available-for-sale and are carried at fair value with unrealized gains and losses, net of applicable deferred taxes, reported in accumulated other comprehensive income (loss). The amortized cost of fixed maturities is adjusted for amortization of premium and accretion of discount to maturity. Interest income, as well as the related amortization of premium and accretion of discount is included in net investment income under the effective yield method. The amortized cost of fixed maturities is written down to fair value when a decline in value is considered to be other-than-temporary.
     Equity securities are comprised of common stock and are carried at fair value. The associated unrealized gains and losses, net of applicable deferred taxes, are included in accumulated other comprehensive income (loss) The cost of equity securities is written down to fair value when a decline in value is considered to be other-than-temporary. Dividends from these investments are recognized in net investment income when declared.
     Mortgage loans are carried at unpaid balances, net of unamortized premium or discounts. Interest income and the amortization of premiums or discounts are included in net investment income.
     Investment real estate is carried at amortized cost. Depreciation on the office building is calculated over its estimated useful life of 39 years.
     Policy loans are carried at unpaid principal balances. Interest income on policy loans is recognized in net investment income at the contract interest rate when earned.
     Other long term investments are comprised of lottery prize receivables and are carried at amortized cost, net of unamortized premium or discounts. Interest income and the amortization of premium or discount are included in net investment income.
     Cash and cash equivalents include cash on hand, amounts due from banks and money market instruments.
     Certificates of deposit are carried at cost. The Company limits its investment in certificates of deposit to accounts that are federally insured.
     Realized gains and losses on sales of investments are recognized in operations on the specific identification basis. Interest and dividends earned on investments are included in net investment income.

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)
Deferred Policy Acquisition Costs
     Commissions and other acquisition costs which vary with and are primarily related to the production of new business are deferred and amortized over the life of the related policies. Refer to Revenues and Expenses discussed later regarding amortization methods. Recoverability of deferred acquisition costs is evaluated periodically by comparing the current estimate of the present value of expected pretax future profits to the unamortized asset balance. If this current estimate is less than the existing balance, the difference is charged to expense.
     Deferred acquisition costs related to annuities are deferred to the extent deemed recoverable and amortized in relation to the present value of actual and expected gross profits on the policies. To the extent that realized gains and losses on fixed income securities result in adjustments to deferred acquisition costs related to annuities, such adjustments are reflected as a component of the amortization of deferred acquisition costs. Deferred acquisition costs related to annuities are also adjusted, net of tax, for the change in amortization that would have been recorded if the unrealized gains and (losses) from securities had actually been realized. This adjustment is included in the change in net unrealized appreciation (depreciation) on available-for-sale securities, a component of “Accumulated Other Comprehensive Income (Loss)” in the shareholders’ equity section of the balance sheet.
Loans from Premium Financing
     Loans from premium financing are carried at their outstanding unpaid principal balances, net of unearned interest, charge-offs and an allowance for loan losses. Interest on loans is earned based on the interest method for computing unearned interest. The rule of 78’s is used to calculate the amount of the interest charge to be forgiven in the event that a loan is repaid prior to the agreed upon number of monthly payments. When serious doubt concerning collectability arises, loans are placed on a nonaccrual basis, generally if no payment is received after one hundred twenty days all accrued and uncollected interest income is reversed against current period operations. Interest income on nonaccrual loans is recognized only when the loan is paid in full. Loan origination fees and costs are charged to expense as incurred.
Allowance for Loan Losses from Premium Financing
     The allowance for possible loan losses from financing casualty insurance premiums is a reserve established through a provision for possible loan losses charged to expense which represents, in management’s judgment, the known and inherent credit losses existing in the loan portfolio. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses inherent in the loan portfolio.
     While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond the Company’s control, including the performance of the Company’s loan portfolio, the economy and changes in interest rates. The Company’s allowance for possible loan losses consists of specific valuation allowances established for probable losses on specific loans and a portfolio reserve for probable incurred but not specifically identified loans.
     A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis.

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)
Property and Equipment
     The home office building that was acquired in the acquisition of FLAC and carried as property and equipment on the balance sheet in 2008 was leased to third parties in December 2009 and has been reclassified on the balance sheet to investment real estate. Property and equipment are carried at amortized cost. Depreciation on the office building occupied by SIS is calculated over its estimated useful life of 39 years. Office furniture and equipment is recorded at cost or fair value at acquisition less accumulated depreciation using the 200% declining balance method over the estimated useful life of the respective assets of 3 to 7 years.
Reinsurance
     The Company cedes reinsurance under various agreements allowing management to control exposure to potential losses arising from large risks and providing additional capacity for growth. Estimated reinsurance recoverables are reported as assets and are recognized in a manner consistent with the liabilities related to the underlying reinsured contracts.
Value of Insurance Business Acquired
     As a result of the Company’s purchase of FLAC, an asset was recorded in the application of purchase accounting to recognize the value of acquired insurance in force. The Company’s value of acquired insurance in force is an intangible asset with a definite life and is amortized under Financial Accounting Standards Board (“FASB”) guidance. The value of acquired insurance in force will be amortized over 34 years, which is the expected remaining life of the insurance in force. For the amortization of the value of acquired insurance in force, the Company will periodically review its estimates of gross profits. The most significant assumptions involved in the estimation of gross profits include interest rate spreads, future financial market performance, business surrender/lapse rates, expenses and the impact of realized investment gains and losses. In the event actual experience differs significantly from assumptions or assumptions are significantly revised, the Company is required to record a charge or credit to amortization expense for the period in which an adjustment is made. During 2009, the Company evaluated it’s originally recorded purchase price allocation of assets and liabilities of FLAC. As a result, value of business acquired was increased $602,266 due to a change to the original assumptions made on the deferred taxes of the investment portfolio of FLAC. This change in deferred taxes and value of business acquired had the effect of increasing net loss by $159,175 ($.02 per share).
     At December 31, 2009 and 2008 there was $333,493 and $0 accumulated amortization due to the purchase of FLAC occurring at the end of 2008. The Company expects to amortize the value of insurance business acquired by the following amounts over the next five years: $309,254, $290,542, $265,065, $237,704 and $220,155.
Other Assets and Other Liabilities
     Other assets consist primarily of prepaid expenses and federal and state income tax recoverables. Other liabilities consist primarily of accrued expenses and payables.
Policyholders’ Account Balances
     The Company’s liability for policyholders’ account balances represents the contract value that has accrued to the benefit of the policyholder as of the balance sheet date. This liability is generally equal to the accumulated account deposits plus interest credited less policyholders’ withdrawals and other charges assessed against the account balance. Interest crediting rates for individual annuities range from 3.75% to 6.75%. Interest crediting rates for premium deposit funds range from 3.5% to 4%.

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)
Future Policy Benefits
     The Company’s liability for future policy benefits is primarily comprised of the present value of estimated future payments to or on behalf of policyholders, where the timing and amount of payment depends on policyholder mortality or morbidity, less the present value of future net premiums. For life insurance and annuity products, expected mortality and morbidity is generally based on the Company’s historical experience or standard industry tables including a provision for the risk of adverse deviation. Interest rate assumptions are based on factors such as market conditions and expected investment returns. Although mortality and morbidity and interest rate assumptions are “locked-in” upon the issuance of new insurance with fixed and guaranteed terms, significant changes in experience or assumptions may require the Company to provide for expected future losses on a product by establishing premium deficiency reserves.
Policy Claims
     Policy claim liabilities represent the estimated liabilities for claims reported plus estimated incurred but not yet reported claims developed from trends of historical market data applied to current exposure.
Common Stock
     Common stock is fully paid, non-assessable and has a par value of $.01 per share.
Federal Income Taxes
     The Company uses the liability method of accounting for income taxes. Deferred income taxes are provided for cumulative temporary differences between balances of assets and liabilities determined under GAAP and balances determined using tax bases. A valuation allowance is established for the amount of the deferred tax asset that exceeds the amount of the estimated future taxable income needed to utilize the future tax benefits.
Revenues and Expenses
     Revenues on traditional life insurance products consist of direct premiums reported as earned when due. Liabilities for future policy benefits are provided and acquisition costs are amortized by associating benefits and expenses with earned premiums to recognize related profits over the life of the contracts. Acquisition costs are amortized over the premium paying period using the net level premium method. Traditional life insurance products are treated as long duration contracts since they are ordinary whole life insurance products, which generally remain in force for the lifetime of the insured.
     Income from premium financing includes cancellation and late fees.
Net Loss per Common Share
     Net loss per common share is calculated using the weighted average number of common shares outstanding during the year. The weighted average outstanding common shares for the years ended December 31, 2009 and 2008 were 5,805,000.
Accumulated Other Comprehensive Income
     FASB guidance requires the inclusion of unrealized gains or losses on available-for-sale securities as a component of other comprehensive income. Unrealized gains and losses recognized in accumulated other comprehensive income that are later recognized in net income through a reclassification adjustment are identified on the specific identification method. There were no reclassification amounts for the years ended December 31, 2009 and 2008.

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)
Subsequent Events
     Management has evaluated all events subsequent to December 31, 2009 through the date that these financial statements have been issued.
Recent Accounting Pronouncements
     In April 2009, the Financial Accounting Standards Board (“FASB”) issued new guidance regarding the recognition and presentation of other-than-temporary impairments. The new guidance requires entities to separate an other-than-temporary impairment of a fixed maturity security into two components when there are credit related losses associated with the impaired fixed maturity security for which management asserts that it does not have the intent to sell the security, and it is not more likely than not that it will be required to sell the security before recovery of its cost basis. The amount of the other-than-temporary impairment related to a credit loss is recognized in earnings, and the amount of the other-than-temporary impairment related to other factors is recorded in other comprehensive income (loss). The new guidance also expands prior guidance in annual reporting for investment disclosures to interim periods and further enhances certain disclosures contained therein. This guidance was effective for periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company adopted this guidance effective for the second quarter 2009. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.
     In April 2009, the FASB issued new guidance to clarify fair valuation in inactive markets and includes all assets and liabilities subject to fair value measurements. Under this guidance, if an entity determines that there has been a significant decrease in the volume and level of activity for the asset or the liability in relation to the normal market activity for the asset or liability (or similar assets and liabilities), then transactions or quoted prices may not accurately reflect fair value. In addition, if there is evidence that the transaction for the asset or liability is not orderly; the entity shall place little, if any weight on that transaction price as an indicator of fair value. This guidance was effective for periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company adopted this guidance effective for the second quarter 2009, with no material impact to the consolidated financial statements.
     In April 2009, the FASB issued new guidance to expand the fair value disclosures required for financial instruments for interim periods. The guidance also requires entities to disclose the methods and significant assumptions used to estimate the fair value of financial instruments in financial statements on an interim and annual basis and to highlight any changes from prior periods. This guidance was effective for periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company adopted this guidance effective for the second quarter of 2009, with no material impact to the consolidated financial statements.
     In May 2009, the FASB issued new guidance that established general accounting standards and disclosure for events occurring subsequent to the balance sheet date but before the financial statements are issued. This guidance became effective for interim and annual accounting periods ending after June 15, 2009. The Company adopted this guidance upon issuance, with no material impact to the consolidated financial statements.
     In June 2009, the FASB issued new guidance to reorganize existing U.S. accounting and reporting standards issued by the FASB and other private sector standard setters into a single source of authoritative accounting principles arranged by topic (the “Codification”). The Codification replaced previous guidance related to the same issue and became effective for interim and annual reporting periods ending after September 15, 2009. The Company adopted this guidance upon issuance, with no material impact to the consolidated financial statements.

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)
     In February 2010, the FASB modified its guidance related to subsequent events. This guidance continues to require entities that file or furnish financial statements with the SEC to evaluate subsequent events through the date the financial statements are issued; however, this guidance removed the requirement for these entities to disclose the date through which events have been evaluated. This guidance became effective upon issue. The Company adopted this guidance upon issue, with no material impact to the consolidated financial statements.
2. INVESTMENTS
Fixed Maturities and Equity Securities
     The following tables provide additional information relating to fixed maturities and equity securities as of December 31:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
December 31, 2009	Cost	Gains	Losses	Value
Fixed maturity securities
U.S. Government Agency	$1,921,463	$7,955	$51,235	$1,878,183
Residential mortgage-backed securities	182,835	22,403	—	205,238
Corporate bonds	17,668,199	2,796,431	37,391	20,427,239

Total fixed maturity securities	$19,772,497	$2,826,789	$88,626	$22,510,660
Equity securities	350,318	98,166	—	448,484

Total	$20,122,815	$2,924,955	$88,626	$22,959,144

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
December 31, 2008	Cost	Gains	Losses	Value
Fixed maturity securities
U.S. Government Agency	$953,650	$4,141	$—	$957,791
Residential mortgage-backed securities	221,951	—	—	221,951
Corporate bonds	17,028,163	—	—	17,028,163

Total fixed maturity securities	$18,203,764	$4,141	$—	$18,207,905
Equity securities	213,752	—	—	213,752

Total	$18,417,516	$4,141	$—	$18,421,657

     The following table summarizes, for all securities in an unrealized loss position as of the balance sheet dates, the estimated fair value, pre-tax gross unrealized loss and number of securities by length of time that those securities have been continuously in an unrealized loss position.

	Less than 12 months
		Unrealized	Number of
December 31, 2009	Fair Value	Loss	Securities
Fixed maturity securities
U.S. Government agency	$1,676,246	$51,235	6
Corporate bonds	742,087	37,391	5

Total fixed maturity securities	$2,418,333	$88,626	11

     There were no securities in an unrealized loss position greater than 12 months and there were no equity securities in an unrealized loss position. There were no securities in an unrealized loss position at December 31, 2008.

2. INVESTMENTS (continued)
     As of December 31, 2009, all of the above fixed maturity securities had a fair value to cost ratio equal to or greater than 86% and all equity securities had a fair value to cost ratio equal to or greater than 100%. As of December 31, 2008, all of our fixed maturity and equity securities had a fair value to cost ratio equal to or greater than 100%. At December 31, 2009 and 2008, fixed maturity securities were 87% and 85% investment grade, respectively, as rated by Standard & Poor’s.
     The Company’s decision to record an impairment loss is primarily based on whether the security’s fair value is likely to remain significantly below its book value in light of all the factors considered. Factors that are considered include the length of time the security’s fair value has been below its carrying amount, the severity of the decline in value, the credit worthiness of the issuer, and the coupon and/or dividend payment history of the issuer. The Company also assesses whether it intends to sell or whether it is more likely than not that it may be required to sell the security prior to its recovery in value. For any fixed maturity securities that are other-than-temporarily impaired, the Company determines the portion of the other-than-temporary impairment that is credit-related and the portion that is related to other factors. The credit-related portion is the difference between the expected future cash flows and the amortized cost basis of the fixed maturity security, and that difference is charged to earnings. The non-credit-related portion representing the remaining difference to fair value is recognized in other comprehensive income (loss). Only in the case of a credit-related impairment where management has the intent to sell the security, or it is more likely than not that it will be required to sell the security before recovery of its cost basis, is a fixed maturity security adjusted to fair value and the resulting losses recognized in realized gains/losses in the consolidated statements of income. Any other-than-temporary impairments on equity securities are recorded in the consolidated statements of income in the periods incurred as the difference between fair value and cost.
     The Company recorded two other-than-temporary impairments during 2009. During the second quarter of 2009, the Company impaired its $200,000 par value General Motors (“GM”) bond as a result of a bankruptcy filing by GM. This impairment was considered fully credit-related, resulting in a charge to the income statement before tax of $8,659 as of June 30, 2009. This charge represents the difference between the amortized cost basis of the security and its fair value. During the third quarter 2009, the Company recorded an other-than-temporary impairment relative to CIT bonds with a total par value of $710,000. These bonds were written down to their fair value at September 30, 2009. The Company determined that the entire loss was credit related and recognized a realized loss of $146,705 in the statement of operations. These bonds defaulted on October 30, 2009. The Company experienced no additional other-than temporary impairments during 2009. Management believes that the Company will fully recover its cost basis in the securities held at December 31, 2009, and management does not have the intent to sell nor is it more likely than not that the Company will be required to sell such securities until they recover or mature. The remaining temporary impairments shown herein are primarily the result of the current interest rate environment rather than credit factors that would imply other-than-temporary impairment.
     Net unrealized gains for investments classified as available-for-sale are presented below, net of the effect of deferred income taxes and deferred acquisition costs assuming that the appreciation had been realized.

	December 31,
	2009	2008
Gross unrealized appreciation on available-for-sale securities	$2,836,329	$4,141
Adjustment to deferred acquisition costs	(4,284)	—
Deferred income taxes	34,999	(1,408)

Net unrealized appreciation on available-for-sale securities	$2,867,044	$2,733

INVESTMENTS (continued)
     The amortized cost and estimated fair value of fixed maturities, by contractual maturity, at December 31, 2009 is shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale
	Amortized	Fair
	Cost	Value
Due in one year or less	$43,500	$56,619
Due in one year through five years	5,826,977	6,734,979
Due after five years through ten years	8,479,628	9,642,869
Due after ten years	5,239,557	5,870,955
Due at multiple maturity dates	182,835	205,238

	$19,772,497	$22,510,660

     Proceeds from the sale and maturity of fixed maturities during 2009 and 2008 were $2,556,904 and $625,000, respectively. Gross gains of $5,323 and $0 and gross losses of $36,369 and $0 were realized on the sales during 2009 and 2008, respectively. Certain other than temporary losses were recognized on General Motors and CIT Corporation bonds totaling $155,364.
     Presented below is investment information, including the accumulated and annual change in net unrealized investment gains or losses. Additionally, the table shows the annual change in net unrealized investment gains (losses) and the amount of realized investment gains (losses) on debt and equity securities for the year’s ended December 31, 2009 and 2008.

	2009	2008
Change in unrealized investment gains
Fixed maturities	$2,734,022	$2,738
Equity securities	98,166	—
Realized investment losses
Fixed maturities	$(186,410)	$—
Equity securities	—	—
Mortgage Loans on Real Estate
The Company’s mortgage loans by property type at December 31, 2009 and 2008 are as follows:

	2009		2008
	Amount	% of Total	Amount	% of Total
Residential loans	$110,000	8.05%	$—	0.00%

Commercial loans
Retail stores	851,607	62.35%	900,435	68.45%
Office buildings	404,346	29.60%	414,966	31.55%

Total commercial loans	1,255,953	91.95%	1,315,401	100.00%

Total mortgage loans	$1,365,953	100.00%	$1,315,401	100.00%

     The residential loan is located in Mississippi and commercial loans are geographically concentrated in the states of Colorado (98%) and Arizona (2%) at December 31, 2009.

2. INVESTMENTS (continued)
     There were no loans more than 90 days past due at December 31, 2009. There were no mortgage loans in default at December 31, 2008 and there was no allowance for losses at December 31, 2009 and 2008.
Investment real estate
     TLIC owns approximately six and one-half acres of land located in Topeka, Kansas. A 20,000 square foot office building has been constructed on approximately one-half of this land. TLIC occupied approximately 7,500 square feet of the building until it was leased to a third party effective December 24, 2009 and the remaining 12,500 square feet is leased. This building appeared on the balance sheet as property and equipment at December 2008 and was reclassified as investment real estate due to the change of usage in December 2009.
     A summary of investment real estate at December 31, 2009 and 2008 is as follows:

	2009	2008
Land and improvements	$3,210,050	$372,000
Less — accumulated depreciation	(63,106)	—

Investment real estate, net of accumulated depreciation	$3,146,944	$372,000

Other Long-Term Investments
     The Company’s investment in lottery prize cash flows was $4,975,188 and $4,464,280 at December 31, 2009 and 2008, respectively. The lottery prize cash flows are assignment of the future rights from lottery winners at a discounted price. Payments on these investments are made by state run lotteries.
The amortized cost and estimated fair value of lottery prize cash flows, by contractual maturity, at December 31, 2009 are shown below:

	Amortized	Fair
	Cost	Value
Due in one year or less	$1,096,582	$1,041,012
Due in one year through five years	2,639,259	2,741,285
Due in five years through ten years	1,046,495	1,078,389
Due after ten years	192,852	226,050

	$4,975,188	$5,086,736

The outstanding balance of lottery prize cash flows, by state lottery at December 31, 2009 and 2008 are shown below:

	2009	2008
Florida	$347,274	$376,252
Illinois	1,047,617	246,694
Indiana	465,977	535,978
Kentucky	170,103	—
Massachusetts	2,345,406	2,604,914
New York	431,209	499,825
Pennsylvania	—	31,058
Texas	147,808	141,613
Washington	19,794	27,946

	$4,975,188	$4,464,280

2. INVESTMENTS (continued)
Investment Income and Investment Gains and Losses
Net investment income arose from the following sources for the years ended December 31, 2009 and 2008:

	Year Ended December 31,
	2009	2008
Fixed maturities	$1,803,860	$21,412
Equity securities	15,503	—
Mortgage loans	119,607	—
Real estate	244,703	—
Short-term and other investments	44,134	145,623

Gross investment income	2,227,807	167,035

Investment expenses	(5,282)	(2,111)

Net investment income	$2,222,525	$164,924

3. FAIR VALUE MEASUREMENTS
     Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the measurement date. The Company also considers the impact on fair value of a significant decrease in volume and level of activity for an asset or liability when compared with normal activity.
     The Company holds fixed maturities and equity securities that are measured and reported at fair market value on the balance sheet. The Company determines the fair market values of its financial instruments based on the fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value, as follows:
     Level 1 — Quoted prices in active markets for identical assets or liabilities. Level 1 asset and liabilities include debt and equity securities that are traded in an active exchange market, as well as certain U.S. Treasury securities that are highly liquid and are actively traded in over-the-counter markets.
     Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments or assets and liabilities whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes U.S. Government and agency mortgage-backed debt securities and corporate debt securities.
     Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain private equity investments and asset-backed securities where independent pricing information was not able to be obtained for a significant portion of the underlying assets.

3. FAIR VALUE MEASUREMENTS (continued)
     The Company has categorized its financial instruments, based on the priority of the inputs to the valuation technique, into the three-level fair value hierarchy. If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument. A review of fair value hierarchy classifications is conducted on a quarterly basis. Changes in the valuation inputs, or their ability to be observed, may result in a reclassification for certain financial assets or liabilities. Reclassifications impacting Level 3 of the fair value hierarchy are reported as transfers in/out of the Level 3 category as of the beginning of the period in which the reclassifications occur.
     The following table presents the Company’s fair value hierarchy for those financial instruments measured at fair value on a recurring basis as of December 31, 2009 and 2008.

December 31, 2009	Level 1	Level 2	Level 3	Total
Fixed maturities, available for sale
U.S. government agency	$—	$1,878,183	$—	$1,878,183
Corporate	—	20,427,239	—	20,427,239
Residential MBS	—	205,238	—	205,238

Total fixed maturities	$—	$22,510,660	$—	$22,510,660

Equity securities
Mutual funds	$80,150	$—	$—	$80,150
Corporate common stock	333,334	—	35,000	368,334

Total equity securities	$413,484	$—	$35,000	$448,484

December 31, 2008	Level 1	Level 2	Level 3	Total
Fixed maturities, available for sale
U.S. government agency	$—	$957,791	$—	$957,791
Corporate	—	17,028,163	—	17,028,163
Residential MBS	—	221,951	—	221,951

Total fixed maturities	$—	$18,207,905	$—	$18,207,905

Equity securities
Mutual funds	$52,000	$—	$—	$52,000
Corporate common stock	161,752	—	—	161,752

Total equity securities	$213,752	$—	$—	$213,752

     At December 31, 2009, Level 3 financial instruments consisted of one private placement common stock that has no active trading. This stock represents an investment in a small development stage insurance holding company. The fair value for this security was determined through the use of unobservable assumptions about market participants. The Company has assumed a willing market participant would purchase the securities for the same price as the Company paid until such time as the development stage company commences operations.

3. FAIR VALUE MEASUREMENTS (continued)
     The following table provides a summary of changes in fair value of our Level 3 financial instruments for the year ended December 31, 2009 (none at December 31, 2008):

	January 1,	Realized	Unrealized			December 31,
	2009	Gains	Gains	Purchases	Transfers	2009
	Balance	(Losses)	(Losses)	(Sales)	In (Out)	Balance
Equity securities:
Private placement common stock	$—	$—	$—	$35,000	$—	$35,000

Total equity securities	$—	$—	$—	$35,000	$—	$35,000

Fair Value of Financial Instruments
     The following disclosure contains the estimated fair values of financial instruments, as of December 31, 2009 and 2008. The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment was required to interpret market data to develop these estimates. Accordingly, the estimates are not necessarily indicative of the amounts which could be realized in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the fair value amounts.

	2009		2008
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Assets
Fixed maturities	$22,510,660	$22,510,660	$18,207,905	$18,207,905
Equity securities	448,484	448,484	213,752	213,752
Mortgage loans on real estate
Residential	110,000	110,000	—	—
Commercial	1,255,953	1,298,765	1,315,401	1,315,401
Investment real estate	3,146,944	3,146,944	372,000	372,000
Policy loans	335,022	335,022	253,092	253,092
Other long-term investments	4,975,188	5,086,736	4,464,280	4,464,280
Cash and cash equivalents	7,080,692	7,080,692	5,669,795	5,669,795
Loans from premium financing	2,749,830	2,749,830	4,702,590	4,702,590

Liabilities
Policyholders’ account balances	$24,417,483	$22,730,469	$21,189,567	$21,189,567
Policy claims	289,273	289,273	343,469	343,469
Fixed Maturities and Equity Securities
     The fair value of fixed maturities and equity securities are based on the principles previously discussed.
Mortgage Loans on Real Estate
     The fair value of commercial mortgage loans are based upon the present value of the expected future cash flows discounted at the appropriate rate for similar quality loans.
Investment Real Estate
     The fair value of investment real estate is based on cost, which approximates appraisal value.

3. FAIR VALUE MEASUREMENTS (continued)
Cash and Cash Equivalents and Policy loans
     The carrying value of these financial instruments approximates their fair values.
Other Long-Term Investments
     Other long-term investments are comprised of lottery prize receivables and fair value is derived by using a discounted cash flow approach. Projected cash flows are discounted using applicable rates.
Loans from Premium Financing
     The carrying value of loans from premium financing is net of unearned interest and any estimated loan losses and approximates fair value. Estimated loan losses were $318,826 and $21,305 at December 31, 2009 and 2008, respectively.
Investment Contracts — Policyholders’ Account Balances
     The fair value for liabilities under investment-type insurance contracts (accumulation annuities) is calculated using a discounted cash flow approach. Cash flows are projected using actuarial assumptions and discounted to the valuation date using risk-free rates adjusted for credit risk and the nonperformance risk of the liabilities.
     The fair values for insurance contracts other than investment-type contracts are not required to be disclosed.
Policy Claims
     The carrying amounts reported for these liabilities approximate their fair value.
4. CERTIFICATE OF DEPOSIT PLEDGED AND SPECIAL DEPOSITS
     TLIC has a $100,000 line of credit from a bank. The line of credit expires on December 31, 2010 and interest is accrued on the outstanding principal balance at Bank of America’s Prime Rate. The line of credit was obtained solely to secure the issuance of standby letters of credit. The standby letters of credit are used to guarantee reserve credits taken by Optimum Re Insurance Company (“Optimum Re”). At December 31, 2009 for TLIC and December 31, 2008 for FLAC there was a $65,000 letter of credit secured by the line of credit agreement. The Company pledged certificate of deposits with a market value of $65,000 as collateral for the letter of credit. There were no amounts borrowed against this line of credit.
     TLIC is required to hold assets on deposit for the benefit of policyholders in accordance with statutory rules and regulations. At December 31, 2009 and 2008, these required deposits totaled $2,393,687 and $2,422,622, respectively.

5. LOANS FROM PREMIUM FINANCING
     The Company finances amounts up to 80% of the premium on casualty insurance policies after a 20% or greater down payment is made by the policy owner. The premiums financed are collateralized by the amount of the unearned premium of the insurance policy. Policies that become delinquent are submitted for cancellation and recovery of the unearned premium, up to the amount of the loan balance, 25 days after a payment becomes delinquent. Loans from premium financing are carried net of unearned interest and any estimated loan losses.
     Unearned interest was $72,144 and $124,950 at December 31, 2009 and 2008, respectively. Allowances for loan losses were $318,826 and $21,305 at December 31, 2009 and 2008, respectively.
The following table presents the company’s credit losses related to loans from premium financing at December 31, 2009 and 2008.

	2009	2008
Allowance at beginning of period	$21,305	$3,500
Additions charged to operations	297,521	17,805

Allowance at end of period	$318,826	$21,305

     On August 6, 2009, the Company was made aware of potentially fraudulent loans and financial transactions made by an independent agency that did business with the Company’s wholly owned subsidiary, FTCC. The fraudulent loans and financial transactions totaled $1,293,450. The independent agency and its owner have assigned assets having an estimated fair value of $622,377 to cover loan losses. Assets received were mortgage loan on real estate of $110,000, investment real estate of $141,483, property and equipment including an office building of $24,017, furniture and equipment of $2,000, accounts of property and casualty insurance agency of $150,000 and accounts receivable of $194,877.
     Additionally, the independent agency endorsed and deposited $326,479 of checks issued by FTCC in the agency’s bank account that were payable to other third parties for insurance premiums. FTCC recovered these funds from the banks due to improper endorsement.
     FTCC recorded losses related to loans originated by this agency net of assets received of $344,594 that has been recognized in the December 31, 2009 financial statements. FTCC and the Company continue to investigate the facts and circumstances relating to any fraudulent loans and financial transactions and will continue to seek restitution for any losses.
6. DEFERRED POLICY ACQUISITION COST
     The balances of and changes in deferred acquisition costs as of and for the years ended December 31, are as follows:

	2009	2008
Balance, beginning of year	$898,134	$459,515
Capitalization of commissions, sales and issue expenses	1,478,104	553,292
Amortization	(452,960)	(114,673)
Deferred acquisition costs allocated to investment	(4,284)	—

Balance, end of year	$1,918,994	$898,134

7. FEDERAL INCOME TAXES
     The Company files a consolidated federal income tax return with FTCC and does not file a consolidated return with TLIC. TLIC is taxed as a life insurance company under the provisions of the Internal Revenue Code and must file a separate tax return until they have been a member of the filing group for five years.
     There was no current federal income tax expense for the years 2009 and 2008.
     Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax liabilities and assets at December 31, 2009 and 2008 are as follows:

	December 31,
	2009	2008
Deferred tax liabilities:
Net unrealized investment gains	$—	$1,408
Deferred policy acquisition costs	147,097	71,555
Premiums receivable	18,335	18,467
Reinsurance recoverable	173,561	9,153
Investment real estate	19,487	19,487
Other long term investments	37,216	46,718
Value of business acquired	555,745	501,990
Property and equipment	11,920	9,268

Total deferred tax liabilities	963,361	678,046

Deferred tax assets:
Net unrealized investment losses	35,001	758,673
Policy reserves and contract liabilities	277,276	205,536
Policy claims	14,664	7,827
Other	4,519	4,089
Net operating loss carryforward	1,644,319	1,192,024
Net capital loss carryforward	26,995	—

Total deferred tax assets	2,002,774	2,168,149
Valuation allowance	(1,198,728)	(1,035,279)

Net deferred tax assets	804,046	1,132,870

Net deferred tax liabilities (assets)	$159,315	$(454,824)

     FTFC has net operating loss carry forwards of approximately $3,525,000, expiring in 2019 through 2024, TLIC has net operating loss carry forwards of approximately $1,008,000, expiring in 2021 through 2024. Net operating loss carry forwards of $1,219,940, expiring in 2017 through 2023 and capital loss carry forwards of $63,727, expiring in 2011 and 2013 that may be available to offset future taxable income were acquired in the acquisition of FLAC and the use of these losses are restricted by the tax laws and some or all of the losses may not be available for use.
     The Company has no known uncertain tax benefits within its provision for income taxes. In addition, the Company does not believe it would be subject to any penalties or interest relative to any open tax years and, therefore, have not accrued any such amounts. The Company files U.S. federal income tax returns and income tax returns in various state jurisdictions. The 2006 through 2009 U.S. federal tax years are subject to income tax examination by tax authorities. The Company classifies any interest and penalties (if applicable) as income tax expense in the financial statements.

8. REINSURANCE
     TLIC participates in reinsurance in order to provide risk diversification, additional capacity for future growth and limit the maximum net loss potential arising from large risk. TLIC reinsures all amounts of risk on any one life in excess of $55,000 for individual life insurance with Investors Heritage Life Insurance Company, Munich American Reassurance Company, Optimum Re and Wilton RE.
     TLIC is a party to an Automatic Retrocession Pool Agreement (the “Reinsurance Pool”) with Optimum Re, Catholic Order of Foresters, American Home Life Insurance Company and Woodmen of the World. The agreement provides for automatic retrocession of coverage in excess of Optimum Res’ retention on business ceded to Optimum Re by the other parties to the Reinsurance Pool. TLIC’s maximum exposure on any one insured under the Reinsurance Pool is $50,000. As of January 1, 2008, the Reinsurance Pool stopped accepting new cessions.
     Effective September 29, 2005, FLAC and Wilton Re executed a binding letter of intent whereby both parties agreed that FLAC would cede the simplified issue version of its Golden Eagle Whole Life (Final Expense) product to Wilton Re on a 50/50 quota share original term coinsurance basis. The letter of intent was executed on a retroactive basis to cover all applicable business issued by FLAC subsequent to January 1, 2005. Wilton Re agreed to provide various commission and expense allowances to FLAC in exchange for FLAC ceding 50% of the applicable premiums to Wilton Re as they are collected. As of June 24, 2006, Wilton Re terminated the reinsurance agreement for new business issued after the termination date.
     To the extent that the reinsurance companies are unable to meet their obligations under the reinsurance agreements, TLIC remain primarily liable for the entire amount at risk.
     Reinsurance assumed and ceded amounts are as follows:

	2009	2008
	TLIC	Old TLIC	FLAC	Total
Premiums assumed	$31,943	$—	$—	$—
Benefits assumed	10,599	—	—	—
Commissions and expense allowances	113	—	—	—
Reserve credits assumed	48,319	—	47,979	47,979
Inforce amount assumed	25,916,794	—	27,972,812	27,972,812

Premiums ceded	548,986	8,379	—	8,379
Commissions and expense allowances	31,604	—	—	—
Benefits ceded	222,425	15,761	—	15,761
Reserve credits ceded	785,411	3,899	547,836	551,735
Inforce amount ceded	47,349,732	23,576,690	20,716,162	44,292,852

9. PROPERTY AND EQUIPMENT
     TLIC’s home office property that appeared on the balance sheet in property and equipment at December 31, 2008 was leased to a third party in December 2009 and was reclassified due to the change of usage in December 2009 and now appears as investment real estate.
     A summary of property and equipment at December 31, 2009 and 2008 is as follows:

	2009	2008
Land and improvements	$27,064	$2,679,000
Furniture and fixtures	100,990	97,990

Total property and equipment	128,054	2,776,990

Less — accumulated depreciation	(45,705)	(29,168)

Property and equipment net of accumulated depreciation	$82,349	$2,747,822

10. LEASES
     The Company leases approximately 2,517 square feet of office space pursuant to a three-year lease that began July 1, 2008, leased approximately 200 square feet on a month to month basis during 2009 and leased 950 square feet of office space effective December 15, 2009 that terminates December 31, 2010. Under the terms of the leases, the monthly rent expense for the 2,517 square feet is $3,041 through June 30, 2009, $3,146 from July 1, 2009 through June 30, 2010 and $3,251 from July 1, 2010 through June 30, 2011 and the month to month lease is $300 per month and the 950 square feet is $1,225 per month. The Company incurred rent expense of $43,809 and $31,562 for the years 2009 and 2008, respectively. Future minimum lease payments are $53,084 and $19,507 for the years 2010 and 2011, respectively.
     TLIC occupied approximately 7,500 square feet of its building in Topeka, Kansas until December 2009. Effective December 24, 2009, TLIC entered into a five year lease with a tenant for this space with an option to renew for five additional years. The monthly lease payments are as follows: 2010 are $8,888, 2011 and 2012 are $9,130 and 2013 and 2014 are $9,371. TLIC has leased 10,000 square feet under a lease that was renewed during 2006 to run through June 30, 2011 with a 90 day notice to terminate the lease by the lessee. The lease agreement calls for minimum monthly base lease payments of $15,757.
     Effective August 29, 2005, TLIC executed a lease agreement with a tenant for 2,500 square feet. The base lease period commenced on September 1, 2005 and will end on August 31, 2010. The lease will automatically renew, if not terminated on or after August 15, 2010, for another five years with a 90 day notice to terminate the lease by the lessee. The lease agreement calls for minimum monthly base lease payments of $4,332 through August 31, 2010. The lease payments will decrease to $3,100 per month for the period September 1, 2010 through August 31, 2015.
     The future minimum lease payments to be received under non cancelable lease agreements are approximately $142,170, $109,563, $109,563, $112,461 and $112,461 for the years 2010 through 2014, respectively.

11. SHAREHOLDERS’ EQUITY AND STATUTORY ACCOUNTING PRACTICES
     The insurance subsidiary is domiciled in Oklahoma and prepares its statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the Oklahoma Department of Insurance. Prescribed statutory accounting practices include publications of the NAIC, state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. Statutory accounting practices primarily differ from GAAP by charging policy acquisition costs to expense as incurred, establishing future policy benefit liabilities using different actuarial assumptions and valuing investments, deferred taxes, and certain assets on a different basis.
     The statutory net loss for TLIC amounted to $882,176 for the year ended December 31, 2009. The statutory net loss for Old TLIC was $238,936 for the year ended December 31, 2008. The statutory surplus of TLIC was $4,327,428 at December 31, 2009 and the statutory surplus of Old TLIC and FLAC at December 31, 2008 was $2,242,226 and $2,700,455, respectively.
     Old TLIC and TLIC are subject to Oklahoma laws and FLAC was subject to Kansas laws which limit the amount of dividends that insurance companies can pay to stockholders without approval of the respective Department of Insurance. The maximum dividend, which may be paid in any twelve-month period without notification or approval, is limited to the lesser of 10% of statutory surplus as of December 31 of the preceding year or the net gain from operations of the preceding calendar year. Cash dividends may only be paid out of surplus derived from realized net profits. Based on these limitations, there is no capacity to pay a dividend in 2010 without prior approval. There were no dividends paid or a return of capital to the parent company in 2009 and 2008.
12. SEGMENT DATA
     FASB guidance requires a “management approach” (how management internally evaluates the operating performance of its business units) in the presentation of business segments. The segment data that follows has been prepared in accordance with this guidance.
     The Company operates in three segments as shown in the following table. The Company has a life insurance segment, consisting of the operations of TLIC, and a premium financing segment, consisting of the operations of FTCC and SIS. The asset segment for year 2008 information includes values relating to FLAC allocated to the life and annuity insurance operations. Results for the parent company, after elimination of intercompany amounts, are allocated to the corporate segment.

	For the years ended December 31,
	2009	2008
Revenues:
Life and annuity insurance operations	$7,898,665	$1,619,020
Premium finance operations	642,729	505,543
Corporate operations	1,398	116,845

Total	$8,542,792	$2,241,408

Income (loss) before income taxes:
Life and annuity insurance operations	$219,889	$(132,603)
Premium finance operations	(619,613)	913
Corporate operations	(441,528)	(373,994)

Total	$(841,252)	$(505,684)

12. SEGMENT DATA (continued)

	For the years ended December 31,
	2009	2008
Depreciation and amortization expense:
Life and annuity insurance operations	$858,035	$118,336
Premium finance operations	5,218	3,611
Corporate operations	2,843	3,544

Total	$866,096	$125,491

	December 31,	December 31,
	2009	2008
Segment asset information as of:
Assets:
Life and annuity insurance operations	$45,153,138	$37,823,321
Premium finance operations	3,925,683	4,867,683
Corporate operations	738,022	889,913

Total	$49,816,843	$43,580,917

13. ACQUISITION OF FIRST LIFE AMERICA CORPORATION
     Pursuant to the terms of a stock purchase agreement, on December 23, 2008, the Company acquired 100% of the outstanding common stock of First Life America Corporation from an unaffiliated company (the “FLAC Acquisition”). The FLAC acquisition was accounted for as a purchase. Results of operations are not included in the consolidated financial statements for the year ended December 31, 2008. The Company acquired FLAC to expand its insurance operations in additional states and FLAC had insurance policies in force similar to the product that TLIC is currently selling.
     The aggregate purchase price for the FLAC acquisition was approximately $2,695,000 (including direct cost associated with the acquisition of approximately $195,000). The FLAC acquisition was financed with the working capital of FTFC. On December 31, 2008, FTFC made FLAC a 15 year loan in the form of a surplus note in the amount of $250,000 with an interest rate of 6%, with interest payable monthly. In the event of liquidation, and in all other situations, the claims under the surplus note are subordinated to policyholder, claimant and beneficiary claims as well as debts owed to all other classes of creditors, other than surplus note holders, and that all repayment of principal and payment of interest are not payable and shall not be paid until approved by the Kansas Insurance Commissioner.
     The acquisition of FLAC is summarized as follows:

Assets acquired:
Fixed maturities	$17,878,764
Equity securities	213,752
Commercial mortgage loans	1,315,401
Investment real estate	372,000
Policy loans	253,092
Other long term investments	4,464,280
Cash and cash equivalents	971,359
Certificate of deposit	100,000
Accrued investment income	344,671
Recoverable from reinsurers	857,291
Value of insurance business acquired	2,509,950
Property and equipment	2,679,000
Deferred federal tax asset	456,232
Other assets	363,615

$32,779,407

13. ACQUISITION OF FIRST LIFE AMERICA CORPORATION (continued)

Liabilities acquired:
Policyholders’ account balances	$20,803,147
Future policy benefits	8,395,450
Policy claims	288,819
Other liabilities	596,757

30,084,173

Fair value of net assets acquired	$2,695,234

     The following unaudited pro forma information has been prepared to present the results of operations of the Company assuming the acquisition of First Life America Corporation had occurred at the beginning of the years ended December 31, 2008. This pro forma information is supplemental and does not necessarily present the operations of the Company that would have occurred had the acquisitions occurred on those dates and may not reflect the operations that will occur in the future:

	Historical	Historical	Pro Forma
2008 (Unaudited)	FTFC	FLAC	Adjustments	Pro Forma
Revenue	$2,241,408	$4,968,271	$275,867	$7,485,546
Income (loss) before extraordinary items	$(504,852)	$(933,867)	$743,258	$(695,461)
Net income (loss)	$(504,852)	$(933,867)	$743,258	$(695,461)

Net loss per share	$(0.09)			$(0.12)
14. CONCENTRATIONS OF CREDIT RISK
     Credit risk is limited by diversifying the investments. The Company maintains cash and cash equivalents at multiple institutions. The Federal Deposit Insurance Corporation insures accounts up to $250,000 at each banking institution. Other funds are invested in mutual funds that invest in U.S. government securities. Uninsured balances aggregate $1,975,925 at December 31, 2009. The Company has not experienced any losses in such accounts. The company has lottery prize receivables due from the states of Massachusetts and Illinois in the amount of $2,345,406 and $1,047,617, respectively.
15. REVOLVING LINE OF CREDIT
     On April 30, 2009, FTCC renewed and modified its loan agreement with the First National Bank of Muskogee, to increase the revolving loan amount to $3,600,000. The loan bears interest on the outstanding principal amount for each interest period at a rate per annum equal to the sum of the J.P. Morgan Chase Prime Rate at all times in effect plus the Prime Rate Margin of .25 of one percent. The rate shall have a floor of no less than 5% at any time. FTFC is a guarantor on the loan. The loan matures May 31, 2010. At December 31, 2009, the outstanding balance on the loan was $1. The maximum amount that has been borrowed is $100,000.
16. CONTINGENT LIABILITIES
     Guaranty fund assessments may be taken as a credit against premium taxes over a five-year period. These assessments, brought about by the insolvency of life and health insurers, are levied at the discretion of the various state guaranty fund associations to cover association obligations. It is management’s opinion that the effect of any future assessments would not be material to the financial position or results of operations of the Company because of the use of premium tax offsets.

FIRST TRINITY FINANCIAL CORPORATION
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 AND 2009
(Unaudited)

First Trinity Financial Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2010	2009
	(unaudited)
Assets
Investments
Available-for-sale fixed maturities at fair value (amortized cost: $19,530,252 and $19,772,497 at March 31, 2010 and December 31, 2009, respectively)	$22,739,988	$22,510,660
Equity securities (cost: $350,318 March 31, 2010 and December 31, 2009)	514,341	448,484
Mortgage loans on real estate	1,222,173	1,365,953
Investment real estate	3,248,690	3,146,944
Policy loans	331,786	335,022
Other long-term investments	5,234,558	4,975,188

Total investments	33,291,536	32,782,251

Cash and cash equivalents $(325,000 is restricted as to withdrawal at December 31, 2009)	9,319,286	7,080,692
Certificate of deposit (restricted)	102,273	102,273
Accrued investment income	344,419	340,384
Recoverable from reinsurers	905,657	870,294
Accounts receivable	307,748	273,843
Loans from premium financing	2,258,302	2,749,830
Deferred policy acquisition costs	2,201,307	1,918,994
Value of insurance business acquired	2,701,410	2,778,723
Property and equipment	83,840	82,349
Other assets	926,912	837,210

Total assets	$52,442,690	$49,816,843

Liabilities and Shareholders’ Equity
Policy liabilities
Policyholders’ account balances	$25,641,521	$24,417,483
Future policy benefits	11,898,933	11,349,640
Policy claims	295,087	289,273
Other policyholder funds	340,452	100,731

Total policy liabilities	38,175,993	36,157,127
Deferred federal income taxes	280,214	159,315
Other liabilities	358,731	249,711

Total liabilities	38,814,938	36,566,153

Shareholders’ Equity
Common stock, par value $.01 per share 8,000,000 shares authorized, 5,805,000 issued and outstanding	58,050	58,050
Additional paid-in capital	13,806,503	13,806,503
Accumulated other comprehensive income	3,337,695	2,867,044
Accumulated deficit	(3,574,496)	(3,480,907)

Total shareholders’ equity	13,627,752	13,250,690

Total liabilities and shareholders’ equity	$52,442,690	$49,816,843

See notes to condensed consolidated financial statements.

First Trinity Financial Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended
	March 31,
	2010	2009
Revenues
Premiums	$1,666,554	$1,543,529
Income from premium financing	101,235	140,531
Net investment income	577,871	575,078
Realized investment gains	49,112	—
Other income	2,826	—

Total revenues	2,397,598	2,259,138

Benefits, Losses and Expenses
Benefits and claims	1,268,816	1,146,417
Acquisition costs deferred	(499,381)	(300,509)
Amortization of deferred acquisition costs	216,950	56,217
Amortization of value of insurance business acquired	77,313	67,239
Commissions	442,480	326,207
Other underwriting, insurance and acquisition expense	931,630	847,261

Total benefits, losses and expenses	2,437,808	2,142,832

Income (loss) before income tax expense	(40,210)	116,306

Provision for federal income taxes Deferred	53,379	100,526

Net income (loss)	$(93,589)	$15,780

Net income (loss) per common share basic and diluted	$(0.02)	$0.00

See notes to condensed consolidated financial statements.

First Trinity Financial Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Net cash provided by (used in) operating activities	$737,566	$(262,589)

Investing activities
Sales and maturity of fixed maturities	364,670	509,907
Reductions in mortgage loans	144,401	21,918
Purchase of other long term investments	(469,000)	—
Payments on other long term investments	310,077	233,825
Loans made for premiums financed	(1,418,443)	(3,232,709)
Loans repaid for premiums financed	1,848,501	3,000,508
Purchase of real estate	(117,872)	—
Purchases of property and equipment	(5,932)	—

Net cash provided by investing activities	656,402	533,449

Financing activities
Policyholder’s account deposits	1,269,005	817,058
Policyholder’s account withdrawals	(424,379)	(393,517)

Net cash provided by financing activities	844,626	423,541

Increase in cash	2,238,594	694,401

Cash and cash equivalents, beginning of period	7,080,692	5,669,795

Cash and cash equivalents, end of period	$9,319,286	$6,364,196

See notes to condensed consolidated financial statements.

FIRST TRINITY FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)
1. Organization and Significant Accounting Policies
Nature of Operations
First Trinity Financial Corporation, (the “Company”) was incorporated in Oklahoma on April 19, 2004, for the primary purpose of organizing a life insurance subsidiary. The Company raised $1,450,000 from two private placement stock offerings during 2004. On June 22, 2005 the Company’s intrastate public stock offering filed with the Oklahoma Department of Securities for a $12,750,000 intrastate public stock offering, which included a 10% “over-sale” provision (additional sales of $1,275,000), was declared effective. The offering was completed February 23, 2007. The Company raised $14,025,000 from this offering.
On August 31, 2009, two of the Company’s subsidiaries, Trinity Life Insurance Company (“Old TLIC’) and First Life America Corporation (“FLAC”) were merged, with FLAC being the surviving company. Immediately following the merger FLAC changed its name to Trinity Life Insurance Company (“TLIC”). After the merger, the Company has two wholly owned subsidiaries, First Trinity Capital Corporation (“FTCC”) and TLIC, domiciled in Oklahoma. FTCC was incorporated in 2006, and began operations in January 2007 providing financing for casualty insurance premiums. FLAC was purchased December 23, 2008.
TLIC is primarily engaged in the business of marketing, underwriting and distributing a broad range of individual life and annuity insurance products to individuals in eight states primarily in the Midwest. TLIC’s current product portfolio consists of a modified premium whole life insurance policy with a flexible premium deferred annuity rider, whole life, term, final expense, accidental death and dismemberment and annuity products. The term products are both renewable and convertible and issued for 10, 15, 20 and 30 years. They can be issued with premiums fully guaranteed for the entire term period or with a limited premium guarantee. The final expense is issued as either a simplified issue or as a graded benefit, determined by underwriting. The products are sold through independent agents in the states of Illinois, Kansas, Kentucky, Nebraska, North Dakota, Ohio, Oklahoma and Texas.
The Company’s operations, prior to the acquisition of FLAC involved the sale of a modified premium whole life insurance policy with a flexible premium deferred annuity rider through its subsidiary Old TLIC in the state of Oklahoma. FTCC provides financing for casualty insurance premiums for individuals and companies and is licensed to conduct premium financing business in the states of Alabama, Arkansas, Louisiana, Mississippi and Oklahoma. FTCC is the sole member of Southern Insurance Services, LLC, (“SIS”) a limited liability company that operates a property and casualty insurance agency.
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (“GAAP”) for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results for the interim periods have been included. The results of operations for the three months ended March 31, 2010 are not necessarily indicative of the results to be expected for the year ended December 31, 2010 or for any other interim period or for any other future year.
Certain financial information which is normally included in financial statements prepared in accordance with GAAP, but which is not required for interim reporting purposes, has been condensed or omitted. The accompanying condensed consolidated financial statements should be read in conjunction with the financial

1. Organization and Significant Accounting Policies (continued)
statements and notes thereto included in the Company’s report on Form 10-K for the fiscal year ended December 31, 2009.
Principles of Consolidation
The consolidated financial statements include the accounts and operations of the Company and its subsidiaries. All intercompany accounts and transactions are eliminated in consolidation.
Reclassifications
Certain reclassifications have been made in the prior year financial statements to conform to current year classifications. These reclassifications had no effect on previously reported net income or shareholders’ equity.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.
Investments
Fixed maturities are comprised of bonds that are classified as available-for-sale and are carried at fair value with unrealized gains and losses, net of applicable deferred taxes, reported in accumulated other comprehensive income. The amortized cost of fixed maturities is adjusted for amortization of premium and accretion of discount to maturity. Interest income, as well as the related amortization of premium and accretion of discount is included in net investment income under the effective yield method.
Equity securities are comprised of common stock and are carried at fair value. The associated unrealized gains and losses, net of applicable deferred taxes, are included in accumulated other comprehensive income. Dividends from these investments are recognized in net investment income when declared.
We evaluate the difference between the cost/amortized cost and estimated fair value of our investments to determine whether any decline in value is other-than-temporary in nature. This determination involves a degree of uncertainty. If a decline in the fair value of a security is determined to be temporary, the decline is recorded as an unrealized loss in stockholders’ equity. If a decline in a security’s fair value is considered to be other-than-temporary, we then determine the proper treatment for the other-than-temporary impairment. For fixed maturities, the amount of any other-than-temporary impairment related to a credit loss is recognized in earnings and reflected as a reduction in the cost basis of the security; and the amount of any other-than-temporary impairment related to other factors is recognized in other comprehensive income (loss) with no change to the cost basis of the security. For equity securities, the amount of any other-than-temporary impairment is recognized in earnings and reflected as a reduction in the cost basis of the security.
The assessment of whether a decline in fair value is considered temporary or other-than-temporary includes management’s judgment as to the financial position and future prospects of the entity issuing the security. It is not possible to accurately predict when it may be determined that a specific security will become impaired. Future adverse changes in market conditions, poor operating results of underlying investments and defaults on mortgage loan payments could result in losses or an inability to recover the current carrying value of the investments, thereby possibly requiring an impairment charge in the future. Likewise, if a change occurs in our intent to sell temporarily impaired securities prior to maturity or recovery in value, or if it becomes more likely than not that we will be required to sell such securities prior to recovery in value or maturity, a future impairment charge could result.

1. Organization and Significant Accounting Policies (continued)
If an other-than-temporary impairment related to a credit loss occurs with respect to a bond, we amortize the reduced book value back to the security’s expected recovery value over the remaining term of the bond. We continue to review the security for further impairment that would prompt another write-down in the value.
Mortgage loans are carried at unpaid balances, net of unamortized premium or discounts. Interest income and the amortization of premiums or discounts are included in net investment income.
Investment real estate is carried at amortized cost. Depreciation on the office building is calculated over its estimated useful life of 39 years.
Policy loans are carried at unpaid principal balances. Interest income on policy loans is recognized in net investment income at the contract interest rate when earned.
Other long term investments are comprised of lottery prize receivables and are carried at amortized cost, net of unamortized premium or discounts. Interest income and the amortization of premium or discount are included in net investment income.
Cash and cash equivalents include cash on hand, amounts due from banks and money market instruments.
Certificates of deposit are carried at cost. The Company limits its investment in certificates of deposit to accounts that are federally insured.
Realized gains and losses on sales of investments are recognized in operations on the specific identification basis. Interest and dividends earned on investments are included in net investment income.
Deferred Policy Acquisition Costs
Commissions and other acquisition costs which vary with and are primarily related to the production of new business are deferred and amortized over the life of the related policies. Refer to Revenues and Expenses discussed later regarding amortization methods. Recoverability of deferred acquisition costs is evaluated periodically by comparing the current estimate of the present value of expected pretax future profits to the unamortized asset balance. If this current estimate is less than the existing balance, the difference is charged to expense.
Deferred acquisition costs related to annuities are deferred to the extent deemed recoverable and amortized in relation to the present value of actual and expected gross profits on the policies. To the extent that realized gains and losses on fixed income securities result in adjustments to deferred acquisition costs related to annuities, such adjustments are reflected as a component of the amortization of deferred acquisition costs.
Deferred acquisition costs related to annuities are also adjusted, net of tax, for the change in amortization that would have been recorded if the unrealized gains and (losses) from securities had actually been realized. This adjustment is included in the change in net unrealized appreciation (depreciation) on available-for-sale securities, a component of “Accumulated Other Comprehensive Income” in the shareholders’ equity section of the balance sheet.
Loans from Premium Financing
Loans from premium financing are carried at their outstanding unpaid principal balances, net of unearned interest, charge-offs and an allowance for loan losses. Interest on loans is earned based on the interest method for computing unearned interest. The rule of 78’s is used to calculate the amount of the interest charge to be forgiven in the event that a loan is repaid prior to the agreed upon number of monthly

1. Organization and Significant Accounting Policies (continued)
payments. When serious doubt concerning collectability arises, loans are placed on a nonaccrual basis, generally if no payment is received after one hundred twenty days all accrued and uncollected interest income is reversed against current period operations. Interest income on nonaccrual loans is recognized only when the loan is paid in full. Loan origination fees and costs are charged to expense as incurred.
Allowance for Loan Losses from Premium Financing
The allowance for possible loan losses from financing casualty insurance premiums is a reserve established through a provision for possible loan losses charged to expense which represents, in management’s judgment, the known and inherent credit losses existing in the loan portfolio. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses inherent in the loan portfolio.
While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond the Company’s control, including the performance of the Company’s loan portfolio, the economy and changes in interest rates. The Company’s allowance for possible loan losses consists of specific valuation allowances established for probable losses on specific loans and a portfolio reserve for probable incurred but not specifically identified loans.
A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis.
Property and Equipment
The home office building that was acquired in the acquisition of FLAC and carried as property and equipment on the balance sheet in 2008 was leased to third parties in December 2009 and has been reclassified on the balance sheet to investment real estate. Property and equipment are carried at amortized cost. Depreciation on the office building occupied by SIS is calculated over its estimated useful life of 39 years. Office furniture and equipment is recorded at cost or fair value at acquisition less accumulated depreciation using the 200% declining balance method over the estimated useful life of the respective assets of 3 to 7 years.
Reinsurance
The Company cedes reinsurance under various agreements allowing management to control exposure to potential losses arising from large risks and providing additional capacity for growth. Estimated reinsurance recoverables are reported as assets and are recognized in a manner consistent with the liabilities related to the underlying reinsured contracts.
Value of Insurance Business Acquired
As a result of the Company’s purchase of FLAC, an asset was recorded in the application of purchase accounting to recognize the value of acquired insurance in force. The Company’s value of acquired insurance in force is an intangible asset with a definite life and is amortized under Financial Accounting Standards Board (“FASB”) guidance. The value of acquired insurance in force will be amortized over 34 years, which is the expected remaining life of the insurance in force. For the amortization of the value of

1. Organization and Significant Accounting Policies (continued)
acquired insurance in force, the Company will periodically review its estimates of gross profits. The most significant assumptions involved in the estimation of gross profits include interest rate spreads, future financial market performance, business surrender/lapse rates, expenses and the impact of realized investment gains and losses. In the event actual experience differs significantly from assumptions or assumptions are significantly revised, the Company is required to record a charge or credit to amortization expense for the period in which an adjustment is made.
Other Assets and Other liabilities
Other assets consist primarily of prepaid expenses and federal and state income tax recoverables. Other liabilities consist primarily of accrued expenses and payables.
Policyholders’ Account Balances
The Company’s liability for policyholders’ account balances represents the contract value that has accrued to the benefit of the policyholder as of the balance sheet date. This liability is generally equal to the accumulated account deposits plus interest credited less policyholders’ withdrawals and other charges assessed against the account balance. Interest crediting rates for individual annuities range from 3.75% to 6.75%. Interest crediting rates for premium deposit funds range from 3.5% to 4%.
Future Policy Benefits
The Company’s liability for future policy benefits is primarily comprised of the present value of estimated future payments to or on behalf of policyholders, where the timing and amount of payment depends on policyholder mortality or morbidity, less the present value of future net premiums. For life insurance and annuity products, expected mortality and morbidity is generally based on the Company’s historical experience or standard industry tables including a provision for the risk of adverse deviation. Interest rate assumptions are based on factors such as market conditions and expected investment returns. Although mortality and morbidity and interest rate assumptions are “locked-in” upon the issuance of new insurance with fixed and guaranteed terms, significant changes in experience or assumptions may require the Company to provide for expected future losses on a product by establishing premium deficiency reserves.
Policy Claims
Policy claim liabilities represent the estimated liabilities for claims reported plus estimated incurred but not yet reported claims developed from trends of historical market data applied to current exposure.
Common Stock
Common stock is fully paid, non-assessable and has a par value of $.01 per share.
Federal Income Taxes
The Company uses the liability method of accounting for income taxes. Deferred income taxes are provided for cumulative temporary differences between balances of assets and liabilities determined under GAAP and balances determined using tax bases. A valuation allowance is established for the amount of the deferred tax asset that exceeds the amount of the estimated future taxable income needed to utilize the future tax benefits.
Revenues and Expenses
Revenues on traditional life insurance products consist of direct premiums reported as earned when due. Liabilities for future policy benefits are provided and acquisition costs are amortized by associating benefits and expenses with earned premiums to recognize related profits over the life of the contracts.

1. Organization and Significant Accounting Policies (continued)
Acquisition costs are amortized over the premium paying period using the net level premium method. Traditional life insurance products are treated as long duration contracts since they are ordinary whole life insurance products, which generally remain in force for the lifetime of the insured.
Income from premium financing includes cancellation and late fees.
Net Loss per Common Share
Net loss per common share is calculated using the weighted average number of common shares outstanding during the year. The weighted average outstanding common shares for the three months ended March 31, 2010 and 2009 were 5,805,000.
Accumulated Other Comprehensive Income
FASB guidance requires the inclusion of unrealized gains or losses on available-for-sale securities as a component of other comprehensive income. Unrealized gains and losses recognized in accumulated other comprehensive income that are later recognized in net income through a reclassification adjustment are identified on the specific identification method.
Subsequent Events
Management has evaluated all events subsequent to March 31, 2010 through the date that these financial statements have been issued.
Recent Accounting Pronouncements
In January 2010, the FASB issued Accounting Standards Update No. 2010-06, Improving Disclosures about Fair Value Measurements (“ASU 2010-06”). The new guidance requires entities to separately disclose information relative to transfers in and out of Levels 1 and 2 in the fair value hierarchy. Additionally, ASU 2010-06 requires separate presentation of transfers in, transfers out, purchases, sales, issuances and settlements of Level 3 investments in the tabular reconciliation of Level 3 activity. ASU 2010-06 also clarifies the level of disaggregation for which fair value measurements should be disclosed and requires that information about input and valuation techniques be disclosed for Level 2 and Level 3 assets and liabilities. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the rollforward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. We adopted this guidance effective for the first quarter of 2010.

2. Investments
Investments in available-for sale securities are summarized as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
March 31, 2010	Cost	Gains	Losses	Value
Fixed maturity securities
U.S. Government Agency	$1,921,344	$8,460	$3,724	$1,926,080
Residential mortgage-backed securities	174,625	1,271	161	175,735
Corporate bonds	17,434,283	3,239,861	35,971	20,638,173

Total fixed maturity securities	19,530,252	3,249,592	39,856	22,739,988
Equity securities	350,318	164,023	—	514,341

Total	$19,880,570	$3,413,615	$39,856	$23,254,329

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
December 31, 2009	Cost	Gains	Losses	Value
Fixed maturity securities
U.S. Government Agency	$1,921,463	$7,955	$51,235	$1,878,183
Residential mortgage-backed securities	182,835	22,403	—	205,238
Corporate bonds	17,668,199	2,796,431	37,391	20,427,239

Total fixed maturity securities	19,772,497	2,826,789	88,626	22,510,660
Equity securities	350,318	98,166	—	448,484

Total	$20,122,815	$2,924,955	$88,626	$22,959,144

2. Investments (continued)
The following table summarizes, for all securities in an unrealized loss position as of the balance sheet dates, the estimated fair value, pre-tax gross unrealized loss and number of securities by length of time that those securities have been continuously in an unrealized loss position.

March 31, 2010	Fair Value	Loss	Securities
Fixed maturity securities
Less than 12 months
U.S. Government agency	$545,941	$3,563	2
Residential MBS	126,490	161	1
Greater than 12 months
U.S. Government agency	104,813	161	1
Corporate bonds	629,684	35,971	4

Total fixed maturity securities	$1,406,928	$39,856	$8

		Unrealized	Number of
December 31, 2009	Fair Value	Loss	Securities
Fixed maturity securities
Less than 12 months
U.S. Government agency	$1,676,246	$51,235	6
Corporate bonds	742,087	37,391	5

Total fixed maturity securities	$2,418,333	$88,626	11

There were no equity securities in an unrealized loss position at March 31, 2010 and December 31, 2009.
As of March 31, 2010, all of the above fixed maturity securities had a fair value to cost ratio equal to or greater than 86% and the equity securities noted above had a fair value to cost ratio of over 100%. As of December 31, 2009, all of the above fixed maturity securities had a fair value to cost ratio equal to or greater than 86% and the equity securities noted above had a fair value to cost ratio of 100%. At March 31, 2010 and December 31, 2009, fixed maturity securities were 84.1% and 87%, respectively, investment grade, as rated by Standard & Poor’s.
The Company’s decision to record an impairment loss is primarily based on whether the security’s fair value is likely to remain significantly below its book value in light of all the factors considered. Factors that are considered include the length of time the security’s fair value has been below its carrying amount, the severity of the decline in value, the credit worthiness of the issuer, and the coupon and/or dividend payment history of the issuer. The Company also assesses whether it intends to sell or whether it is more likely than not that it may be required to sell the security prior to its recovery in value. For any fixed maturity securities that are other-than-temporarily impaired, the Company determines the portion of the other-than-temporary impairment that is credit-related and the portion that is related to other factors. The credit-related portion is the difference between the expected future cash flows and the amortized cost basis of the fixed maturity security, and that difference is charged to earnings. The non-credit-related portion representing the remaining difference to fair value is recognized in other comprehensive income (loss). Only in the case of a credit-related impairment where management has the intent to sell the security, or it is more likely than not that it will be required to sell the security before recovery of its cost basis, is a fixed maturity security adjusted to fair value and the resulting losses recognized in realized gains (losses) in the consolidated statements of income. Any other-than-temporary impairments on equity securities are recorded in the consolidated statements of income in the periods incurred as the difference between fair value and cost. Based on our review, the Company experienced no other-than-temporary impairments during the quarters ended March 31, 2010 and 2009.

2. Investments (continued)
Net unrealized gains for investments classified as available-for-sale are presented below, net of the effect of deferred income taxes and deferred acquisition costs assuming that the appreciation had been realized.

	March 31,	December 31,
	2010	2009
Unrealized appreciation on available-for-sale securities	$3,373,759	$2,836,329
Adjustment to deferred acquisition cost	(4,402)	(4,284)
Deferred income taxes	(31,662)	34,999

Net unrealized appreciation on available-for-sale securities	$3,337,695	$2,867,044

The amortized cost and fair value of fixed maturity securities at March 31, 2010, by contractual maturity, are presented below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale
	Amortized	Fair
	Cost	Value
Due in one year or less	$504,572	$578,096
Due in one year through five years	5,605,534	6,601,406
Due after five years through ten years	8,005,634	9,302,685
Due after ten years	5,239,887	6,082,066
Due at multiple maturity dates	174,625	175,735

	$19,530,252	$22,739,988

Proceeds from the sale and maturity of investments in available-for-sale securities for the three months ended March 31, 2010 and 2009 were $364,670 and $509,907, respectively. Gross gains of $49,408 and $0 and gross losses of $296 and $0 were realized on the three month periods ended March 31, 2010 and 2009, respectively.
Presented below is investment information, including the accumulated change in net unrealized investment gains or losses for the three months ended March 31, 2010 and 2009. Additionally, the table shows the amount of realized investment gains on fixed maturities and equity securities for the three months ended March 31, 2010 and 2009.

	Three Months Ended March 31,
	2010	2009
Change in unrealized investment gains and (losses)
Available-for-sale securities
Fixed maturities	$471,573	$(287,474)
Equity securities	65,857	(23,922)

Realized investment gains and losses
Fixed maturities	49,112	—
Equity securities	—	—

2. Investments (continued)
Major categories of net investment income are summarized as follows:

	Three Months Ended March 31,
	2010	2009
Fixed maturities	$506,284	$402,927
Equity securities	2,144	4,103
Mortgage loans	23,868	25,566
Real estate	86,985	60,587
Short-term and other investments	17,414	84,442

Gross investment income	636,695	577,625
Investment expenses	(58,824)	(2,547)

Net investment income	$577,871	$575,078

3. Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the measurement date. The Company also considers the impact on fair value of a significant decrease in volume and level of activity for an asset or liability when compared with normal activity.
The Company holds fixed maturities and equity securities that are measured and reported at fair market value on the balance sheet. The Company determines the fair market values of its financial instruments based on the fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value, as follows:
Level 1 — Quoted prices in active markets for identical assets or liabilities. The Company’s Level 1 assets and liabilities include fixed maturities and equity securities that are traded in an active exchange market, as well as certain U.S. Treasury securities that are highly liquid and are actively traded in over-the-counter markets.
Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. The Company’s Level 2 assets and liabilities include fixed maturities with quoted prices that are traded less frequently than exchange-traded instruments or assets and liabilities whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes U.S. Government and agency mortgage-backed debt securities and corporate debt securities.
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The Company’s Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain private equity investments and asset-backed securities where independent pricing information was not able to be obtained for a significant portion of the underlying assets.

3. Fair Value Measurements (continued)
The Company has categorized its financial instruments, based on the priority of the inputs to the valuation technique, into the three-level fair value hierarchy. If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument. A review of fair value hierarchy classifications is conducted on a quarterly basis. Changes in the valuation inputs, or their ability to be observed, may result in a reclassification for certain financial assets or liabilities. Reclassifications impacting Level 3 of the fair value hierarchy are reported as transfers in/out of the Level 3 category as of the beginning of the quarter in which the reclassifications occur.
The following table presents the Company’s fair value hierarchy for those financial instruments measured at fair value on a recurring basis as of March 31, 2010 and December 31, 2009.

March 31, 2010	Level 1	Level 2	Level 3	Total
Fixed maturities, available for sale
U.S. government agency	$—	$1,926,080	$—	$1,926,080
Corporate	—	20,638,173	—	20,638,173
Residential MBS	—	175,735	—	175,735

Total fixed maturities	$—	$22,739,988	$—	$22,739,988

Equity securities
Mutual funds	$81,850	$—	$—	$81,850
Corporate common stock	397,491	—	35,000	432,491

Total equity securities	$479,341	$—	$35,000	$514,341

December 31, 2009	Level 1	Level 2	Level 3	Total
Fixed maturities, available for sale
U.S. government agency	$—	$1,878,183	$—	$1,878,183
Corporate	—	20,427,239	—	20,427,239
Residential MBS	—	205,238	—	205,238

Total fixed maturities	$—	$22,510,660	$—	$22,510,660

Equity securities
Mutual funds	$80,150	$—	$—	$80,150
Corporate common stock	333,334	—	35,000	368,334

Total equity securities	$413,484	$—	$35,000	$448,484

At March 31, 2010 and December 31, 2009, Level 3 financial instruments consisted of one private placement common stock that has no active trading. This stock represents an investment in a small development stage insurance holding company. The fair value for this security was determined through the use of unobservable assumptions about market participants. The Company has assumed a willing market participant would purchase the securities for the same price as the Company paid until such time as the development stage company commences operations. Fair values for Level 1 and Level 2 assets are primarily based on quoted prices in the market obtained via pricing services, which use observable inputs in developing such rates.
There were no changes in the fair value of our Level 3 financial instruments for the three months ended March, 2010 and 2009.

3. Fair Value Measurements (continued)
There were no transfers of securities between Level 1 and Level 2 during the three months ended March 31, 2010 and 2009.
Fair Value of Financial Instruments
The following disclosure contains the estimated fair values of financial instruments, as of March 31, 2010 and December 31, 2009. The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment was required to interpret market data to develop these estimates. Accordingly, the estimates are not necessarily indicative of the amounts which could be realized in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the fair value amounts.

	March 31, 2010		December 31, 2009
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Assets
Fixed maturities	$22,739,988	$22,739,988	$22,510,660	$22,510,660
Equity securities	514,341	514,341	448,484	448,484
Mortgage loans on real estate
Residential	—	—	110,000	110,000
Commercial	1,222,173	1,263,200	1,255,953	1,298,765
Policy loans	331,786	331,786	335,022	335,022
Other long-term investments	5,234,558	5,299,875	4,975,188	5,086,736
Cash and cash equivalents	9,391,286	9,319,286	7,080,692	7,080,692
Loans from premium financing	2,258,302	2,258,302	2,749,830	2,749,830

Liabilities
Policyholders’ account balances	$25,641,521	24,204,163	$24,417,483	22,730,469
Policy claims	295,087	295,087	289,273	289,273
The following methods and assumptions were used in estimating the “fair value” disclosures for financial instruments in the accompanying financial statements and notes thereto:
Fixed Maturities and Equity Securities
The fair value of fixed maturities and equity securities are based on the principles previously discussed.

3. Fair Value Measurements (continued)
Mortgage Loans on Real Estate
The fair values for mortgage loans are estimated using discounted cash flow analyses, using the actual spot rate yield curve in effect at the end of the period.
Cash and Cash Equivalents and Policy loans
The carrying value of these financial instruments approximates their fair values.
Other Long-Term Investments
Other long-term investments are comprised of lottery prize receivables and fair value is derived by using a discounted cash flow approach. Projected cash flows are discounted using applicable rates.
Loans from Premium Financing
The carrying value of loans from premium financing is net of unearned interest and any estimated loan losses and approximates fair value. Estimated loan losses were $380,296 and $318,826 at March 31, 2010 and December 31, 2009, respectively.
Investment Contracts — Policyholders’ Account Balances
The fair value for liabilities under investment-type insurance contracts (accumulation annuities) is calculated using a discounted cash flow approach. Cash flows are projected using actuarial assumptions and discounted to the valuation date using risk-free rates adjusted for credit risk and the nonperformance risk of the liabilities.
The fair values for insurance contracts other than investment-type contracts are not required to be disclosed.
Policy Claims
The carrying amounts reported for these liabilities approximate their fair value

4. Segment Data
The Company operates in three segments as shown in the following table. Given the limited nature of each subsidiary’s operations, the Company has a life insurance segment, consisting of the operations of TLIC, and a premium financing segment, consisting of the operations of FTCC and SIS. Results for the parent company, after elimination of intercompany amounts, are allocated to the corporate segment.

	For the three months ended March 31,
	2010	2009
Revenues:
Life and annuity insurance operations	$2,294,318	$2,114,208
Premium finance operations	103,260	140,531
Corporate operations	20	4,399

Total	$2,397,598	$2,259,138

Income (loss) before income taxes:
Life and annuity insurance operations	$238,861	$221,542
Premium finance operations	(162,741)	(25,311)
Corporate operations	(116,330)	(79,925)

Total	$(40,210)	$116,306

5. Allowance for Loss on Premium Finance Contracts
Shown below is a progression of the Company’s allowance for loss related to loans from premium financing:

	March 31,
	2010	2009
Allowance at beginning of period	$318,826	$21,305
Additions charged to operations	61,470	18,979

Allowance at end of period	$380,296	$40,284

6. Federal Income Taxes
The provision (benefit) for federal income taxes is based on the estimated effective annual tax rate. Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance has been established due to the uncertainty of loss carryforwards and unrealized investment losses.
The Company has no known uncertain tax benefits within its provision for income taxes. In addition, the Company does not believe it would be subject to any penalties or interest relative to any open tax years and, therefore, have not accrued any such amounts. The Company files U.S. federal income tax returns and income tax returns in various state jurisdictions. The 2006 through 2009 U.S. federal tax years are subject to income tax examination by tax authorities. The Company classifies any interest and penalties (if applicable) as income tax expense in the financial statements.

7. Comprehensive Income (Loss)
The components of comprehensive income (loss), net of related federal income taxes, are as follows:

	Three Months Ended March 31,
	2010	2009
Net income (loss)	$(93,589)	$15,780
Total net unrealized gains and losses arising during the period	519,763	(250,330)
Less: Net realized investment gains	49,112	—

Net unrealized gains and losses	470,651	(250,330)

Total comprehensive income (loss)	$377,062	$(234,550)

Realized gains and losses on the sales of investments are determined based upon the specific identification method and include provisions for other-than-temporary impairments where appropriate.
8. Revolving Line of Credit
On April 30, 2009, FTCC renewed and modified its loan agreement with the First National Bank of Muskogee, to increase the revolving loan amount to $3,600,000. The loan bears interest on the outstanding principal amount for each interest period at a rate per annum equal to the sum of the J.P. Morgan Chase Prime Rate at all times in effect plus the Prime Rate Margin of .25 of one percent. The rate shall have a floor of no less than 5% at any time. FTFC is a guarantor on the loan. The loan matures May 31, 2010. At March 31, 2010, the outstanding balance on the loan was $1. The maximum amount that has been borrowed is $100,000.
9. Contingent Liabilities
Guaranty fund assessments may be taken as a credit against premium taxes over a five-year period. These assessments, brought about by the insolvency of life and health insurers, are levied at the discretion of the various state guaranty fund associations to cover association obligations. It is management’s opinion that the effect of any future assessments would not be material to the financial position or results of operations of the Company because of the use of premium tax offsets.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
     The estimated expenses payable by the Company in connection with the offering of the securities being registered are as follows:

SEC filing fee	$784
Agent recruitment and training	340,000
Legal fees and expenses	40,000
Accounting fees and expenses	40,000
Printing and mailing	20,000
Transfer agent fees	10,000
Miscellaneous	49,216

Total	$500,000

Item 14. Indemnification of Directors and Officers.
     Our Bylaws require indemnification to the extent permitted by law of any director, officer, employee, and agent who is a party or is threatened to be made a party to any action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of, the Company. Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
Item 15. Recent Sales of Unregistered Securities.
     The Company sold 2,000,000 common shares at $.10 per share to its organizing shareholders in April of 2004 for total proceeds of $200,000, in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder. No underwriter was involved in connection with the issuance of our shares, and we paid no finder’s fees in the April 2004 private placement. On May 21, 2004, we undertook a private placement of 1,000,000 shares of common stock for gross proceeds of $1,250,000. This private placement, which was concluded on August 31, 2004, was conducted in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. No underwriter was involved in connection with the issuance of our shares, and we paid no finder’s fees in the private placement. On June 22, 2005 the Company registered 2,550,000 shares to be sold at $5.00 per share in an intrastate public offering with the Oklahoma Securities Commission for gross proceeds in the amount of $12,750,000 with a 10% oversale provision. The offering was sold by issuer agents registered with the Oklahoma Securities Commission. That offering was completed on February 23, 2007 with gross proceeds of $14,025,000 including the 10% oversale. The offering was sold pursuant to an exemption from registration provided by Section 3(a)(11) of the Securities Act, and Rule 147 promulgated thereunder.
Item 16. Exhibits and Financial Schedules.
(a) Exhibits
     See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

(b) Financial Statement Schedules
None.
Item 17. Undertakings.
     The registrant undertakes:
(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any additional or changed material information on the plan of distribution.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed by the registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X and are not set forth in the prospectus, to deliver, or cause to be delivered to each such person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration to be signed on its behalf by the undersigned, thereunto duly authorized in Tulsa, Oklahoma on June 23, 2010

FIRST TRINITY FINANCIAL CORPORATION an Oklahoma corporation
June 23, 2010	By:	/s/ Gregg Zahn
Gregg Zahn, President and Chief
Executive Officer

June 23, 2010	By:	/s/ William Lay
William Lay, Treasurer, Chief Financial Officer
and Chief Accounting Officer

POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints each of Gregg Zahn and William Lay, or any of them, as his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-1 and any and all amendments including post-effective amendments thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities described herein which are the subject of such Registration Statement, as the case may be, which amendments may make such changes in such Registration Statement, as the case may be, as such attorney may deem appropriate, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do in person, hereby ratifying and approving all acts of any such attorney or substitute.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By	/s/Gregg Zahn Gregg Zahn	President, Chief Executive Officer and Director	June 23, 2010

	* Scott J. Engebritson	Chairman of the Board and Director	June 23, 2010

	/s/ William S. Lay William S. Lay	Secretary, Treasurer, Chief Financial Officer, Chief Accounting Officer, Controller and Director	June 23, 2010

	* John R. Perkins	Director	June 23, 2010

	* H. Bryan Chrisman	Director	June 23, 2010

	* Bill H. Hill, Director	Director	June 23, 2010

	* Charles Wayne Owens	Director	June 23, 2010

	* George E. Peintner	Director	June 23, 2010

	* G. Wayne Pettigrew	Director	June 23, 2010

	* Gary L. Sherrer	Director	June 23, 2010

	* Shannon B. Young	Director	June 23, 2010

*By	/s/ Gregg Zahn Attorney-in-fact		June 23, 2010

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed June 17, 2009.

3.2	By-laws, as amended and restated, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed May 1, 2009.

4.1	Specimen Stock Certificate, incorporated by reference to Exhibit 4 to the Company’s Registration Statement on Form 10SB12G filed April 30, 2007.

5.1*	Opinion of Cooper & Newsome PLLP.

10.1	Administrative Service Agreement between TLIC (formerly FLAC) and IHLIC, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 17, 2009.

10.2	Lease Agreement, incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form 10SB12G filed April 30, 2007.

10.3	Reinsurance Agreement with Investors Heritage Life Insurance Company is incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form 10SB12G/A filed July 23, 2007

10.4	Reinsurance Agreement with Munich American Reinsurance Company is incorporated by reference to Exhibit 10.4 to the Company’s registration statement on Form 10SB12G/A filed July 23, 2007

10.5
First Amendment to Lease Agreement between First Trinity Financial Corporation and Amejak Limited Partnership dated July 1, 2008, incorporated by reference to Exhibit 10.6 to the Company’s Annual report on Form 10-K filed April 14, 2009.

10.6
Lease Agreement dated July 10, 2006 between First Life America Corporation and the United States of America, incorporated by reference to Exhibit 10.7 of the Company’s Annual Report on Form 10-K filed April 14, 2009.

10.7
Lease Agreement dated August 2, 2006 between First Life America Corporation and the United States of America, incorporated by reference to Exhibit 10.8 of the Company’s Annual Report on Form 10-K filed April 14, 2009.

10.8	Employment Agreement of William S. Lay, dated April 18, 2009, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 22, 2009.

10.9
Loan agreement between First Trinity Capital Corporation and First National Bank of Muskogee dated March 12, 2009, incorporated by reference to the company’s Quarterly Report on form 10-Q filed May 15, 2009.

EXHIBIT INDEX (continued)

Exhibit No.	Description

10.10
Loan guaranty agreement between First Trinity Capital Corporation and First National Bank of Muskogee dated March 12, 2009, incorporated by reference to the company’s Quarterly Report on form 10-Q filed May 15, 2009.

10.11
Administrative Services Agreement between First Life America Corporation and Investors Heritage Life Insurance Company dated June 16, 2009, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 17, 2009.

10.12
First Amendment to Administrative Services Agreement between Trinity Life Insurance Company and Investors Heritage Life Insurance Company incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed June 17, 2009.

10.13	Amendment to Employment Agreement of William S. Lay dated April 23, 2010, incorporated by reference to Exhibit 10.1 of the Company’s Current Report of Form 8-K filed April 28, 2010.

10.14	Employment Agreement of Gregg Zahn, President, dated June 7, 2010, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed June 11, 2010.

10.15
Second Amendment to Lease Agreement between First Trinity Financial Corporation and Amejak Limited Partnership dated June 16, 2010, incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed June 22, 2010.

21.1	Subsidiaries of First Trinity Financial Corporation incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K filed April 15, 2010.

23.1*	Consent of Cooper & Newsome PLLP (included as part of its opinion filed as Exhibit 5.1 hereto).

23.2	Consent of Kerber, Eck and Braeckel, LLP. incorporated by reference to Exhibit 23.2 of the Company’s Pre-Effective Amendment No. 1 to Registration Statement on Form S-1 filed May 17, 2010.

24.1	Powers of Attorney (included in the signature pages hereto, and incorporated herein by reference)

99.1	Oklahoma Insurance Holding Company Disclaimer of Control of Gregg Zahn, incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form 10SB12G filed on April 20, 2007.

99.2	Form of Promotional Shares Escrow Agreement (six year restriction), is incorporated by reference to Exhibit 99.2 to the Company’s Registration Statement on Form 10SB12G filed April 20, 2007.

99.3	Form of Promotional Shares Escrow Agreement (four year restriction), is incorporated by reference to Exhibit 99.3 to the Company’s Registration Statement on Form 10SB12G filed on April 20, 2007.

99.4
Termination of Oklahoma Insurance Holding Company Disclaimer of Control between the Oklahoma Department of Insurance and Gregg Earl Zahn dated August 2, 2007 is incorporated by reference to Exhibit 99.4 to the Company’s Form 10-K filed on March 31, 2008.

99.5	First Life America Corporation unaudited financial statements for the period ending September, 30, 2008, incorporated by reference to the Company’s Form 10-K filed on April 14, 2009.

EXHIBIT INDEX (continued)

Exhibit No.	Description

99.6	First Life America Corporation audited financial statements for the years ended December 31, 2007 and 2006, incorporated by reference to the Company’s Form 10-K filed on April 14, 2009.

99.7	Pro forma condensed financial information for the acquisition of First Life America Corporation on December 23, 2008, incorporated by reference to the Company’s Form 10-K filed on April 14, 2009.

99.8	Form R Oklahoma Redomestication Application of First Life America Corporation, incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed June 17, 2009.

99.9	Completion of acquisition of First Life America Corporation incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed January 26, 2009.

99.10*	Subscription Agreement as amended

99.11*	Subscription Escrow Agreement

* Filed herewith